Exhibit 10.10

EXECUTION VERSION

Deal CUSIP Number: 20341UAA7

Revolving Credit Facility CUSIP Number: 20341UAB5

Term Loan CUSIP Number: 20341UAC3

CREDIT AGREEMENT

Dated as of April 24, 2015

among

COMMUNICATIONS SALES & LEASING, INC.,

as a Borrower,

CSL CAPITAL, LLC,

as a Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer

BANK OF AMERICA, N.A., J.P. MORGAN SECURITIES LLC, BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC.,

ROYAL BANK OF CANADA, SUNTRUST ROBINSON HUMPHREY, INC. and WELLS

FARGO SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners for the Revolving Credit Facility

J.P. MORGAN SECURITIES LLC, BANK OF AMERICA, N.A., BARCLAYS BANK PLC,

BNP PARIBAS, CITIGROUP GLOBAL MARKETS INC., COBANK, ACB, CREDIT

SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN

SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC., MUFG UNION

BANK, N.A., ROYAL BANK OF CANADA, SUNTRUST ROBINSON HUMPHREY, INC.

and WELLS FARGO SECURITIES LLC,

as Joint Lead Arrangers and Bookrunners for the Term Loans

J.P. MORGAN SECURITIES LLC,

as Syndication Agent

BARCLAYS BANK PLC, BNP PARIBAS, CITIBANK, N.A., COBANK, ACB, CREDIT

SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN

SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING INC., MUFG UNION

BANK, N.A., ROYAL BANK OF CANADA, SUNTRUST BANK and WELLS FARGO

BANK, N.A.

as Co-Documentation Agents

i

SCHEDULES

1.01A	Commitments
1.01B	Letter of Credit Commitments
1.01E	Existing Investments
5.08(b)	Environmental Matters
5.11	Subsidiaries and Other Equity Investments
6.13(a)	Certain Collateral Documents
7.01(g)	Existing Liens
7.02(b)	Existing Indebtedness
7.07	Existing Transactions with Affiliates
7.08	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Security Agreement
G-1	Perfection Certificate
G-2	Perfection Certificate Supplement
H	[Reserved]
I-1	Intercreditor Agreement
I-2	Second Lien Intercreditor Agreement
J-1	United States Tax Compliance Certificate
J-2	United States Tax Compliance Certificate
J-3	United States Tax Compliance Certificate
J-4	United States Tax Compliance Certificate
K	Solvency Certificate
L	Dutch Auction Procedures

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 24, 2015 among Communications Sales & Leasing, Inc., a Maryland corporation (“Parent”), CSL Capital, LLC, a Delaware limited liability company (“CSL Capital”), the Guarantors party hereto from time to time, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A. (“Bank of America”), as Administrative Agent (this and each other capitalized term used in the introduction and preliminary statements to this agreement having the respective meanings given to them in Article 1), Collateral Agent, the Swing Line Lender and an L/C Issuer.

PRELIMINARY STATEMENTS

The Borrowers have requested that (i) on the Closing Date, the Term Lenders lend to the Borrowers Term Loans in an initial principal amount of $2,140,000,000 in order to finance the Transactions as well as costs and expenses incurred in connection therewith and (ii) from time to time, the Revolving Credit Lenders make Revolving Credit Loans and Swing Line Loans to the Borrowers and the L/C Issuers issue on the account of the Borrowers and their respective Subsidiaries Letters of Credit.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Opinion” has the meaning set forth in Section 6.01(a).

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided, that each Additional Refinancing Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.06(b)(iii)(B) for an assignment of Loans to such Additional Refinancing Lender, solely to the extent such consent would be required for any assignment to such Lender.

“Additional Revolving Borrower Joinder” means the joinder hereto by any Loan Party, as an additional joint and several Borrower under the Revolving Credit Facility pursuant to a joinder agreement among the Administrative Agent, Parent and such Loan Party in form and substance reasonably acceptable to the Administrative Agent.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Parent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise (it being understood and agreed that “control” will not be deemed to exist solely as a result of the possession of registration rights with respect to any securities of such Person); provided that, in no event shall Windstream Holdings or any of its Subsidiaries be deemed to be an Affiliate of Parent or any of its Subsidiaries solely as a result of its ownership of not more than 19.9% of the Capital Stock of Parent.

“Affiliate Transaction” has the meaning set forth in Section 7.07(a).

“Agent Parties” has the meaning set forth in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, the Co-Documentation Agents and the Syndication Agent.

2

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this credit agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, at any time, with respect to any Term Loan or other Indebtedness, the weighted average yield to stated maturity of such Term Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other creditors advancing such Term Loan or other Indebtedness with respect thereto (but not arrangement or underwriting fees paid to an arranger for their account) and to any interest rate “floor” (with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity). Notwithstanding the foregoing, any “floor” or minimum rate shall only be taken into account in calculating the All-In Yield to the extent such “floor” or minimum rate exceeds the Eurodollar Rate then in effect (without giving effect to last proviso in the definition of “Eurodollar Rate”).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” has the meaning set forth in the definition of “Applicable Rate”.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Term Loans, 4.00% in the case of Eurodollar Rate Loans and 3.00% in the case of Base Rate Loans; and

(b) with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurodollar Rate Loans, 2.00%, (B) for Base Rate Loans, 1.00%, (C) for Letter of Credit fees, 2.00% and (D) for unused commitment fees, 0.50% and (ii) thereafter, the following percentages per annum, based upon the Consolidated Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

3

Applicable Rate

Pricing Level	Consolidated Secured Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate
1	< 3.75:1.00	1.75%	0.75%
2	> 3.75:1.00 but < 4.25:1.00	2.00%	1.00%
3	> 4.25:1.00	2.25%	1.25%

Pricing Level	Consolidated Secured Leverage Ratio	Unused Commitment Fee Rate
1	< 3.50:1.00	0.40%
2	> 3.50:1.00	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that upon the request of the Required Class Lenders for the Revolving Credit Facility, the highest Pricing Level in the above chart shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply up to and including the date on which such Compliance Certificate is so delivered (and thereafter the applicable Pricing Level in the above chart otherwise determined in accordance with this definition shall apply). In the event that any Compliance Certificate is shown by the Administrative Agent to be inaccurate (whether as a result of an inaccuracy in the financial statements on which such Compliance Certificate is based, a mistake in calculating the applicable Consolidated Secured Leverage Ratio or otherwise) at any time that this Agreement is in effect and any Loans or Commitments are outstanding such that the Applicable Rate for any period (an “Applicable Period”) should have been higher than the Applicable Rate applied for such Applicable Period, then (i) Parent shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period; (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrowers); and (iii) the Borrowers shall pay to the Administrative Agent promptly (and in no event later than five (5) Business Days after the date such corrected Compliance Certificate is delivered) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following the date such corrected Compliance Certificate is

4

delivered. The Borrowers’ Obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders, and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means (i) with respect to the Revolving Credit Facility, Bank of America, J.P. Morgan Securities LLC, Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities LLC and (ii) with respect to the Term Loans, J.P. Morgan Securities LLC, Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Inc., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities LLC, in each case in their respective capacities as lead arrangers and/or lead bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii), and accepted by the Administrative Agent, in substantially the form of Exhibit E hereto or any other form (including electronic documentation generated by any electronic platform) approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the (i) audited special purpose statements of assets contributed and liabilities assumed as of December 31, 2014 and 2013 and the audited special purpose statements of revenues and direct expenses for the years ended December 31, 2014, 2013 and 2012 of the consumer Competitive Local Exchange Carrier business of Windstream Holdings and (ii) the audited balance sheets of the Distributions Systems of Windstream Holdings as of December 31, 2014 and 2013.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Amount” means, at any time, the sum of (a) $50 million plus (b) 95% of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the

5

amount of such loss) for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Closing Date occurs to the end of Parent’s most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) at the time of such Restricted Payment plus (c) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by Parent, of marketable securities or other property received at or prior to such time by Parent or, in connection with “UPREIT” acquisitions, by CSL National following the Closing Date from the issue or sale of (i) Equity Interests of Parent or CSL National and (ii) Indebtedness or Disqualified Stock of Parent or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of Parent (provided, however, that this clause (ii) shall not include the proceeds of (x) Equity Interests, Indebtedness or Disqualified Stock of Parent or CSL National sold to a Restricted Subsidiary or Parent or (y) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock) plus (d) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by Parent, of marketable securities or other property contributed to the capital of Parent or, in connection with “UPREIT” acquisitions, of CSL National following the Closing Date (other than by a Restricted Subsidiary or Parent) at or prior to such time minus (e) the aggregate amount of Restricted Payments made in reliance on the final paragraph of Section 7.05 at or prior to such time minus (f) the aggregate amount of Restricted Payments made in reliance on Section 7.05(a) at or prior to such time minus (g) the aggregate amount of Investments made in reliance on clause (s) of the definition of “Permitted Investment” at or prior to such time.

“Bank of America” has the meaning set forth in the introductory paragraph to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate plus 1.00%; provided, that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided, further, that for purposes of this clause (c), the Base Rate with respect to Term Loans will be deemed not to be less than 2.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such base rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrowers” means (a) Parent and CSL Capital, on a joint and several basis and (b) in the case of the Revolving Credit Facility only, shall include such other Loan Parties (all of which shall, for the avoidance of doubt, be organized under the laws of the United States or any state thereof), on a joint and several basis, with the other Borrowers (all of which, if any, shall be Subsidiaries of CSL Capital), as may be requested by Parent upon

6

at least ten (10) Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree); provided that, in respect of each Person that becomes a Borrower under the Revolving Credit Facility pursuant to this clause (b), (i) such Loan Party shall have executed an Additional Revolving Borrower Joinder, (ii) Parent shall have provided (or caused to be provided) such legal opinions and other documentation reasonably requested by the Administrative Agent (and, with respect to documentation that may be necessary to comply with “know your customer” and other applicable laws and regulations, any Revolving Credit Lender) and consistent with the documentation delivered under Section 4.01 with respect to the Borrowers on the Closing Date (subject to updates given the post-closing nature of such documentation and including any additional information that may be necessary to comply with “know your customer” and other applicable laws and regulations; provided that all such information shall be delivered to the Administrative Agent no less than ten (10) consecutive days prior to such Loan Party’s designation as a Borrower), (iii) such Person shall thereafter comply with the provisions of this Agreement applicable to Borrowers, including Section 10.22, and (iv) the funding of Loans to such Loan Party by any Revolving Credit Lender shall not violate any Requirement of Law or policy applicable to such Revolving Credit Lender.

“Borrower Materials” has the meaning assigned to such term in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank eurodollar market.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

7

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Lease” means any lease that has been or should be, in accordance with GAAP, recorded as a capitalized lease.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Bank of America (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means:

(a) United States dollars;

(b) (A) euro, or any national currency of any member state of the European Union; or (B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(d) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) or (h) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within twenty-four (24) months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither

8

Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of twenty-four (24) months or less from the date of acquisition;

(i) Investments with average maturities of twenty-four (24) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(j) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above).

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Casualty Event” means any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and

9

all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:

(a) Parent consolidates with, or merges with or into, another Person, or Parent, directly or indirectly, sells, leases or transfers all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries, taken as a whole (other than by way of merger or consolidation), in one or a series of related transactions, or any Person consolidates with, or merges with or into, Parent, in any such event other than pursuant to a transaction (a “Permitted Holdco Transaction”) in which the Persons that beneficially owned the shares of Parent’s Voting Stock immediately prior to such transaction beneficially own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person;

(b) The acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of greater than 50% of the total voting power of the Voting Stock of Parent (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of Parent);

(c) during any period of two (2) consecutive years, individuals who at the beginning of such period were members of the board of directors (or equivalent body) of Parent (together with any new members thereof whose election by such board of directors (or equivalent body) or whose nomination for election by holders of Capital Stock of Parent was approved by a vote of a majority of the members of such board of directors (or equivalent body) then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors (or equivalent body) then in office;

(d) the approval of any plan or proposal for the winding up or liquidation of Parent, CSL Capital or CSL National;

(e) (i) Parent ceases to (A) at any time that CSL National is a limited liability company or partnership, either be the sole general partner or managing member of, or wholly own and control, directly or indirectly, the sole general partner or managing member of, CSL National, in each case to the extent applicable or (B) at any time that CSL National is a corporation, beneficially own, directly or indirectly, greater than 50%

10

of the total voting power of the Voting Stock of CSL National, (ii) Parent ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of CSL Capital or any other Borrower or (iii) Parent ceases to beneficially own, directly or indirectly, 100% of the Equity Interests of CSL National GP, LLC; or

(f) a “change of control” (or similar event) shall occur under the Senior Secured Notes Indenture, the Senior Unsecured Notes Indenture or any Indebtedness for borrowed money or any Disqualified Stock, in each case incurred by any Loan Party as permitted under Section 7.02 with an aggregate outstanding principal amount in excess of the Threshold Amount; provided, that this clause (f) shall not apply to the occurrence of any such event with respect to any Indebtedness permitted under Section 7.02(b)(xiii)(y) if the sole consequence thereof is to give the holders of the applicable Indebtedness a Repurchase Right, so long as, within 120 days following the date on which such Repurchase Right arises, the holders of such Indebtedness no longer have a Repurchase Right with respect to such Indebtedness (including as a result of the repayment, repurchase, redemption or defeasance of such Indebtedness or the satisfaction by the obligor in respect of such Indebtedness of its obligation to offer to prepay, repurchase, redeem or defease such Indebtedness (and, if applicable, to actually prepay, repurchase, redeem or defease such Indebtedness) in accordance with the terms thereof).

For purposes of this definition, (x) any direct or indirect holding company of Parent shall not itself be considered a “Person” or “group” for purposes of clause (b) above; provided, that no “Person” or “group” beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company and (y) for the avoidance of doubt, any Permitted Holdco Transaction shall not constitute a “Change of Control” pursuant to any clause of this definition.

“Class” means (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders or Lenders of any particular tranche thereof, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Commitments or Commitments of any particular tranche thereof (including any Other Revolving Credit Commitments and any Other Term Loan Commitments), and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans or Loans of any particular tranche thereof (including any Other Revolving Credit Loans and any Other Term Loans).

“Closing Date” the date on which the conditions precedents set forth in Section 4.01 are satisfied or duly waived.

“Closing Date Transactions” means, collectively (a) the funding of the Loans on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (b) the Closing Date Transfers, and (c) the payment of Closing Date Transaction Expenses.

“Closing Date Transaction Expenses” means any fees or expenses incurred or paid by Parent (or any direct or indirect parent of Parent) or any of their respective

11

Subsidiaries in connection with the Closing Date Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Closing Date Transfers” means one or more transfers by Parent on the Closing Date of any of the following: (x) a portion of the cash proceeds of the Term Loans and the Senior Notes, (y) Term Loans and Senior Notes and (z) common stock of Parent to Windstream or an indirect wholly-owned Subsidiary of Windstream, in exchange for the contribution by Windstream or its Subsidiaries, pursuant to the Transfer Agreements, of certain of their assets to Parent or its Subsidiaries.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Security Agreement, all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets a Lien in which is granted or purported to be granted pursuant to any Collateral Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages (if any), the Intellectual Property Security Agreements (if any), Deposit Account Control Agreements (as defined in the Security Agreement) or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Support Parties” means (a) the Loan Parties and (b) each other Subsidiary (i) that is an Excluded Subsidiary pursuant to clause (c) of the definition thereof and (ii) all Equity Interests in which, and all Indebtedness owing to any Loan Party of which, shall have been pledged and delivered to the Collateral Agent (in the case of any certificates representing such Equity Interests and intercompany notes representing such Indebtedness, to the extent otherwise required pursuant to any Collateral Document).

“Commitment” means a Term Commitment or a Revolving Credit Commitment of any Class or of multiple Classes, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

12

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by:

(A) provision for taxes based on income or profits or capital gains, including, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(B) Consolidated Interest Expense of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(x) and (a)(y) thereof, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income); plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(D) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred in accordance with this Agreement (including any amendment, modification or refinancing thereof) (whether or not successful), including such fees, expenses or charges related to (i) the offering of the Senior Notes or under the Loan Documents, (ii) any amendment or other modification of the Senior Notes or the Loan Documents, and (iii) the other Transactions and the Purging Distributions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

13

(E) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring and integration costs incurred in connection with acquisitions, mergers or consolidations after the Closing Date and costs related to the closure and/or consolidation of facilities; plus

(F) any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(G) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(H) any costs or expense incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(I) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by Parent in good faith to be reasonably anticipated to be realizable within twelve (12) months of the date of any Investment, acquisition, disposition, merger, consolidation or other action being given pro forma effect (including, without limitation, the Transactions) (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) steps have been taken for realizing such cost savings, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of Parent) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (I) in any Test Period shall not exceed 15% of Consolidated EBITDA (prior to giving effect to such add backs); provided, further that no such addbacks pursuant to this clause (I) shall be made to the extent duplicative of any other addback to Consolidated EBITDA made under this Agreement, whether pursuant to Section 1.08 or otherwise; plus

14

(J) to the extent not included in Consolidated Net Income, the amount of business interruption insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of business interruption insurance proceeds shall only be included pursuant to this clause (J) to the extent of the amount of business interruption insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (J)) does not exceed Consolidated EBITDA attributable to such property during the most recent period that such property was fully operational (or if such property has not been fully operational for the most recent period prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(A) any net loss or gain, respectively, resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable, and

(B) any net loss or gain, respectively, resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk);

provided that, for the fiscal quarter ended (A) June 30, 2014, Consolidated EBITDA shall be deemed to be $162.8 million, (B) September 30, 2014, Consolidated EBITDA shall be deemed to be $163.1 million and (C) December 31, 2014, Consolidated EBITDA shall be deemed to be $163.1 million. For the period from January 1, 2015, through March 31, 2015, and the period from April 1, 2015, through the date of the Separation, Consolidated EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Separation occurred at the beginning of such period, as reasonably determined by a Responsible Officer.

Consolidated EBITDA shall be further adjusted:

(A) to include the Consolidated EBITDA of any Unrestricted Subsidiary that is designated and converted into a Restricted Subsidiary during such period based on the Consolidated EBITDA of such Person (or attributable to such property, business

15

or asset) for such period (including the portion thereof occurring prior to such acquisition or designation), determined as if references to a Person and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries; and

(B) to exclude the Consolidated EBITDA of any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such period based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to a Person and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees); plus

(b) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(c) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of Parent) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs and curtailments or modifications to post-retirement employee benefit plans shall be excluded;

16

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(c) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Parent, shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary in respect of such period;

(f) the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(h) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions, the Purging Distributions

17

and any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(k) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded;

(l) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded;

(m) any expenses or reserves for liabilities shall be excluded to the extent that Parent or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Parent or any of its Restricted Subsidiaries is not actually indemnified prior to the date that is 365 days after the date of occurrence of the indemnifiable event shall reduce Consolidated Net Income for the period in which it is determined that Parent or such Restricted Subsidiary will not be indemnified (or, if earlier, for the period in which the date that is 365 days after the date of the occurrence of the indemnifiable event occurs) (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (m)); and

(n) losses, to the extent covered by insurance and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within six (6) months and (ii) in fact reimbursed within one (1) year of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within one (1) year), with respect to liability or casualty events or business interruption shall be excluded.

“Consolidated Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Debt of Parent and its Restricted Subsidiaries on such date that is secured by Liens, to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, for purposes of the definition of “Maximum Incremental Facilities Amount”, for which internal financial statements are available).

18

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, Indebtedness evidenced by bonds, notes, debentures or similar instruments, unreimbursed amounts in respect of drawings under letters of credit and Capitalized Lease Obligations.

“Consolidated Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Debt of Parent and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, for purposes of Section 7.02(a), Section 7.02(b)(xiii) and Section 7.05(a), for which internal financial statements are available).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation; or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Co-Documentation Agents” means Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Bank and Wells Fargo Bank, N.A., as co-documentation agents.

19

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred hereunder pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, then-existing Loans or Commitments hereunder, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest, fees and premium (including tender or prepayment premium) and penalties thereon plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, plus other fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement, repurchase, retirement or extension and (ii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CSL Capital” has the meaning specified in the introductory paragraph to this Agreement.

“CSL National” means CSL National, LP, a Delaware limited partnership.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to (x) the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus (y) 2.0% per annum; provided, further, that with respect to Letter of Credit fees, the Default Rate shall be an interest rate equal to (a) the Applicable Rate with respect to Eurodollar Rate Loans plus (b) 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

20

“Defaulting Lender” means, subject to Section 2.17(d), any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (c) has notified Parent, the Administrative Agent, an L/C Issuer or a Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or generally under agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after written request by the Administrative Agent, an L/C Issuer, a Swing Line Lender or Parent to confirm in writing that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by Parent, the Administrative Agent and each L/C Issuer), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (2) an Undisclosed Administration.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by Parent) of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, conveyance, transfer or other disposition of property or assets of Parent or any of its Restricted Subsidiaries or any issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.02), whether in a single transaction or a series of related transactions.

21

“Disqualified Lenders” means (a) Persons identified in writing to the Administrative Agent prior to the commencement of general syndication of the Facilities provided hereunder on the Closing Date and (b) those Persons who are competitors of Parent or any of its Subsidiaries identified by Parent by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) from time to time after the Closing Date, and, in each case, Affiliates of such Persons that are clearly identifiable based on the name of such Affiliate (other than bona fide debt funds).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of customary offers to repurchase upon a change of control, asset sale or event of loss), in whole or in part, in each case prior to the date ninety-one (91) days after the earlier of the Latest Maturity Date at the time of issuance of such Capital Stock or the date the Loans are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or ex-changeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$”mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 10.06(b)(v).

“Eligible Assignee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any Fund or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (w) Disqualified Lenders, (x) Parent, the Borrowers and their respective Affiliates and Subsidiaries, (y) natural persons and (z) any Defaulting Lender.

22

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the Closing Date, between Parent and Windstream Holdings.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the Environment or, to the extent relating to exposure to Hazardous Materials, human health or to the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, franchise, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock (excluding Disqualified Stock) of Parent or any direct or indirect parent of Parent (provided that, in the case of a sale of stock by any such parent, the net cash proceeds thereof are contributed to Parent).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for

23

which the 30 day notice period is waived); (b) the failure of any Plan to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan; (i) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (k) the occurrence of a non-exempt “prohibited transaction” with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Loan Party or any ERISA Affiliate could otherwise be liable.

“ERISA Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) any “plan” (as defined in Section 4975 of the Code) that is subject to Section 4975 of the Code, (iii) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code or (iv) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Section 3(42) of ERISA.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for U.S. Dollar deposits with a term of one (1) month commencing that day; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

24

provided, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further, that the Eurodollar Rate with respect to Term Loans that bear interest at a rate based on clause (a) of this definition will be deemed not to be less than 1.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary (other than CSL National); (b) any Immaterial Subsidiary; (c) any Subsidiary that is prohibited by applicable Law, or by Contractual Obligations existing on the Closing Date (or, in the case of any future acquisition, as of the closing date of such acquisition, so long as such prohibition is not incurred in contemplation of such acquisition), from guaranteeing the Obligations or would require the approval, consent, license or authorization of any Governmental Authority in order to guarantee the Obligations (unless such approval, consent, license or authorization has been received); (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and Parent, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom; (e) any Foreign Subsidiary; (f) any Unrestricted Subsidiary; (g) any CFC and (h) any CFC Holdco; provided, that notwithstanding the foregoing, CSL National shall not constitute an Excluded Subsidiary under any of the foregoing clauses.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the

25

application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes or branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender becomes a party hereto or acquires such interest in the Loan or Commitment (other than pursuant to Parent’s request under Section 10.13) or (ii) such Lender designates a new Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive amounts with respect to such Taxes pursuant to Section 3.01(a) or Section 3.01(c); (c) any Taxes attributable to such Recipient’s failure to comply with Section 3.01(f); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extended Revolving Credit Commitment” has the meaning set forth in Section 2.16.

“Extended Term Loan” has the meaning set forth in Section 2.16.

“Extending Lender” has the meaning set forth in Section 2.16.

“Extension” has the meaning set forth in Section 2.16.

“Extension Offer” has the meaning set forth in Section 2.16.

“Facility” means the Term Loans, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules thereunder.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official administrative interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

26

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Financial Covenant Event of Default” has the meaning set forth in Section 8.01(b).

“Flood Disaster Protection Act” has the meaning set forth in the definition of “Flood Insurance Laws”.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto (the “Flood Disaster Protection Act”), (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004, and any regulations promulgated thereunder, as now or hereafter in effect or any successor statute or regulations thereto.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means (i) any Subsidiary which is not a Domestic Subsidiary or (ii) any Subsidiary of a Subsidiary described in the preceding clause (i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to Non-Defaulting Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

27

“Funds From Operations” means, for any period, an amount equal to the Consolidated Net Income of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in calculating Consolidated Net Income (without duplication), (1) depreciation of Real Property (including furniture and equipment), plus (2) amortization of Real Property (including below market lease amortization net of above market lease amortization) and including furniture and equipment, plus (3) amortization of customer relationship intangibles and service agreements, plus (4) amortization and early write-off of unamortized deferred financing costs, plus (5) all other non-cash charges, expenses or losses (and less any non-cash income or gains).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, subject to Section 1.03.

“Governmental Authority” means any nation or government, any state, county, provincial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(g).

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means Parent and the Restricted Subsidiaries of Parent party hereto as of the Closing Date (in the case of Parent and CSL Capital, in respect of the obligations of the other Borrowers) and those Restricted Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11, in each case (i) other than any Excluded Subsidiary and/or (ii) until released in accordance with the terms hereof.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, infectious or medical wastes that are regulated pursuant to, or the Release or exposure to which could give rise to liability under, applicable Law relating to the Environment.

“Hedge Bank” means any Person that is the Administrative Agent, an Arranger or a Lender or an Affiliate of the Administrative Agent, an Arranger, or a Lender on the

28

Closing Date or at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and (other than a Person already party hereto as a Lender) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it agreeing to be bound by Sections 9.09 and 10.05 as if it were a Lender.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary of Parent that does not have assets (after intercompany eliminations) in excess of $10 million and that is designated by Parent as an “Immaterial Subsidiary”.

“Increased Amount” has the meaning set forth in Section 7.02(b)(xii).

“Incremental Amendment” has the meaning set forth in Section 2.14(c).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the deferred and unpaid balance of the purchase price of any property, except (w) any such obligation payable solely through the issuance of Equity Interests of Parent (other than Disqualified Stock), (x) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (z) liabilities accrued in the ordinary course of business; or

(iv) representing any Hedging Obligations (valued, as of any date, at the amount of any termination payment that would be payable by such Person upon termination thereof);

29

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that any obligation of the type described in clause (iii)(y) above that appears in the liabilities section of the balance sheet of such Person shall be excluded to the extent (x) such Person is indemnified for the payment thereof or (y) amounts to be applied to the payment therefor are in escrow;

(b) all Capitalized Lease Obligations;

(c) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(d) to the extent not otherwise included, any Indebtedness of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing, respectively, Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, that for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) deferred or prepaid revenues.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.04(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Parent, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 10.07.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement, dated as of the Closing Date, by and among Windstream, individually and on behalf of its Subsidiaries that may hold certain intellectual property as described therein, CSL National LP and Talk America Services, LLC.

30

“Intellectual Property Security Agreement” has the meaning specified in Section 4.02(a).

“Intercreditor Agreement” means the First Lien/First Lien Intercreditor Agreement dated as of April 24, 2015 and attached as Exhibit I-1 hereto among Bank of America, N.A., Wells Fargo Bank, National Association, as Initial Other Authorized Representative, each additional Authorized Representative from time to time party thereto, and consented to by each Grantor from time to time party thereto.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter or, to the extent agreed by each Lender of such Eurodollar Rate Loan, twelve (12) months or one (1) week thereafter, as selected by Parent in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency, and in each such case with a “stable” or better outlook.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other

31

acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(a) “Investments” shall include the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by Parent) of the net assets of a Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent or the applicable Restricted Subsidiary, as the case may be, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) Parent’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(B) the portion (proportionate to Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by Parent) of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by Parent) at the time of such transfer.

The amount of any Investment (including any Investment in an Unrestricted Subsidiary) outstanding at any time shall be the amount actually invested (or, with respect to Investments made in the form of assets other than cash and Cash Equivalents, the fair market value thereof (as determined in good faith by Parent)) at the time such Investment was made, without giving effect to subsequent changes in value but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Parent or a Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and a Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Junior Financing” has the meaning set forth in Section 7.05.

32

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been timely reimbursed or refinanced as a Revolving Credit Borrowing in accordance with Section 2.03(c).

“L/C Commitment” mean, with respect to any L/C Issuer, the aggregate face amount of Letters of Credit that such L/C Issuer has committed, in writing, to provide subject to the terms and conditions set forth in this Agreement. The L/C Commitments of the L/C Issuers as of the Closing Date are as set forth on Schedule 1.01B.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (a) each Person identified on Schedule 1.01B and (b) any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.06(h) following the Closing Date, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and, in the case of clause (b), subject to such Lender’s acceptance of such appointment, in each case, until such Person is no longer an L/C Issuer hereunder. Any reference to “L/C Issuer” herein shall be to the applicable L/C Issuer, as appropriate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan Commitment, any Other Term Loan Commitment, any Other Revolving Credit Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loan or any Other Revolving Credit Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”, in each case, other than any such Person that ceases to be a Lender pursuant to an Assignment and Assumption.

33

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify Parent and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $30 million and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than such financing statement or similar notices filed for informational or precautionary purposes only); provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity Condition” means, as of any time of determination, that the sum of (a) cash and Cash Equivalents (other than Restricted Cash) of Parent and its Restricted Subsidiaries at such time plus (b) the aggregate amount of unused Revolving Credit Commitments at such time shall be no less than $250 million.

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Intercreditor Agreement, (e) the Second Lien Intercreditor Agreement (if any) and (f) amendments of and joinders to any Loan Documents that are deemed pursuant to their terms to be Loan Documents for purposes hereof.

34

“Loan Extension Agreement” means an agreement among the Borrowers and one or more Extending Lenders implementing the terms of any applicable Extension Offer pursuant to Section 2.16.

“Loan Parties” means, collectively, Parent, each other Borrower and each Guarantor.

“Margin Stock” has the meaning specified in Section 5.12(a).

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Master Lease” means that certain Master Lease, dated as of the Closing Date, between CSL National and the other entities set forth on Schedule 1 thereto, as Landlord (as defined therein), and Tenant, as amended, supplemented or otherwise modified.

“Master Lease Collateral” shall have the meaning specified in Section 7.01.

“Master Lease Guaranty” means any Lease Guaranty (as defined in the Master Lease) entered into pursuant to the terms of the Master Lease.

“Master Lease Properties” means, as of any date of determination, the properties then leased to Tenant pursuant to the Master Lease.

“Master Services Agreement” means the Master Services Agreement, dated as of the Closing Date, by and between Windstream, on behalf of itself and its competitive local exchange and interexchange carrier affiliates, and Talk America Services, LLC.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Parent and its Restricted Subsidiaries, taken as a whole, (b) the ability of Parent and the other Loan Parties, taken as a whole, to perform their payment obligations under this Agreement, or (c) the material rights and remedies of the Administrative Agent and the Lenders under this Agreement.

“Material Real Property” means any Real Property owned by any Loan Party; provided that such Material Real Property may exclude any individual parcel with a fair market value (as determined in good faith by Parent) not to exceed $10 million as of the Closing Date (or as of the date of acquisition of such parcel, with respect to any parcel acquired after the Closing Date). In addition, the Administrative Agent may agree, in its sole discretion, to exclude from this definition of “Material Real Property” any Building (as defined in the applicable Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Laws). In such event, notwithstanding any provision in this Agreement, any Mortgage or any other Collateral Document to the contrary, such Building or Manufactured (Mobile) Home shall not be included in this definition of “Material Real Property” and such Building or Manufactured (Mobile) Home shall not be encumbered by any Mortgage.

35

“Material Subsidiary” means any Subsidiary of Parent that is not an Immaterial Subsidiary.

“Maturity Date” means (a) with respect to the Term Loans, October 24, 2022 and (b) with respect to the Revolving Credit Facility, April 24, 2020; provided, that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Incremental Facilities Amount” means, at any date of determination, a principal amount of not greater than (a) $150 million plus (b) an unlimited amount, so long as on a Pro Forma Basis after giving effect to the incurrence of any such Incremental Term Loans, Revolving Commitment Increase or any Permitted Debt Offering (which, for the avoidance of doubt, shall be calculated after giving effect to any acquisition consummated concurrently therewith or to be consummated using the proceeds of such Incremental Term Loans, Revolving Credit Loans made pursuant to such Revolving Commitment Increase or Permitted Debt Offering and calculated giving effect to any Revolving Commitment Increase (assuming it were fully drawn) on the closing date thereof), the Consolidated Secured Leverage Ratio is equal to or less than 4.00 to 1.00 for the most recently ended Test Period for which internal financial statements are available; provided, that (x) the principal amount of any Incremental Term Loans or Revolving Commitment Increases incurred pursuant to Section 2.14 or any Permitted Debt Offerings incurred pursuant to Section 7.02(b)(xxiii), in each case, shall reduce the amount in clause (a) on a dollar-for-dollar basis until reduced to zero and (y) for purposes of determining the Maximum Incremental Facilities Amount, all Indebtedness in respect of any Permitted Debt Offering (including, for the avoidance of doubt, any debt securities (including registered debt securities) issued by any Loan Party in exchange for any such Indebtedness in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Indebtedness), and any Refinancing Indebtedness in respect thereof incurred pursuant to ?Section 7.02(b)(xii), shall be deemed to be secured by Liens regardless of whether or not so secured.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” has the meaning specified in Section 6.11(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

36

“Net Proceeds” means:

(a) with respect to any Disposition or Casualty Event, 100% of the cash proceeds actually received by Parent or any of its Restricted Subsidiaries from such Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents and Credit Agreement Refinancing Indebtedness) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Parent or any of its Restricted Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction), (iv) any repayments of Indebtedness of Parent or any of its Subsidiaries (other than the Obligations) to the extent that such Indebtedness is secured by a Lien (other than a Lien that is subordinated to the Liens securing the Obligations) on the subject property required to be repaid as a condition to the Disposition of such property or as a result of such Casualty Event and (v) in the case of any Disposition or Casualty Event by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of Parent, amounts required to be paid to any Person (other than Parent or any of its Restricted Subsidiaries) owning a beneficial interest in the subject property; and

(b) with respect to any Indebtedness, 100% of the cash proceeds from the incurrence, issuance or sale by Parent or any of its Restricted Subsidiaries of such Indebtedness, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Parent or any Restricted Subsidiary shall be disregarded.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor (other than the Borrowers).

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

37

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement, excluding, in the case of clauses (a) and (b), with respect to any Guarantor at any time, any Excluded Swap Obligations with respect to such Guarantor at such time. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with this Agreement.

“obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Opco Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent in respect of the Opco Credit Agreement, or any successor administrative agent and/or collateral agent thereto.

“Opco Credit Agreement” means the Sixth Amended and Restated Credit Agreement originally dated as of July 17, 2006, as amended and restated as of April 24, 2015, by and among Windstream, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, amended and restated, supplemented, modified, refinanced or replaced from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate, charter or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the

38

partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(i).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, or sold or assigned an interest in any Loan or Loan Document.

“Other Encumbrances” has the meaning specified in Section 7.01(e).

“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder to fund Other Revolving Credit Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder to fund Other Term Loans of the applicable Refinancing Series hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

39

“Parent” has the meaning specified in the introductory paragraph to this Agreement; provided, that when used in the context of determining fair market value of an asset or liability under this Agreement, “Parent” will mean the board of directors (or equivalent body) of Parent (or a duly appointed committee thereof) when the fair market value is equal to or in excess of $75 million.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 hereto or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 hereto or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any Investment permitted under clause (c) of the definition of Permitted Investments.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Parent or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with Sections 2.05(b) and 7.04.

“Permitted Debt Offering” means any issuance of senior secured or junior secured or unsecured Indebtedness by any Loan Party after the Closing Date through an incurrence of term loans or through a public offering or private issuance of debt securities under Rule 144A or Regulation S under the Securities Act, or otherwise; provided that, (a) such Indebtedness may be secured by a first priority Lien on the Collateral that is pari passu with the Lien securing the Obligations (other than any Permitted Debt Offering Indebtedness incurred in the form of term loans, which shall not be secured by a first priority Lien on the Collateral), or may be secured by a Lien ranking junior to the Lien on the Collateral securing the Obligations or may be unsecured; (b) such Indebtedness is not secured by any collateral other than the Collateral securing the Obligations; (c) such Indebtedness does not mature on or prior to the Latest Maturity Date (excluding customary unsecured bridge facilities having a one-year initial term that provide for

40

extensions on customary terms to a date that is not earlier than the Business Day following such Latest Maturity Date) of, or have a shorter Weighted Average Life to Maturity than, the Term Loans; (d) except for terms that apply only after the Latest Maturity Date of the Term Loans, the terms (excluding pricing and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, are not more restrictive in any material respect to the Loan Parties and the Restricted Subsidiaries, taken as a whole, than those governing the Senior Secured Notes or the Senior Unsecured Notes or are otherwise not more restrictive in any material respect to the Loan Parties and the Restricted Subsidiaries, taken as a whole, than those set forth in this Agreement (other than, in the case of any customary unsecured bridge facility, covenants, defaults and remedy provisions customary for bridge financings) (it being understood to the extent that any financial maintenance covenant is added for the benefit of any Permitted Debt Offering, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility); (e) a certificate of a Responsible Officer of the issuing Loan Party delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the issuing Loan Party has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements; and (f) none of Parent and its Subsidiaries (other than the Loan Parties) is a guarantor or borrower under such Permitted Debt Offering. Any debt securities (including registered debt securities) issued by any Loan Party in exchange for any Indebtedness issued in connection with a Permitted Debt Offering in accordance with the terms of a registration rights agreement entered into in connection with the issuance of such Permitted Debt Offering Indebtedness shall also be considered a Permitted Debt Offering.

“Permitted Escrow Notes” means Indebtedness in the form of senior or subordinated notes (a) 100% of the net proceeds of the issuance of which (together with such additional amounts as may be necessary to fund the repayment thereof and accrued interest through the date of repayment) is and remains deposited to an escrow or segregated account established by the issuer of such Indebtedness that is subject to customary escrow or other control arrangements providing for the prepayment or redemption of such Indebtedness with the proceeds of such Indebtedness in certain circumstances (and otherwise providing for the release of the proceeds of such Indebtedness to the issuer of such Indebtedness (or a successor thereto)) and (b) which, until the date on which the proceeds of such Indebtedness are released to the issuer of such Indebtedness (or a successor thereto), is not guaranteed by, and does not otherwise provide for any recourse to (or to the assets of, including via any security interest) Parent or any Restricted Subsidiary.

“Permitted Investments” means:

(a) any Investment in Parent or any of its Restricted Subsidiaries; provided, that any Investment by the Loan Parties in Restricted Subsidiaries that are not Collateral

41

Support Parties pursuant to this clause (a), together with, but without duplication of, Investments made by Loan Parties in Restricted Subsidiaries that are not Collateral Support Parties pursuant to clause (c) below, shall not exceed an aggregate amount outstanding from time to time equal to $200 million;

(b) any Investment in cash or Cash Equivalents;

(c) any Investment by Parent or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment such Person becomes a Restricted Subsidiary, or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or any of its Restricted Subsidiaries; provided:

(i) that any Investment by the Loan Parties in a Person that becomes a Restricted Subsidiary which is not a Collateral Support Party pursuant to this clause (c), together with, but without duplication of, Investments made by Loan Parties in Restricted Subsidiaries that are not Collateral Support Parties pursuant to clause (a) above, shall not exceed an aggregate amount outstanding from time to time equal to $200 million;

(ii) no Event of Default shall exist either immediately before or after such purchase or acquisition (or, if such purchase or acquisition is being financed with the proceeds of Incremental Term Loans or a Permitted Debt Offering and is not conditioned on the availability of financing, (x) no Event of Default shall exist on the date of execution of the definitive agreement with respect to such purchase or acquisition and (y) no Specified Event of Default shall exist on the date of consummation of such purchase or acquisition);

(iii) Section 6.11 shall be complied with respect to such newly acquired Restricted Subsidiary and property; and

(iv) on the date of such purchase or acquisition, Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); provided that, to the extent such purchase or acquisition is being financed with the proceeds of Incremental Term Loans or a Permitted Debt Offering and is not conditioned on the availability of financing, this clause (iv) shall only be required to be satisfied as of the date of execution of the definitive agreement with respect to such purchase or acquisition;

and any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with a Disposition made pursuant to the provisions described under Section 7.04 or any other disposition of assets not constituting a Disposition;

42

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each case, as set forth on Schedule 1.01E or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Closing Date;

(f) any Investment acquired by Parent or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii) as a result of a foreclosure by Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of Parent;

(g) Hedging Obligations permitted under Section 7.02(b)(ix);

(h) Investments (other than Investments in Unrestricted Subsidiaries) the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Parent; provided, however, that such Equity Interests will not increase the amount available for (x) Restricted Payments under Section 7.05(a) or (y) Investments pursuant to clause (s) of this definition of “Permitted Investments”;

(i) guarantees of Indebtedness permitted under Section 7.02;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (ii), (viii), (ix) and (x) thereof);

(k) Investments consisting of (x) purchases and acquisitions of inventory, Real Property, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l) other Investments (other than Investments in Unrestricted Subsidiaries, but including Investments in other Persons that do not become Loan Parties) having an aggregate fair market value (as determined in good faith by Parent), taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of (x) $50 million and (y) 1.00% of Total Assets;

43

(m) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $5 million outstanding at any one time, in the aggregate;

(n) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Parent;

(o) Investments (x) in an Unrestricted Subsidiary (i) in an amount required to permit such Unrestricted Subsidiary to pre-fund any interest payable on, and any special mandatory redemption premium with respect to, any Permitted Escrow Notes issued by such Unrestricted Subsidiary and (ii) in additional de minimis amounts required in connection with the formation and preservation of existence of such Unrestricted Subsidiary and (y) in a joint venture engaged in a Similar Business, in aggregate amount outstanding at any time under this clause (o) not to exceed $25 million;

(p) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(q) endorsements for collection or deposit in the ordinary course of business;

(r) receivables owing to Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business or in accordance with customary trade terms (which trade terms may include such concessionary trade terms as Parent or any such Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses made in the ordinary course of business by Parent or any Restricted Subsidiary;

(s) so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which internal financial statements are available, Investments (other than Investments in any Unrestricted Subsidiary) in an aggregate amount not to exceed the Available Amount; and

(t) Investments pursuant to the Transaction Agreements (other than the Senior Notes Documents) as in effect on the Closing Date, including, without limitation, the repurchase, redemption or other acquisition for value of Equity Interests pursuant to the Employee Matters Agreement.

For the avoidance of doubt, an Investment in the form of acquisitions permitted above may be structured as an “UPREIT” acquisition, in which a Restricted Subsidiary would issue limited partnership interests (or other similar Equity Interests), which may then be subsequently repurchased for either common shares of Parent or cash.

44

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided, that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt and is not secured by any property or assets of Parent or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted Pari Passu Secured Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of Credit Agreement Refinancing Indebtedness, (c) a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement with the Borrowers, the Guarantors and the Administrative Agent, and (d) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” has the definition assigned to such term in Section 7.01.

“Permitted Other Debt Conditions” means that such applicable debt (a) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) in regard to any Refinancing Notes, the terms and conditions (excluding pricing and optional prepayment or redemption terms) are not materially more restrictive, taken as a whole, on the Loan Parties and the Restricted Subsidiaries than the those applicable to the Term Loan Facility being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility); provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of the applicable Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness and drafts of the documentation relating thereto, stating that Parent has determined in good faith that such terms and conditions satisfy the requirements of this clause (d) shall be conclusive evidence that such terms and conditions satisfy such requirements.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of senior secured notes; provided, that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of

45

remedies) with the Obligations and is not secured by any property or assets of Parent or Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (d) the security agreements relating to such Indebtedness (to the extent such Indebtedness is not incurred hereunder) are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) to the extent such Indebtedness is not incurred hereunder, a Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement and (f) such Indebtedness, if consisting of Refinancing Notes, satisfies clause (d) of the definition of Permitted Other Debt Conditions. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Replacement Lease” means (a) any new lease entered into pursuant to Section 17.1(f) of the Master Lease, (b) any new lease entered into pursuant to Section 5 of the Recognition Agreement, (c) any new lease entered into with a Qualified Successor Tenant or (d) any assignment of the Master Lease to a Qualified Successor Tenant, in each case, whether in respect of all or a portion of the Master Lease Properties subject to the Master Lease; provided, that no Permitted Replacement Lease may contain terms and provisions that would have been prohibited by Section 7.12(a) if such terms and provisions had been effected pursuant to an amendment or modification of the Master Lease.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrowers in the form of one or more series of senior unsecured notes or loans; provided, that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Other Debt Conditions.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning assigned to such term in Section 6.02.

“Post-Refinancing Revolving Credit Lender” has the meaning assigned to such term in Section 2.15(c).

46

“Pre-Refinancing Revolving Credit Lender” has the meaning assigned to such term in Section 2.15(c).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Premium” has the meaning specified in Section 2.05(a)(iii).

“Pro Forma Basis” and “Pro Forma Compliance” mean, with respect to compliance with any test or covenant hereunder, that such test or covenant shall have been calculated in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” means financial projections of Parent and its Subsidiaries for the fiscal years ending December 31, 2015, 2016, 2017, 2018 and 2019 which will be prepared on a pro forma basis after giving effect to the Transactions and will include consolidated income statements and a pro forma consolidated balance sheet of Parent as at the Closing Date.

“Public Lender” has the meaning assigned to such term in Section 6.02.

“Purging Distributions” means dividends and distributions by Parent, whether in cash or kind, in the amount required (as determined in good faith by Parent) to effect the distribution of Parent’s earnings and profits required by Section 857(a)(2)(B) of the Code in connection with or in anticipation of the REIT Election (including, for the avoidance of doubt, any earnings and profits allocated to Parent in connection with the Separation) and any subsequent “true-up” payments to correct for recalculations of the appropriate amount.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10 million or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

47

“Qualified Successor Tenant” has the meaning set forth in Section 36.2 of the Master Lease.

“Ratio” means each of (a) the Consolidated Secured Leverage Ratio and (b) the Consolidated Total Leverage Ratio.

“Ratio Calculation Date” has the meaning set forth in Section 1.08(b).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means the Administrative Agent, any Lender and any L/C Issuer, as applicable.

“Recognition Agreement” means the Recognition Agreement, dated as of April 24, 2015, by and among CSL National, the Subsidiaries of CSL National party thereto, Windstream Holdings and Opco Administrative Agent.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent, and (c) each Additional Refinancing Lender and each Lender that agrees to provide any portion of the Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15; provided, that the Credit Agreement Refinancing Indebtedness incurred pursuant to any such Refinancing Amendment (i) does not mature earlier than, or have a Weighted Average Life to Maturity shorter than, the applicable Refinanced Debt, (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or secured by any assets that do not constitute Collateral, (iii) shall rank pari passu in right of payment and security with the other Loans and Commitments hereunder and (iv) except for terms that apply only after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained, shall have terms (excluding pricing and optional prepayment or redemption terms), taken as a whole, that are not more restrictive in any material respect to the Loan Parties and the Restricted Subsidiaries, taken as a whole, than those governing the Refinanced Debt.

“Refinancing Indebtedness” has the meaning set forth in Section 7.02(b)(xii).

“Refinancing Notes” means Credit Agreement Refinancing Indebtedness incurred in the form of notes rather than loans.

48

“Refinancing Series” means all Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same yield (taking into account any applicable interest rate margin, original issue discount, up-front fees and any LIBOR “floor”) and amortization schedule (if any).

“Refunding Capital Stock” has the meaning set forth in Section 7.05(c).

“Register” has the meaning set forth in Section 10.06(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“REIT Election” means Parent’s election to be, and qualification to be taxed as, a REIT for U.S. federal income tax purposes.

“Rejection Notice” has the meaning set forth in Section 2.05(b)(v).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided, that any assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Removal Effective Date” has the meaning set forth in Section 9.07(b).

“Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

49

“Repricing Transaction” means any prepayment (including by way of any repricing, refinancing, replacement or conversion) of all or a portion of the initial Term Loans with proceeds from the incurrence by a Borrower of any new indebtedness having an All-In Yield that is less than the All-In Yield of the initial Term Loans (excluding any prepayments, repricings or refinancings in connection with a Change of Control) (as such comparable yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices), including as may be effected through any amendment to this Agreement relating to the All-In Yield of the initial Term Loans.

“Repurchase Right” means, with respect to any Indebtedness, the right to require the prepayment, repurchase, redemption or defeasance of such Indebtedness (including any obligation to prepay, repurchase, redeem or defease such Indebtedness).

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, as of any date of determination, Lenders of a Class having more than 50% of the sum of (a) the Total Outstandings with respect to such Class (with, in the case of the Revolving Credit Facility, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) of all Lenders of such Class and (b) the aggregate unused Commitments with respect to such Class of all Lenders of such Class; provided, that the unused Commitment and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender of such Class shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, and (c) aggregate unused Revolving Credit Commitments; provided, that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning set forth in Section 9.07(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or

50

assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted Cash” means cash and Cash Equivalents held by Parent and its Restricted Subsidiaries that either (x) is contractually restricted from being distributed to Parent or CSL Capital (other than pursuant to any restriction contained in agreements governing Indebtedness permitted under this Agreement that is secured by such cash or Cash Equivalents) or (y) would appear as “restricted” on a consolidated balance sheet of Parent prepared in accordance with GAAP.

“Restricted Indebtedness” means unsecured Indebtedness incurred under Section 7.02(a), Section 7.02(b)(ii) or Section 7.02(b)(xxiii), and Indebtedness incurred to refinance any such Indebtedness pursuant to Section 7.02(b)(xii).

“Restricted Payment” has the meaning set forth in Section 7.05.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in this definition of “Restricted Subsidiary.” For the avoidance of doubt, (i) each Borrower (other than Parent) shall constitute a Restricted Subsidiary, and no Borrower may be designated as an Unrestricted Subsidiary and (ii) notwithstanding anything to the contrary herein, Unrestricted Subsidiaries shall be permitted to engage solely in those activities permitted under Section 7.11(b).

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement, dated as of the Closing Date, by and between Windstream and CSL National, on behalf of itself and its affiliates, including Talk America Services, LLC.

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning set forth in Section 2.14(d).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and Class and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders of such Class pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s

51

name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date is $500 million.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the applicable Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of such Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to such Borrowers.

“Revolving Extension Offers” has the meaning specified in Section 2.16(a).

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by such Person to a third Person in contemplation of such leasing.

“Same Day Funds” means immediately available funds.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of

52

the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by any such Person or Persons, directly or indirectly.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I-2 hereto (which agreement in such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” has the meaning specified in Section 4.01(b)(iii).

“Senior Notes” means the Senior Secured Notes and the Senior Unsecured Notes.

“Senior Notes Documents” means the Senior Secured Notes Documents and the Senior Unsecured Notes Documents.

“Senior Secured Notes” means $400,000,000 in an aggregate principal amount of Parent and CSL Capital’s 6.00% senior secured notes due 2023, issued on the Closing Date pursuant to the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the related security agreements and the notes).

“Senior Secured Notes Indenture” means the Indenture for the Senior Secured Notes, dated as of April 24, 2015, among Parent and CSL Capital, as issuers, Wells Fargo Bank, National Association, as trustee and collateral agent, and the other entities from time to time party thereto, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

53

“Senior Unsecured Notes” means $1,110,000,000 in an aggregate principal amount of Parent and CSL Capital’s 8.25% senior unsecured notes due 2023, issued on the Closing Date pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture and the other transaction documents referred to therein (including the related guarantee and the notes).

“Senior Unsecured Notes Indenture” means the Indenture for the Senior Unsecured Notes, dated as of April 24, 2015, among Parent and CSL Capital, as issuers, Wells Fargo Bank, National Association, as trustee, and the other entities from time to time party thereto, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Separation” means the disposition by Windstream and Windstream Holdings on the Closing Date of not less than 80.1% of the Capital Stock of Parent, pursuant to which Windstream will distribute such Capital Stock to Windstream Holdings, and Windstream Holdings will then distribute such common stock on a pro rata basis to its shareholders.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of March 26, 2015, among Parent, Windstream and Windstream Holdings.

“Similar Business” means any business conducted or proposed to be conducted by Parent and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, complementary, incidental or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not incurred debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.06(g).

“Specified Event of Default” means an Event of Default described in Section 8.01(a) or (f).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary

54

designation (as “Restricted” or “Unrestricted”), merger, amalgamation, consolidation, Incremental Term Loan or Revolving Commitment Increase or any other transaction that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Stockholder’s and Registration Rights Agreement” means the Stockholder’s and Registration Rights Agreement, dated as of the Closing Date, by and between Windstream and Parent.

“Subordinated Indebtedness” means:

(a) any Indebtedness of a Borrower which is by its terms subordinated in right of payment to the Obligations; and

(b) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guaranty of such Guarantor.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(A) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person meeting this definition of “Subsidiary” or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(B) such Person or any subsidiary of such Person meeting this definition of “Subsidiary” is a controlling general partner or otherwise directly or indirectly controls such entity.

“Successor Company” has the meaning specified in Section 7.03(d).

“Survey” means a survey of any Real Property subject to a Mortgage (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Real Property is located, (ii) dated (or redated) as of a date reasonably acceptable to the Administrative Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the

55

Administrative Agent, the Collateral Agent and the title company, (iv) complying with the detail requirements of the American Land Title Association reasonably required by the Administrative Agent, and (v) sufficient for the title company to issue a Title Policy, or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans or any successor or additional swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note of the applicable Borrowers payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of such Borrowers to such Swing Line Lender resulting from the Swing Line Loans.

56

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50 million and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means J.P. Morgan Securities LLC, as syndication agent.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the Closing Date, among Parent, Windstream and Windstream Holdings.

“Taxes” means any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or other similar charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tenant” means Windstream Holdings, in its capacity as tenant under the Master Lease, and its successors in such capacity.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Term Commitments is $2,140,000,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Loan Standstill Period” has the meaning set forth in Section 8.01(b).

“Term Note” means a promissory note of Parent and CSL Capital payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term Extension Offers” has the meaning specified in Section 2.16(a).

57

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of Parent then last ended (provided, that with respect to any date of determination prior to the first delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b), “Test Period” shall refer to the four fiscal quarters of Parent ended December 31, 2014).

“Threshold Amount” means $75 million (or the equivalent thereof in any foreign currency).

“Title Policy” means a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid mortgage Lien (subject only to Permitted Liens) on the mortgaged property and fixtures described therein in the amount equal to no more than the fair market value of such mortgaged property and fixtures, issued by a title company reasonably acceptable to the Collateral Agent which shall (a) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent; (b) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount); (c) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (provided, that, in lieu of a zoning endorsement, a zoning opinion, report or other letter in form and substance reasonably satisfactory to the Administrative Agent may be provided); and (d) affirmatively insure against loss arising out from or contain no exceptions to title other than Liens permitted hereunder.

“Total Assets” means total assets of Parent and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of Parent and its Restricted Subsidiaries delivered pursuant to Section 6.01 as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Closing Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.08.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Date” has the meaning specified in Section 10.06(b)(v).

“Transfer Agreements” means the Assignment Agreements (as defined in the Separation and Distribution Agreement) and any other document executed by Windstream Holdings, Windstream, Parent or their applicable Affiliates or Subsidiaries in connection with the transactions contemplated by Section 2.1(b) and Section 2.4(b) of the Separation and Distribution Agreement.

“Transaction Agreements” means this Agreement, the Employee Matters Agreement, the Master Lease, the Intellectual Property Matters Agreement, , the Stockholder’s and Registration Rights Agreement, the Master Services Agreement, the

58

Reverse Transition Services Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement, the Transfer Agreements, the Transition Services Agreement and the Wholesale Master Services Agreement and each other agreement or arrangement entered into in connection with the Transactions.

“Transactions” means a collective reference to (a) the Loan Parties’ entry into the Facilities documented hereunder, (b) the Separation and entry into the Master Lease, (c) the REIT Election, (d) the issuance of the Senior Notes and (e) the Closing Date Transfers. For the avoidance of doubt, the Transactions shall not include the Purging Distribution.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, by and between Windstream and CSL National, on behalf of itself and its affiliates, including Talk America Services, LLC.

“Treasury Services Agreement” means any agreement between any Loan Party and any Hedge Bank relating to commercial credit or debit card, merchant card, or purchasing card programs (including non-card e-payables services), or treasury, depository, or cash management services (including automatic clearing house transfer of funds, overdraft, controlled disbursement, electronic funds transfer, lockbox, stop payment, return item and wire transfer services).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” means, with respect to any Pension Plan at any time, the amount of any of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(f)(2)(C).

59

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, pursuant to Section 6.14); and

(b) any Subsidiary of an Unrestricted Subsidiary referred to in clause (a) of this definition.

As of the Closing Date, all of Parent’s Subsidiaries are Restricted Subsidiaries.

“USA Patriot Act” has the meaning specified in Section 10.20.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or equivalent body) or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments; provided, that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any amortization or prepayments made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholesale Master Services Agreement” means the Wholesale Master Services Agreement, dated as of the Closing Date, between Windstream Communications, Inc. and Talk America Services, LLC.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Windstream” means Windstream Services, LLC, a Delaware limited liability company (f/k/a Windstream Corporation).

“Windstream Holdings” means Windstream Holdings, Inc., a Delaware corporation.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

60

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder “and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including; “the words “to” and “until” each mean “to but excluding; “and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms; GAAP. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of this Agreement (including in determining compliance with any test or covenant contained herein) with respect to (i) any Test Period during which any Specified Transaction occurs, the applicable Ratio shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis and (ii) any Test Period with respect to which testing is based on a Specified Transaction happening after the end of such Test Period, the applicable Ratio shall be calculated as if such Specified Transaction had taken place on the first day of such Test Period.

(c) If Parent notifies the Administrative Agent that Parent wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or in the application thereof) occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the compliance of Parent and its Subsidiaries with such provision shall be determined on the basis of GAAP

61

as in effect (and as applied) immediately before the relevant change became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to Parent and the Required Lenders. Until such notice is withdrawn or the relevant provision is so amended, Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations made with respect to the relevant provision before and after giving effect to such change in GAAP. Notwithstanding any other provision of this agreement, in no event shall a lease obligation that does not constitute a Capitalized Lease Obligation under GAAP as in effect on the date hereof be treated as a Capitalized Lease Obligation for any purpose hereof.

Section 1.04. Rounding. Any financial ratios required to be maintained by Parent pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Pro Forma and Other Calculations. (a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Ratios, shall be calculated in the manner prescribed by this Section 1.08; provided, that notwithstanding anything to the contrary in clauses (b), (c), or (d) of this Section 1.08, when calculating any Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) Section 7.09 (other than for the purpose of determining Pro Forma Compliance with Section 7.09), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) In the event that Parent or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness or issues or

62

redeems Disqualified Stock or Preferred Stock subsequent to the Test Period for which any Ratio is being calculated (or, prior to the delivery of financial statements pursuant to Section 6.01, subsequent to the Closing Date) but prior to or simultaneously with the event for which the calculation of the applicable Ratio is made (the “Ratio Calculation Date”), then the applicable Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable Test Period; provided, however, that, for purposes of any pro forma calculation of the Consolidated Total Leverage Ratio on such determination date pursuant to the provisions described in Section 7.02(a), the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described under Section 7.02(b).

(c) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01 under the Securities Act), a company, a segment, an operating division or unit or line of business that Parent or any of its Restricted Subsidiaries has determined to make and/or made during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of clause (d) below) assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom (subject to any limitations set forth in clause (a)(I) of the definition thereof, to the extent applicable) had occurred on the first day of the Test Period. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Investment, acquisition, disposition, merger, amalgamation or consolidation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01 under the Securities Act), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this Section 1.08, then the applicable Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, amalgamation or consolidation (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred at the beginning of the applicable Test Period.

(d) For purposes of making the computation referred to above, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire Test Period (taking into account any Hedging Obligations applicable to such Indebtedness); provided that in the case of repayment of any Indebtedness to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the

63

applicable portion of such Test Period and to give pro forma effect to such repayment. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable Test Period except as set forth in clause (b) of this Section 1.08. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of Parent as set forth in an officer’s certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within twelve (12) months after the date of any acquisition, amalgamation or merger (subject to any limitations set forth in clause (a)(I) of the definition of Consolidated EBITDA, to the extent applicable); provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period.

(e) For purposes of calculation of any Ratio, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve (12) month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable Test Period.

(f) At any time prior to the first applicable test date under Section 7.09, any provision requiring pro forma compliance with Section 7.09 shall be made assuming that compliance with the Consolidated Secured Leverage Ratio set forth in Section 7.09 for the first Test Period set forth in Section 7.09 is required with respect to the most recent Test Period prior to such time.

Section 1.09. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time

64

.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans. (a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make, on the Closing Date, Loans denominated in Dollars in an aggregate amount not to exceed such Term Lender’s Term Commitment; provided that, notwithstanding anything to the contrary herein, such Loans made by Windstream pursuant to its Term Commitment shall be deemed to have been funded by Windstream in exchange for the contribution by Windstream to Parent and its Subsidiaries of certain of its assets. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. The Borrowers shall be jointly and severally liable for such Term Loans.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrowers from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Business Day preceding the Maturity Date for the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment; and provided, further, that on the Closing Date, any Revolving Credit Borrowings shall be limited to not more than $1 million, the proceeds of which, to the extent used on the Closing Date, may be applied solely to fund Closing Date Transaction Expenses and other expenses relating to the Transactions. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Credit Loans under this Section 2.01(b), prepay Revolving Credit Loans under Section 2.05 and reborrow Revolving Credit Loans under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. The Borrowers shall be jointly and severally liable for such Revolving Credit Loans.

Section 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Parent’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone or (ii) a Committed Loan Notice; provided, that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans. Except as

65

provided in Section 2.14(a) and Section 2.03(c), each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $5 million, or a whole multiple of $1 million, in excess thereof; provided that a Borrowing of Eurodollar Rate Loans that results from a combination of a continuation or one or more outstanding Borrowings of Eurodollar Rate Loans may be in an aggregate amount equal to such Borrowing or Borrowings. Except as provided in Section 2.03(c), Section 2.04(c) or Section 2.14(a) or in the case of a conversion of the entire principal amount of any Borrowing, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1 million or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether Parent is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Parent fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Parent requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by Parent, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in (a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrowers on the books of Bank of America with the amount of such funds or (ii) at the election of Parent, wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Parent; provided, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Parent, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the applicable Borrowers as provided above.

66

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify Parent and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Parent and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to Section 4.02 and all of the other terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date to the date that is thirty (30) days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of a Borrower (provided, that any Letter of Credit may be for the benefit of Parent or any Subsidiary of Parent) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of

67

the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) subject to clause (b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a standby Letter of Credit;

(F) the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

68

(G) the Letter of Credit is to be denominated in a currency other than Dollars;

(H) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Parent or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(I) after giving effect to such issuance, the aggregate face amount of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Subject to Section 4.02, each Letter of Credit shall be issued or amended, as the case may be, upon the request of Parent delivered to an L/C Issuer during the period specified in (a) (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Parent. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; and (e) such

69

other matters as the relevant L/C Issuer may reasonably request (which may include the form of the requested Letter of Credit). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request. Additionally, Parent shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Parent and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the relevant L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the relevant L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to (regardless of whether the conditions set forth in Section 4.02 have been satisfied), purchase from the relevant L/C Issuer without recourse or warranty a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If Parent so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a Business Day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the relevant L/C Issuer, Parent shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C

70

Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of (a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or Parent that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to Parent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly Parent and the Administrative Agent thereof. Not later than 2:00 p.m. on the Business Day immediately following receipt of such notice by Parent of a payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse, on a joint and several basis, such L/C Issuer through the Administrative Agent (or directly to such L/C Issuer with a written notice to the Administrative Agent) in an amount equal to the amount of such drawing in Dollars; provided that the Borrowers may request a Revolving Credit Borrowing pursuant to Section 2.02 in lieu of such reimbursement. If the Borrowers fail to so reimburse such L/C Issuer by such time, the L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, Parent shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Revolving Credit Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available in Dollars (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

71

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until a Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this clause (c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing, including without limitation, any of the events specified in Section 2.03(e); provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Parent of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse, on a joint and several basis, the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this agreement, such L/C Issuer shall be entitled to recover

72

from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(iv) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

73

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any amendment or waiver of or any consent to departure from all or any of the provisions of the Loan Documents;

(vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent, the Borrowers or any of their Subsidiaries; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party.

Parent shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Parent’s instructions or other irregularity, Parent will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than all documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any of their respective correspondents, participants or assignees shall be liable to any

74

Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties, nor any of their respective correspondents, participants or assignees shall be liable or responsible for any of the matters described in Section 2.03(e); provided, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all documents specified in the Letter of Credit strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined in a final judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary. Notwithstanding anything to the contrary contained in this Section 2.03(f), the Borrowers shall retain any and all rights it may have against any L/C Issuer for any liability arising out of the bad faith, gross negligence or willful misconduct of such L/C Issuer, as determined by a final judgment of a court of competent jurisdiction.

(g) Cash Collateral. (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn (and arrangements that are reasonably satisfactory to the applicable L/C Issuer have not otherwise been made), (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrowers to Cash Collateralize, on a joint and several basis, the L/C Obligations pursuant to Section 8.02, (iv) if, after the issuance of any Letter of Credit, any Lender becomes a Defaulting Lender or (v) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrowers shall Cash

75

Collateralize the then Outstanding Amount of (A) the applicable L/C Borrowing, in the case of the preceding clause (i), (B) all L/C Obligations, in the case of the preceding clauses (ii), (iii) and (v), or (C) such L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender that has not been reallocated to Non-Defaulting Lenders in accordance with Section 2.17(a)(iv) in the case of the preceding clause (iv), and shall do so not later than 4:00 p.m., on (x) in the case of the immediately preceding clauses (i) through (iv), (1) the Business Day that Parent receives notice thereof, if such notice is received on such day prior to 12:00 Noon, or (2) if clause (1) above does not apply, the Business Day immediately following the day that Parent receives such notice and (y) in the case of the immediately preceding clause (v), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay, on a joint and several basis, to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Specified Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers.

(h) Letter of Credit Fees. The Borrowers shall pay, on a joint and several basis, to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit outstanding pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such Letter of Credit fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date

76

to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay, on a joint and several basis, directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to the applicable Borrower or Subsidiary equal to 0.125% of the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Such fronting fees shall be due and payable in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay, on a joint and several basis, directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to a Borrower or a Subsidiary thereof the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Issuer Documents. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Revolving Credit Lender, and such agreement shall specify such additional L/C Issuer’s L/C Commitment. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and Parent when a Letter of Credit is issued, the rules of the ISP and, as to all matters not covered thereby, the laws of the State of New York shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to any Borrower (or any other Person) for, and such L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

77

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Parent or a Subsidiary thereof other than the Borrowers, the Borrowers shall be obligated to reimburse, on a joint and several basis, the L/C Issuers hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Parent or any such Subsidiary inures to the benefit of each Borrower, and that each Borrower’s business derives substantial benefits from the businesses of Parent and such Subsidiaries.

(n) Reporting of Letter of Credit Information. At any time that any Revolving Credit Lender other than the Person serving as the Administrative Agent is an L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that an L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clause (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder, including any auto-renewal or termination of auto-renewal provisions in such Letter of Credit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(n) shall limit the obligation of any Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

(o) Deemed Issuance. Subject to the terms, conditions and limitations set forth in this Section 2.03, Parent may designate letters of credit not otherwise constituting Letters of Credit hereunder issued by any L/C Issuer to be Letters of Credit hereunder by written notice to the applicable L/C Issuer and the Administrative Agent. Following such designation, such letter of credit shall be deemed to be a Letter of Credit hereunder for all purposes and any fees relating to such letter of credit shall be payable as set forth herein (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit).

Section 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion, make loans to the Borrowers (each such loan, a “Swing Line Loan”) from time to time on any Business Day (other than the Closing Date) until the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided, that, after giving effect to

78

any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan; provided, further, that the Swing Line Lender shall be under no obligation to make Swing Line Loans at any time if any Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s participation in the Swing Line Loan would be reallocated, in full, to Non-Defaulting Lenders in accordance with Section 2.17(a)(iv). Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Parent’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (i) telephone or (ii) a Swing Line Loan Notice; provided, that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the relevant Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the relevant Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to the funding of the proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of this Section 2.04(b), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the relevant Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s

79

Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The relevant Swing Line Lender shall furnish Parent with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 4:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, as applicable, to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with this Section 2.04(c)(ii), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to this Section 2.04(c)(ii) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant

80

to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of a Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, Eurodollar Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments. (a) Optional. (i) Borrowers may, upon notice to the Administrative Agent, at any time or from time to time elect to voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as provided in clause (iii) below); provided, that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; provided, that if such notice is submitted electronically through the CashPro Credit platform, such notice shall be submitted in the form provided through the CashPro Credit platform or otherwise in a form reasonably acceptable to the Administrative Agent for such purposes; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5 million or a whole multiple of $1 million in excess

81

thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class (or Classes) and Type (or Types) of Loans and the order of Borrowing (or Borrowings) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Parent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that Parent may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from a refinancing or other repayment of all of the Loans of the applicable Class or other transaction, which refinancing or transaction shall not be consummated or shall otherwise be delayed. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a)(i), Parent may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) Parent may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, elect to voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Parent, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein unless such notice is rescinded in accordance with Section 2.05(a)(i).

(iii) In the event that, on or prior to the date that is twelve (12) months following the Closing Date, the Borrowers (x) make any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effect any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay, on a joint and several basis, to the Administrative Agent, for the ratable account of each Term Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the Term Loans outstanding immediately prior to such amendment that have been repriced (in each case, the “Prepayment Premium”).

(b) Mandatory. (i) If (1) Parent or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.04 (excluding dispositions permitted by Section 7.04(l), (t), (u) and (v)) or (2) any Casualty Event occurs, in each case, that results in the realization or receipt by Parent

82

or such Restricted Subsidiary of Net Proceeds in excess of $15 million, the Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Parent, such Borrower or Restricted Subsidiary of such Net Proceeds an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided, that if at the time that any such prepayment would be required, the Borrowers (or any Restricted Subsidiary) are required to offer to repurchase Permitted Pari Passu Secured Refinancing Debt, the Senior Secured Notes or any Permitted Debt Offering incurred under Section 7.02(b)(xxiii) that is secured on a pari passu basis with the Obligations (or any Refinancing Indebtedness in respect of the foregoing that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari Passu Secured Refinancing Debt, Senior Secured Notes or Permitted Debt Offering (or any Refinancing Indebtedness in respect of the foregoing) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers (or any Restricted Subsidiary) may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that, if Parent or any of its Restricted Subsidiaries intend to use any portion of such Net Proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within twelve (12) months of such receipt, the Borrowers shall not be required to apply such portion of such Net Proceeds to prepay the Term Loans pursuant to this Section 2.05(b)(i) (it being understood that if any portion of such Net Proceeds are not so used within such twelve (12) month period but within such twelve (12) month period are contractually committed to be used, then such twelve (12) month period shall be extended by six (6) months, and any such remaining portion shall be applied pursuant to this Section 2.05(b)(i) as of the end of such six (6) month extension, or, if such contract is terminated or expires after the end of the initial twelve (12) month period, on date of such termination or expiry without giving effect to this proviso).

(ii) If any Loan Party or any Restricted Subsidiary of a Loan Party incurs or issues any Indebtedness after the Closing Date (other than, in the case of

83

Parent or any Restricted Subsidiary, Indebtedness not prohibited under Section 7.02, but including Credit Agreement Refinancing Indebtedness), the Borrowers shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Loan Party or Restricted Subsidiary of such Net Proceeds.

(iii) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(iv) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding and paid to the applicable Lenders in accordance with their respective Pro Rata Shares (provided, that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class (or Classes) of Refinanced Debt), subject to clause (v) of this Section 2.05(b).

(v) Parent shall notify the Administrative Agent in writing of any mandatory prepayment of Loans (and/or Cash Collateralization of L/C Obligations) required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) promptly, and in no event more than three (3) Business Days, following the event giving rise to such mandatory prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. In the event of a mandatory prepayment of Term Loans of any Class required to be made at a time when more than one Borrowing of Term Loans of such Class is outstanding, the Borrower may, in such notice, select the Borrowing or Borrowings of Term Loans of such Class to be prepaid and, if applicable, the order in which such Borrowing shall be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of the contents of Parent’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the pre-payment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Parent no later than 5:00 p.m. one (1) Business Day prior to the proposed date of such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining thereafter may be retained by the Borrowers and/or applied for any purpose not otherwise prohibited by this Agreement.

84

(vi) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, each Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from Parent or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

Section 2.06. Termination or Reduction of Commitments. (a) Optional. Parent may, upon notice to the Administrative Agent, elect to terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit or terminate or reduce any Term Commitments (including any commitments to make Incremental Term Loans); provided, that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5 million or any whole multiple of $1 million in excess thereof, and (iii) Parent shall not elect to terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent pre-payments hereunder, the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 10.13). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

85

Section 2.07. Repayment of Loans. (a) Term Loans.

(i) Subject to adjustment pursuant to Section 2.07(a)(ii), the Borrowers shall repay, on a joint and several basis, to the Administrative Agent for the ratable account of the Term Lenders (A) on the last Business Day of each fiscal quarter ending on or after September 30, 2015 and prior to the Maturity Date for the Term Loans, an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date and (B) to the extent not previously paid, on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(ii) Any prepayment of Term Loans of any Class will be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class made pursuant to this Section 2.07(a) (x) in the case of any optional prepayment pursuant to Section 2.05(a), in a manner determined at the discretion of Parent Borrower and specified in writing to the Administrative Agent (or, if not so specified, to the remaining principal installments in direct order of maturity) and (y) in the case of any mandatory prepayment made pursuant to Section 2.05(b), to the remaining principal installments in direct order of maturity, in each case including to the final scheduled payment on the Maturity Date for the Term Loans.

(b) Revolving Credit Loans. The Borrowers shall repay, on a joint and several basis, to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of the Borrowers’ Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrowers shall repay, on a joint and several basis, the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

86

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrowers agree to pay, on a joint and several basis, to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate for unused commitment fees multiplied by the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no Defaulting Lender shall be entitled to receive any fee payable under this Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to be paid to that Defaulting Lender). The commitment fee on the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee.

87

(b) Other Fees. The Borrowers shall pay, on a joint and several basis, to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between Parent and the applicable Agent).

Section 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three hundred and sixty five (365) or three hundred and sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12. Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense,

88

recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m. may, in each case in the discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Funding by Lenders; Presumption by Administrative Agent. (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to any Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to applicable Borrower the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the time at which any payment is due to the Administrative Agent for the

89

account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii) A notice of the Administrative Agent to any Lender or Parent with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Funds. Except as otherwise provided herein, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the

90

Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13. Sharing of Payments. Subject to Section 2.05(b)(v), if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrowers or any of their respective Subsidiaries that is made other than in accordance with Section 10.06(j) (as to which the provisions of this Section shall apply).

91

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14. Incremental Credit Extensions. (a) Parent may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided, that upon the effectiveness of any Incremental Amendment referred to below and at the time that any such Incremental Term Loan is made (and after giving effect thereto), (i) no Event of Default shall exist; provided that, with respect to any Incremental Term Loans the proceeds of which are to be used primarily to fund a Permitted Acquisition or other acquisition not prohibited hereunder the consummation of which is not conditioned on the availability of third-party financing substantially concurrently upon the receipt thereof, the absence of an Event of Default (other than a Specified Event of Default with respect to any Borrower) shall not constitute a condition to the issuance or incurrence of such Incremental Term Loans, and (ii) Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) (which, for the avoidance of doubt, shall be calculated after giving effect to any acquisition consummated concurrently therewith or to be consummated using the proceeds of such Incremental Facility and calculated assuming any Revolving Commitment Increase is fully drawn). Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50 million (provided, that such amount may be less than $50 million if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases (other than, for the avoidance of doubt, those established in respect of Extended Term Loans or Extended Revolving Credit Commitments pursuant to Section 2.16) shall not exceed the Maximum Incremental Facilities Amount.

(b) Any Revolving Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Facility (including the maturity date in respect thereof but excluding upfront commitment or similar fees); provided, that the Applicable Rate with respect to the Revolving Credit Facility may be increased if necessary to be consistent with that required by the lenders providing the Revolving Commitment Increase. The Incremental Term Loans (a) shall rank pari passu or junior in right of payment and of security with the then-existing Revolving Credit Loans, Other Revolving Credit Loans, Term Loans and Other Term

92

Loans (and, if such Incremental Term Loans rank junior in right of security with the then-existing Revolving Credit Loans and the Term Loans, shall be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent), (b) shall not mature earlier than the Latest Maturity Date with respect to the Term Loans, (c) shall not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the then-existing Term Loans, (d) shall be entitled to share in mandatory and voluntary prepayments on a ratable (or less than ratable, but in no event greater than ratable) basis with the then-existing Term Loans, and (e) shall bear interest at rates and be entitled to upfront fees as shall be determined by Parent and the applicable new Lenders; provided, however, that if the All-In Yield for the Incremental Term Loans shall exceed the All-In Yield with respect to the Term Loans by more than 50 basis points, then the interest rate margins applicable to the Term Loans shall be increased so that such excess shall be only 50 basis points. The Incremental Term Loans shall otherwise be on terms and pursuant to documentation to be determined by Parent; provided, that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clauses (a) through (e) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that (x) without the consent of the Administrative Agent, such documentation may contain additional or more restrictive covenants than any then-existing Term Loans if such covenants are applicable only after the Latest Maturity Date hereunder and (y) to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loans that applies prior to the Latest Maturity Date hereunder, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Term Loans) and subject to clauses (b) and (c) above, the amortization schedule (if any) applicable to the Incremental Term Loans shall be determined by Parent and the lenders thereof.

(c) Each notice from Parent pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases. Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender or by any other Eligible Assignee (any such other bank or other financial institution being called an “Additional Lender”); provided, that the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.06(b)(iii)(B) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment shall, without the consent of the Agents or the Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion

93

of the Administrative Agent and Parent to effect the provisions of this Section 2.14, including without limitation to incorporate the applicable lenders in respect of Incremental Term Loans as “Lenders”, and the Incremental Term Loans as “Loans” and/or “Term Loans”, for all applicable purposes hereunder, including the definition of Required Lenders and to establish any tranche of Incremental Term Loans as an independent Class or Facility, as applicable. The effectiveness of any Incremental Amendment shall be subject to such further conditions as Parent and the applicable Lenders and Additional Lenders shall agree. The Borrowers may use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees.

(d) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Revolving Credit Facility only), a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Facility outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans under the applicable Facility made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any reasonable and documented out-of-pocket costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e) The effectiveness of any Incremental Amendment shall be subject to, if reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate, including to reflect any Incremental Term Loans provided on a “certain funds” basis) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans or Revolving Commitment Increase is provided with the benefit of the applicable Loan Documents.

(f) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

94

Section 2.15. Refinancing Amendments. (a) On one or more occasions after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans or the Revolving Credit Commitments (and any Revolving Credit Loans made pursuant thereto) then outstanding under this Agreement (including any then-existing Other Term Loans or Other Revolving Credit Commitments), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments, as applicable, pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Other Revolving Credit Commitments or any other tranche of Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Revolving Credit Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments (subject to clauses (3) and (4) below), (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any Class with an earlier Maturity Date on a better than a pro rata basis as compared to any other Class with a later Maturity Date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to other Revolving Credit Commitments and Revolving Credit Loans; provided, further, that the effectiveness of any Refinancing Amendment pursuant to this Section 2.15, together with the effectiveness of any Revolving Commitment Increase, shall not result in there being more than two (2) separate Maturity Dates in effect for all Revolving Credit Commitments. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (which, for the avoidance of doubt, shall not require compliance with Section 7.09 for any incurrence of Other Term Loans) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

95

(b) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) $50 million or (y) an integral multiple of $5 million in excess thereof, unless the Administrative Agent shall otherwise agree in its discretion.

(c) Upon the effectiveness of each Refinancing Amendment pursuant to which any Revolving Credit Commitments are refinanced, each Revolving Credit Lender immediately prior to such increase (each a “Pre-Refinancing Revolving Credit Lender”) will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Other Revolving Credit Commitment (each a “Post-Refinancing Revolving Credit Lender”), and each such Post-Refinancing Revolving Credit Lender will automatically and without further act be deemed to have assumed, a portion of such Pre-Refinancing Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Post-Refinancing Revolving Credit Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto, including without limitation to incorporate the applicable lenders in respect of Other Term Loans and/or Other Revolving Credit Loans as “Lenders”, the Other Term Loans as “Loans” and/or “Term Loans” for all applicable purposes hereunder, the Other Revolving Credit Loans as “Loans” and/or “Revolving Credit Loans” for all applicable purposes hereunder and the Other Revolving Credit Commitments as “Commitments” and/or “Revolving Credit Commitments” for all applicable purposes hereunder, including the definition of Required Lenders and to establish any tranche of Other Term Loans an independent Class or Facility, as applicable, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Parent, to effect the provisions of this Section 2.15, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16. Extension Offers. (a) Pursuant to one or more offers made from time to time by Parent to all Term Lenders of a particular Class by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Term Loans of such Class) and on the same terms (“Term Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Term Lenders from time to time to extend the maturity date of such Lender’s Term Loans and to otherwise

96

modify the terms of such Lender’s Term Loans pursuant to the terms of the relevant Term Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Term Loans and/or modifying the amortization schedule (if any) in respect of such Lender’s Term Loans). Pursuant to one or more offers made from time to time by Parent to all Revolving Credit Lenders of a particular Class by notice to the Administrative Agent, on a pro rata basis (based on the aggregate outstanding Revolving Credit Commitments) and on the same terms (“Revolving Extension Offers” and, together with Term Extension Offers, “Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Revolving Credit Lenders from time to time to extend the maturity date of such Lender’s Revolving Credit Commitments and to otherwise modify the terms of such Lender’s Revolving Credit Commitments pursuant to the terms of the relevant Revolving Extension Offer (including increasing the interest rate or fees payable in respect of such Lender’s Revolving Credit Commitments). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentences shall mean, (i) when comparing Term Extension Offers, that the Term Loans are offered to be extended by each Lender of such Class for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same and (ii) when comparing Revolving Extension Offers, that the Revolving Credit Commitments are offered to be extended by each Lender of such Class for the same amount of time and that the interest rate changes and fees payable in respect thereto are the same. Any such extension (an “Extension”) agreed to between Parent and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan (provided, that, for the avoidance of doubt, the implementation of an Incremental Term Loan to establish an Extended Term Loan shall not count as an Incremental Term Loan for purposes of calculating the Maximum Incremental Facilities Amount) for such Lender (if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”)) or a Revolving Commitment Increase (provided, that, for the avoidance of doubt, such Revolving Commitment Increase shall not count for purposes of calculating the Maximum Incremental Facilities Amount) for such Lender (if such Lender is extending an existing Revolving Credit Commitment (such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”)).

(b) The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent a Loan Extension Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Loan Extension Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) except as to interest rates, fees, amortization, final maturity date, collateral arrangements and voluntary and mandatory prepayment arrangements (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by Parent and set forth in the Extension Offer), the Extended Term Loans shall have (x) the same terms as the Term Loans, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date for the Term Loans, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans and

97

(iv) except as to interest rates, fees, final maturity, collateral arrangements and voluntary and mandatory prepayment arrangements, any Extended Revolving Credit Commitment shall be a Revolving Credit Commitment with the same terms as the Revolving Credit Loans. Upon the effectiveness of any Loan Extension Agreement, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby and other changes necessary to preserve the intent of this Agreement without the consent of any other Lender and without regard to Section 10.01, including without limitation to incorporate the Extending Lenders as “Lenders”, and the Extended Term Loans and Extended Revolving Credit Commitments as “Loans” and/or “Term Loans” and/or Commitments, for all applicable purposes hereunder, including the definition of Required Lenders and to establish any tranche of Extended Term Loans or Extended Revolving Credit Commitments as an independent Class or Facility, as applicable. Any such deemed amendment may, at Parent or the Administrative Agent’s request, be memorialized in writing by the Administrative Agent and Parent and furnished to the other parties hereto.

(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For the avoidance of doubt, the commitments and obligations of any Swing Line Lender or L/C Issuer can only be extended pursuant to an Extension or otherwise with such Person’s consent.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.16), (i) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment; provided, that the aggregate amount of Extended Term Loans or Extended Revolving Credit Commitment for any new Class of Term Loans or Revolving Credit Commitments made in connection with any Extension Offer shall be at least $50 million, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iii) there shall be no condition to any Extension of any Loan or Revolving Credit Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (iv) the interest rate limitations referred to in the proviso to clause (e) of Section 2.14(b) shall not be implicated by any Extension and (v) all Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e) Each extension shall be consummated pursuant to procedures set forth in the associated Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including timing, rounding and other adjustments.

98

(f) This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.03(g); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.03(g); sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or any Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of

99

which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. With respect to any fee otherwise payable under Section 2.09(a) but not required to be paid to any Defaulting Lender pursuant to the second proviso thereof, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 2.17(a) cannot, or can only partially, be effected, the Borrowers shall, on a joint and several basis and without prejudice to any right or remedy available to them hereunder or under Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

100

(c) New Swing Line Loans/Letters of Credit. Notwithstanding anything in this Agreement to the contrary, so long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and each Swing Line Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes. (a) Any and all payments by or on account of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as otherwise required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and (iii) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 3.01(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrowers and Guarantors shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes which arise from any payment made under any Loan Document or from the execution, delivery,

101

performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 10.13) that are Other Connection Taxes (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and each Guarantor shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for (i) the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. Each Lender shall, at such times as are reasonably requested by Parent or the Administrative Agent, provide Parent and the Administrative Agent with such properly completed and executed documentation prescribed by any Laws or reasonably requested by Parent or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in the rate of, any

102

applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by Parent or the Administrative Agent, shall deliver such other documentation prescribed by any Laws or reasonably requested by Parent or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever any such documentation (including any specific documentation required below in this Section 3.01(f)) becomes obsolete, expired or inaccurate in any respect, deliver promptly to Parent and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Parent or the Administrative Agent) or promptly notify Parent and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing:

(1) Each U.S. Lender shall deliver to Parent and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or the Administrative Agent) two (2) properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(2) Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and the Administrative Agent (in such number of copies as shall be requested by Parent or Administrative Agent) on or before the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or the Administrative Agent) whichever of the following is applicable:

(A) two (2) properly completed and duly executed originals of IRS Form W-8BEN (or any successor form) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B) two (2) properly completed and duly executed originals of IRS Form W-8ECI (or any successor form),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two (2) properly completed and duly executed certificates substantially in the form of Exhibit J-1 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two (2) properly completed and duly executed originals of IRS Form W-8BEN (or any successor form), or

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two (2) properly completed and duly executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, United States Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, IRS Form W-8IMY (or any successor form) and/or

103

any other required information, certification or documentation from each beneficial owner, as applicable (provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of such direct or indirect partner (or partners));

(3) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Parent and the Administrative Agent (in such number of copies as shall be requested by Parent or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Parent or the Administrative Agent), two (2) properly completed and duly executed originals of any other form prescribed by applicable Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law (including the Treasury Regulations) to permit any Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Parent or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any intergovernmental agreement or similar agreement intended to facilitate compliance with, or otherwise related to FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it pursuant to this Section 3.01, it shall promptly remit to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 3.01 with respect to the

104

Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such indemnified party, agrees to promptly repay to such indemnified party the amount paid over to it pursuant to the above provisions of this Section 3.01 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), in the event such indemnified party is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any Swing Line Lender and any L/C Issuer.

Section 3.02. Illegality. If any Lender determines in good faith in its reasonable discretion that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Parent through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully

105

continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify Parent and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Parent may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a committed Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

106

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) by an amount deemed by such Lender or L/C Issuer to be material then, upon request of such Lender, such L/C Issuer or such other Recipient, the Borrowers will pay, on a joint and several basis, to such Lender, such L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or L/C Issuer charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities.

(b) Capital Requirements. If any Lender or any L/C Issuer determines in good faith in its reasonable discretion that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or L/C Issuer to be material, then, to the extent such compensation is sought by such Lender or L/C Issuer from similarly situated borrowers, the Borrowers, upon request of such Lender or such L/C Issuer, as the case may be, will pay, on a joint and several basis, to such Lender or such L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered, to the extent such compensation is sought from similarly situated borrowers.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section and delivered to Parent shall be conclusive absent manifest error. The Borrowers shall pay, on a joint and several basis, such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

107

Section 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate, on a joint and several basis, such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of any Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of the Borrowers on the date or in the amount notified by Parent; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Parent pursuant to Section 10.13; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay, on a joint and several basis, any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06. Matters Applicable to All Requests for Compensation. (a) Except with respect to any requests for compensation or indemnification under Section 3.01 (requests for which shall be governed by Section 3.01(c)), any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to Parent setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to Section 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s or any L/C Issuer’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred-eighty (180) days prior to the date that such Lender notifies Parent of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such one hundred-eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, Parent may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loans, or, if applicable, to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

108

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day (or days) of the then current Interest Period (or Interest Periods) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to Parent (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day (or days) of the next succeeding Interest Period (or Interest Periods) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Replacement of Lenders under Certain Circumstances. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall (at the reasonable request of the Borrowers), as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts

109

payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay, on a joint and several basis, all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Parent may replace such Lender in accordance with Section 10.13.

Section 3.08. Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, a Lender or L/C Issuer.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01. Conditions to the Initial Credit Extensions. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a) the Transactions shall have been consummated simultaneously (or substantially simultaneously or concurrently) with the funding of such Credit Extension in accordance in all material respects with applicable law and on the terms described in the documents describing such Transactions or otherwise communicated to the Administrative Agent and the Lenders;

(b) the Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party (if applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) an original Note executed by the Borrowers in favor of each Lender that requested a Note at least two (2) Business Days prior to the Closing Date;

110

(iii) a security agreement, in substantially the form of Exhibit F hereto (together with each security agreement supplement delivered pursuant to Section 6.11, in each case as amended, amended and restated, supplemented or otherwise modified, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) to the extent required to be delivered to the Collateral Agent pursuant to the terms of the Security Agreement, certificates and instruments representing the applicable Collateral referred to therein accompanied by undated stock powers or instruments of transfer executed in blank,

(B) financing statements in form appropriate for filing under the UCC of the jurisdiction of incorporation, formation or organization, as applicable, of each Loan Party, covering the Collateral described in the Security Agreement owned by each such Loan Party,

(C) copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and, to the extent such searches indicate that there are Liens on the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens), the Administrative Agent shall be reasonably satisfied that arrangements have been made to discharge such Liens on or prior to the Closing Date,

(D) a Perfection Certificate duly executed by each of the Loan Parties, and

(E) [reserved];

(iv) the Intercreditor Agreement, duly executed by each party thereto;

(v) (x) certifications of resolutions or other action, (y) incumbency certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party, and (z) certifications as to the organizational documents of such Loan Party;

(vi) certificates of good standing (or the equivalent or similar concept to the extent not applicable) from the applicable public official in the jurisdiction of incorporation, formation or organization, as applicable, of each Loan Party;

(vii) a certificate signed by a Responsible Officer of Parent certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

111

(viii) a certificate attesting to the Solvency of Parent and its Subsidiaries on a consolidated basis after giving effect to the Closing Date Transactions, from Parent’s chief financial officer, substantially in the form of Exhibit K hereto; and

(ix) at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties reasonably requested by the Lenders in writing at least ten (10) days prior to such date under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(c) the Administrative Agent’s receipt of:

(i) a favorable opinion of (A) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Loan Parties and (B) Shapiro Sher Guinot & Sandler, P.A., Maryland counsel of Parent, in each case addressed to the Administrative Agent and each Lender and reasonably satisfactory to the Administrative Agent;

(ii) evidence that Windstream has declared the dividend constituting the Separation; and

(iii) (A) the Audited Financial Statements and (B) the Projections;

(d) each of the Master Lease and the Recognition Agreement shall be in full force and effect in accordance with its terms, and the Administrative Agent shall have received a certificate, dated the as of the Closing Date, signed by a Responsible Officer of CSL National to such effect and attaching executed copies thereof;

(e) (i) all fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid; (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid and (iii) all reasonable fees, charges and disbursements of counsel to the Administrative Agent required to be paid on or prior to the Closing Date pursuant to Section 10.04 shall have been paid, to the extent invoiced at least two (2) Business Days prior to the Closing Date (or such later date as Parent shall reasonably agree); provided such fees, charges and disbursements may be paid with the proceeds of the Loans made on the Closing Date;

(f) the Administrative Agent shall be reasonably satisfied (i) that all necessary regulatory, governmental and corporate approvals and consents have been received and (ii) with the outstanding indebtedness of Parent and its subsidiaries, in each case, as of the Closing Date; and

(g) the Facilities shall have received public ratings from each of S&P and Moody’s, and Parent shall have received a public corporate credit rating and a public corporate family rating in respect of Parent and its Subsidiaries from each of S&P and Moody’s, in each case after giving effect to the Closing Date Transactions.

112

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each of the Lenders and the Administrative Agent that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article 5 and in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date); provided, that, to the extent that such representations and warranties are qualified by materiality, material adverse effect or similar language, they shall be true and correct in all respects; and provided, further, that, with respect to any Incremental Term Loans the proceeds of which are used primarily to fund a Permitted Acquisition or other acquisition not prohibited hereunder the consummation of which is not conditioned on the availability of third-party financing (including repayment of Indebtedness of the Person acquired, or that is secured by the assets acquired, in such Permitted Acquisition or other acquisition) substantially concurrently upon the receipt thereof, the only representations and warranties the accuracy of which shall be a condition to the making of such Incremental Term Loans shall be (x) the representations and warranties set forth in Sections 5.01(a), 5.01(b)(i), 5.01(b)(ii), 5.02(a), 5.02(b), 5.02(c)(i), 5.04, 5.12, 5.14, 5.16, 5.17 (but only as it relates to security interests that may be perfected solely through the filing of UCC financing statements, filing of intellectual property security agreements (collectively, the “Intellectual Property Security Agreements” and each, an “Intellectual Property Security Agreement”) with the United States Patent and Trademark Office and United States Copyright Office and delivery of certificated securities collateral representing Equity Interests in United States Persons) and 5.18 and (y) the representations and warranties contained in the acquisition agreement relating to such Permitted Acquisition or other acquisition as are material to the interests of the Lenders, but only to the extent that Parent or any of its Affiliates have the right to terminate its or their obligations under such acquisition agreement as a result of a breach of such representations and warranties in such acquisition agreement.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom (or, with respect to any Incremental Term Loans the proceeds of which are to be used primarily to fund a Permitted Acquisition or other acquisition not prohibited hereunder the consummation of which is not conditioned on the availability of third-party financing substantially concurrently upon the receipt thereof, no Specified Event of Default with respect to any Borrower shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom).

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

113

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by Parent shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders as of the Closing Date and as of the date of each Credit Extension that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01) (x) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (y) any material agreement to which such Person is a party; or (iii) violate any material Law; except with respect to any conflict, breach, violation or contravention referred to in clause (ii) or (iii), to the extent that such conflict, breach, violation or contravention could not reasonably be expected to have a Material Adverse Effect.

114

Section 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transactions, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (a) Debtor Relief Laws and by general principles of equity, (b) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (c) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements fairly present in all material respects (i) (x) the assets contributed and liabilities assumed as of December 31, 2014 and 2013 as of the dates thereof and (y) the revenues and direct expenses for the years ended December 31, 2014, 2013 and 2012 throughout the periods covered thereby, in each case, of the consumer Competitive Local Exchange Carrier business of Windstream Holdings and in accordance with GAAP consistently applied, except as otherwise noted therein and (ii) the balance sheet of the Distributions Systems of Windstream Holdings as of December 31, 2014 and 2013 as of the dates thereof in accordance with GAAP consistently applied, except as otherwise noted therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent or any of the Restricted Subsidiaries or against any of their properties or revenues (other than actions, suits, proceedings and claims in connection with the Transactions) that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

115

Section 5.07. Ownership of Property; Liens; Master Lease, Etc. Except where the failure to do so have could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent and each of the Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (a) Liens permitted by Section 7.01 and (b) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes. As of the Closing Date, neither Parent nor any Restricted Subsidiary owns any Material Real Property. Each of the Master Lease and the Recognition Agreement is in full force and effect and is the legal, valid and binding obligation of each Loan Party party thereto and, to the knowledge of the Borrowers, each other party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.08. Environmental Compliance. (a) There are no claims, actions, suits, or proceedings against Parent or any of its Subsidiaries alleging liability or responsibility for violation of, or otherwise relating to, any Environmental Law or Hazardous Material that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.08(b) and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by Parent or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by Parent or any of its Subsidiaries or, to the knowledge of the Borrowers, on any property formerly owned or operated by Parent or any of its Subsidiaries; (iii) there is no asbestos or asbestos containing material on any property currently owned or operated by Parent or any of its Subsidiaries; (iv) Hazardous Materials have not been Released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries and Hazardous Materials have not otherwise been Released, discharged or disposed of by Parent or any of its Subsidiaries at any other location and (v) Parent and its Subsidiaries have been and are in compliance with all Environmental Laws and Environmental Permits.

(c) The properties owned, leased or operated by Parent or any of its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of; (ii) require remedial action under; or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

116

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Parent or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(e) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, neither Parent nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law or any Hazardous Material.

Section 5.09. Taxes. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, Parent and each of the Restricted Subsidiaries has timely filed all Tax returns required to be filed, and has paid all Taxes required to be paid by it, including in its capacity as a withholding agent, that are due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 5.10. ERISA Compliance. (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) There exists no Unfunded Pension Liability with respect to any Plans that could reasonably be expected to result in a Material Adverse Effect.

(d) The assets of the Borrowers do not constitute “plan assets” of any ERISA Plan.

Section 5.11. Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to any part of the Transactions that is consummated on or prior to the Closing Date), no Loan Party has any material Subsidiaries other than those disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests

117

owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except (a) those created under the Collateral Documents; and (b) any Lien that is permitted under Section 7.01.

Section 5.12. Margin Regulations; Investment Company Act. (a) No Loan Party is engaged in, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB (“Margin Stock”)), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for the purpose of purchasing or carrying Margin Stock in violation of Regulation U.

(b) None of the Loan Parties or any of the Subsidiaries of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure. To the best of Parent’s knowledge, the reports, financial statements, certificates and other written information (other than as set forth below and other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole and giving effect to all supplements and updates thereto, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and at the time of delivery; it being understood that such financial information as it relates to future events is not to be viewed as fact and that such projections may vary from actual results and that such variances may be material.

Section 5.14. Anti-Corruption Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrowers, their respective Subsidiaries or, to the knowledge of the Borrowers or such Subsidiaries, any of their respective directors, officers or employees, is a Sanctioned Person, and no Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

Section 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries owns, licenses or possesses the right to use, all of the trademarks,

118

service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used or held for use in connection with and reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to so own, license or possess the right to use any such IP Rights could not reasonably be expected to have a Material Adverse Effect. No action, suit, proceeding or claim is pending or, to the Loan Parties’ knowledge, threatened in writing, to the effect that the material IP Rights used by Parent or the Restricted Subsidiaries and/or the operation of their respective businesses as currently conducted infringes upon or otherwise misappropriates any rights held by any other Person except for such actions, suits, proceedings and claims, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Solvency. On the Closing Date after giving effect to the Closing Date Transactions, Parent and its Subsidiaries, on a consolidated basis taken as a whole, are Solvent.

Section 5.17. Security Documents. (a) Security Agreement. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Agreement or the Intercreditor Agreement (if in effect)), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by recording mortgages, filing financing statements or taking possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. In addition to the actions taken pursuant to Section 5.17(a)(i), when the Security Agreement or a short form thereof (including each Intellectual Property Security Agreement) is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement (or Intellectual Property Security Agreements) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors (to the extent intended to be created thereby) in Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered, issued or applied for, as applicable, with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered or applied for Trademarks, Patents and Copyrights acquired by the grantors thereof after the Closing Date).

119

(c) Notwithstanding anything herein (including this Section 5.17) or in any other Loan Document to the contrary, neither Parent nor any other Loan Party makes any representation or warranty as to the effects of perfection or nonperfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

Section 5.18. Use of Proceeds. (a) The Borrowers will use the proceeds of the Term Loans solely for the following purposes: (i) for the Closing Date Transfers; (ii) for Parent to make the Purging Distributions; (iii) to make Investments, acquisitions and Restricted Payments, in each case, to the extent permitted hereunder; and/or (iv) to fund working capital and general corporate purposes of Parent and the Restricted Subsidiaries, including the Closing Date Transaction Expenses and other expenses relating to the Transactions and the Purging Distribution.

(b) No proceeds of the Revolving Credit Loans shall be used for the Purging Distributions unless Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with the Liquidity Condition.

Section 5.19. Licenses and Approvals. Each Loan Party and its Subsidiaries has all necessary licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations arising under or relating to telecommunications laws, to lease or own and operate its properties and to carry on its business as now conducted, except where the failure to have such licenses, permits and governmental authorizations would not reasonably be expected to result in a Material Adverse Effect.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable remains unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (and not Cash Collateralized or backstopped by a letter of credit reasonably acceptable to the applicable L/C Issuer), each of the Loan Parties shall, and shall cause each of their Restricted Subsidiaries to:

Section 6.01. Financial Statements. (a) Deliver to the Administrative Agent for prompt further distribution to each Lender within ninety (90) days after the end of each fiscal year of Parent beginning with the fiscal year ending December 31, 2015, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures

120

for the previous fiscal year to the extent available, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (an “Accounting Opinion”).

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (in the case of such financial statements for fiscal quarters ending prior to June 30, 2016, to the extent available), all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

To the extent Parent designates any of its Subsidiaries as an Unrestricted Subsidiary, and, in the aggregate, the Unrestricted Subsidiaries account for greater than two-and-a-half percent (2.5%) of the Consolidated EBITDA of Parent and its Subsidiaries on a consolidated basis for with respect to the fiscal quarter or fiscal year covered by such financial statements, the financial statements referred to in this Section 6.01 shall be accompanied by reconciliation statements eliminating the financial information with respect to such Unrestricted Subsidiary or Unrestricted Subsidiaries.

Notwithstanding the foregoing (but subject to the immediately preceding sentence), the obligations in clauses (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by an Accounting Opinion or an Accounting Opinion is separately provided to the Administrative Agent.

Documents required to be delivered pursuant to this Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent (or any direct or indirect parent of Parent) posts such documents, or provides a link thereto, at the website address listed on Schedule 10.02 or such other website as may be identified in a written notice from Parent to the Administrative Agent; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks or another relevant website (including without limitation the

121

EDGAR website of the Securities and Exchange Commission), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Parent;

(b) except for any Form 10-K or Form 10-Q filed with the SEC, promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), (i) a report setting forth the information required by a Perfection Certificate Supplement to the extent there has been a change in such information since the Closing Date or the date of the last such report and/or confirming that there has been no change in the information not included in such report since the Closing Date or the date of the last such report and (ii) a list of the Unrestricted Subsidiaries as of the date of delivery of such Compliance Certificate; and

(d) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar or a substantially similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that so long as Parent is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such

122

Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Parent shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Parent, any Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, Parent shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03. Notices. (a) Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(i) of the occurrence of any Default;

(ii) of the occurrence of any ERISA Event; and

(iii) of any matter (including in regard to any court suit or action) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Parent setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto and shall be made available to the Lenders by the Administrative Agent.

(b) Parent or another Borrower shall promptly (and in any event within forty-five (45) days) notify the Collateral Agent in writing of any change in (i) legal name of any Loan Party, (ii) the type of organization of any Loan Party or (iii) the jurisdiction of organization of any Loan Party and, upon request by the Collateral Agent, take all actions necessary to continue the perfection of the security interest created hereunder following any such change with the same priority as immediately prior to such change. Parent agrees promptly to provide the Collateral Agent after notification of any such change with certified Organization Documents reflecting any of the changes described in the first sentence of this Section 6.03(b).

Section 6.04. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it (including in its capacity as withholding agent) or upon its income or profits or in respect of its property, except, in each case, (a) to the extent the failure to pay or discharge the same could not reasonably be expected to have, individually or in

123

the aggregate, a Material Adverse Effect, or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP.

Section 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business; provided, however, that nothing in this Section 6.05 shall prohibit (i) sales, pledges, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving Parent or any Subsidiary or any other transaction conducted in accordance with Section 7.03 or 7.04 (other than, in the case of Section 6.05(a), with respect to the legal existence of Parent or any other Borrower); (ii) the withdrawal by Parent or any Subsidiary of its qualification as a foreign corporation or organization (as applicable) in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by Parent or any Restricted Subsidiary of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that Parent or such Subsidiary, as applicable, reasonably determines are not useful to its business.

Section 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business; provided, however, that nothing in this Section 6.06 shall prohibit (i) sales, pledges, conveyances, transfers or other dispositions of assets, consolidations or mergers by or involving Parent or any Restricted Subsidiary or any other transaction conducted in accordance with Section 7.03 or 7.04; (ii) the withdrawal by Parent or any Restricted Subsidiary of its qualification as a foreign corporation or organization (as applicable) in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by Parent or any Restricted Subsidiary of any rights, permits, authorizations, copyrights, trademarks, trade names, franchises, licenses and patents that Parent or such Subsidiary, as applicable, reasonably determines are not useful to its business.

Section 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and the Restricted Subsidiaries) as are customarily

124

carried under similar circumstances by such other Persons. Subject to Section 6.13(a), the third-party liability (other than directors and officers liability insurance, insurance policies relating to employment practices liability, crime or fiduciary duties, kidnap and ransom insurance policies and insurance as to fraud, errors and omissions) and property insurance policies of the Loan Parties shall name the Collateral Agent as additional insured (solely in the case of liability insurance) or loss payee (solely in the case of property insurance), as applicable. With respect to any Material Real Property that is subject to a Mortgage, obtain flood insurance in such total amount (no greater than the lesser of (a) the fair market value of the Material Real Property and (b) the maximum amount available under Flood Insurance Laws) as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements on such Real Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act.

Section 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrowers will maintain policies and procedures reasonably designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.09. Books and Records. Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the business of the Loan Parties or a Restricted Subsidiary, as the case may be.

Section 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at reasonable times during normal business hours, upon reasonable advance notice to Parent; provided, however, (a) unless an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise the rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year, (b) if an Event of Default exists and an individual Lender elects to exercise rights under this Section 6.10, (x) such Lender shall coordinate with the Administrative Agent and any other Lender electing to exercise such rights and shall share the results of such inspection with the Administrative Agent on behalf of the Lenders and (y) the number of visits and expense associated with such individual Lender inspections must be reasonable, and (c) Parent shall have the opportunity to participate in any discussions with Parent’s independent public accountants. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries will be required to disclose, permit

125

the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or proprietary information, (ii) in respect of which disclosure to Administrative Agent (or its designated representative or independent contractor) or any Lender is then prohibited by law or contract (not created in contemplation thereof) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11. Additional Collateral; Additional Guarantors. (a) Subject to this Section 6.11 and Section 6.13(b), with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within forty-five (45) days after the acquisition thereof (or, with respect to intellectual property, on a quarterly basis) (or such later date as the Administrative Agent may agree)) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably request to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted hereunder; and (ii) take all actions reasonably necessary or advisable to cause such Lien to be duly perfected within the United States to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Administrative Agent. The Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after acquired properties.

(b) With respect to any Person that is or becomes a Subsidiary of Parent after the Closing Date (other than any Excluded Subsidiary) or ceases to be an Excluded Subsidiary, promptly (and in any event within forty-five (45) days (or, in the case of clause (ii)(B) below, ninety (90) days) after (I) the date such Person becomes a Subsidiary or (II) the date Parent delivers to the Administrative Agent financial statements by which it is determined that such Person ceased to be an Excluded Subsidiary (or such later date as the Administrative Agent may agree)), (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by such Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder (or holders) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party (in each case, with respect to Foreign Subsidiaries, to the extent applicable and permitted under foreign laws, rules or regulations) to the extent required to be so delivered under the Security Agreement, if necessary to perfect a Lien under applicable Law, by means of an applicable Collateral Document, to create a Lien on such Equity Interests and intercompany notes in which such perfection is required under the terms of the Security Agreement in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such Subsidiary (A) to execute a joinder agreement reasonably acceptable to the

126

Administrative Agent or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Collateral Documents (including the Security Agreement), substantially in the form annexed thereto, (B) to deliver Mortgages of Material Real Property owned by such Subsidiary (and otherwise comply with the requirements set forth in Section 6.11(c)), and (C) to take all other actions reasonably requested by the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Collateral Documents (including the Security Agreement) to be duly perfected within the United States to the extent required by such agreement in accordance with all applicable Law, including the recording of Mortgages and filing of financing statements in such jurisdictions within the United States as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) no Excluded Subsidiary shall be required to become a Guarantor or otherwise take the actions specified in clause (ii) of this Section 6.11(b), (2) no more than (A) 65% of the total voting power of all outstanding voting stock and (B) 100% of the Equity Interests not constituting voting stock of any CFC or CFC Holdco (except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 6.11(b)) shall be required to be pledged, (3) no Equity Interests in any Person held by a Foreign Subsidiary shall be required to be pledged, and (4) no Lien or similar interest shall be required to be granted, directly or indirectly, in the assets of any CFC or Foreign Subsidiary or any “Excluded Assets” (as such term is defined in the Security Agreement).

(c) Each Loan Party shall grant to the Collateral Agent, within ninety (90) days of the acquisition thereof (or such later date as the Administrative Agent may agree), a security interest in and mortgage in a form reasonably satisfactory to the Administrative Agent and Collateral Agent (a “Mortgage”) on any Material Real Property as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder and a junior lien mortgage is not permitted thereby)). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted hereunder. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require, including to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after acquired Real Property (including, to the extent so required, a Title Policy, a Survey, local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) and a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination, together with a notice executed by such Loan Party about special flood hazard area status, if applicable, in respect of such Mortgage).

127

(d) The foregoing clauses (a) through (c) shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent and Parent in writing, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) such asset constitutes an Excluded Asset (as such term is defined in the Security Agreement). In addition, the foregoing will not require actions under this Section 6.11 by a Person if and to the extent that such action would (a) go beyond the corporate or other powers of the Person concerned (and then only as such corporate or other power cannot be modified or excluded to allow such action); or (b) result in material issues of director’s personal liability, breach of fiduciary duty or criminal liability. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with Parent, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

(e) Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.11 shall be subject to exceptions and limitations set forth herein, in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and Parent. Notwithstanding the foregoing provisions of this Section 6.11 or anything in this Agreement or any other Loan Document to the contrary, any Subsidiary of Parent that Guarantees the Senior Secured Notes or the Senior Unsecured Notes shall be required to be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Section 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) to the extent the Loan Parties or any Restricted Subsidiary are required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any affected property, in accordance with the requirements of all Environmental Laws.

Section 6.13. Post-Closing Conditions and Further Assurances. (a) Within ninety (90) days after the Closing Date (subject to extension by the Administrative Agent in its discretion), deliver each Collateral Document or other deliverable set forth on Schedule 6.13(a), duly executed, if applicable, by each Loan Party that is a party thereto, together with all documents and instruments required to perfect the security interest of the Administrative Agent in the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

128

(b) Promptly upon request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, rerecord, file, refile, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents. If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Parent shall cooperate with the Administrative Agent in providing or obtaining appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14. Designation of Subsidiaries. (a) Parent may designate any of its Subsidiaries (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding the Borrowers and CSL National) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Subsidiary of Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that no Event of Default shall have occurred and be continuing and Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) and provided, further, that such designation complies with Section 7.06.

(b) Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing and Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); provided, further, that any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such designation shall be deemed incurred or established, as applicable, at such time.

(c) Any such designation by Parent shall be notified by Parent to the Administrative Agent by promptly delivering to the Administrative Agent a certificate of a Responsible Officer of Parent certifying that such designation complied with the applicable foregoing provision. Parent shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary if, after such designation, such Subsidiary would not be an “unrestricted subsidiary” (or equivalent term) in the documentation relating to any other Indebtedness of the Loan Parties having an outstanding principal amount in excess of the Threshold Amount (unless such Subsidiary is designated an “unrestricted subsidiary” substantially concurrently with its designation as an Unrestricted Subsidiary hereunder).

129

Section 6.15. Master Lease. Deliver to the Administrative Agent (a) to the extent provided to CSL National or any other Loan Party pursuant to the Master Lease, quarterly or annual financial statements of the Tenant or parent company of the Tenant and (b) promptly after the effectiveness thereof (and in any event within five (5) Business Days or such longer period as the Administrative Agent shall agree in its sole discretion), copies of any amendment or modification to, or waiver of, the Master Lease, any Master Lease Guaranty or the Recognition Agreement, or any notice of default delivered or received thereunder.

Section 6.16. Use of Proceeds. Use the proceeds of the Credit Extensions (including any issued Letters of Credit) not in contravention of any Law (including Sanctions) or of any Loan Document.

Section 6.17. Maintenance of Ratings. Use commercially reasonable efforts to (a) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (b) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case for Parent.

Section 6.18. REIT Status. Beginning with its first taxable year in which the REIT Election is intended to be effective, Parent shall (a) use its reasonable best efforts to operate so as to satisfy all requirements necessary to qualify and maintain its qualification as a REIT under the Code and (b) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the Code that could reasonably be expect to have a Material Adverse Effect.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 7.01. Liens. Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume or suffer to exist any Lien that secures any obligation or any related guarantee, on any asset or property of Parent or any of its Restricted Subsidiaries, other than the following (“Permitted Liens”):

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or

130

deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(b) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case (i) for sums not yet overdue for a period of more than thirty (30) days or (ii) for sums being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, in either case if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which are not securing Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness permitted to be incurred pursuant to clause (iv) or (xi) of Section 7.02(b); provided, that such Liens extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions or accessions thereto and any income or profits therefrom;

(g) Liens existing on the Closing Date listed on Schedule 7.01(g);

(h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned

131

by Parent or any of its Restricted Subsidiaries other than property that is affixed or incorporated into the property initially subject to such Lien and proceeds and products thereof;

(i) Liens on property at the time Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Parent or a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by Parent or any of its Restricted Subsidiaries other than property that is affixed or incorporated into the property initially subject to such Lien and proceeds and products thereof;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Parent, any Borrower or another Restricted Subsidiary permitted to be incurred under Section 7.02;

(k) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) (i) the Master Lease and other leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business; (ii) with respect to any leasehold interest held by Parent or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (i) and (ii) which do not materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness; and (iii) the Recognition Agreement.

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignment of goods entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of the Loan Parties;

(p) Liens on equipment of Parent or any of its Restricted Subsidiaries granted in the ordinary course of business;

(q) [Reserved];

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or

132

replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h), (i) and this clause (r); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h), (i) and this clause (r) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(s) deposits made in the ordinary course of business to secure liability to insurance carriers;

(t) subject to the sentence immediately following clause (kk) of this Section 7.01, other Liens securing obligations which do not exceed $100 million in aggregate principal amount at any one time outstanding;

(u) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(w) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x) Liens deemed to exist in connection with Investments in repurchase agreements permitted pursuant to Section 7.02; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) banker’s liens, Liens that are statutory, common law or contractual rights of setoff and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

133

(aa) Liens on the Equity Interests of Unrestricted Subsidiaries;

(bb) subject to the sentence immediately following clause (kk) of this Section 7.01, Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiaries permitted pursuant to Section 7.02;

(cc) Liens pursuant to any Loan Document;

(dd) subject to the sentence immediately following clause (kk) of this Section 7.01, Liens on Collateral securing Indebtedness incurred pursuant to Section 7.02(b)(ii)(A) (or any Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.02(b)(xii)), Section 7.02(b)(xxii) or Section 7.02(b)(xxiii), so long as such Indebtedness is subject to the Intercreditor Agreement (or Second Lien Intercreditor Agreement in the case of (i) Permitted Junior Secured Refinancing Debt and (ii) such other Indebtedness pursuant to such sections as shall be intended to be secured on a second lien basis);

(ee) any encumbrance or restriction (including put and call arrangements and restrictions on dispositions) with respect to Equity Interests of any non-Wholly-Owned Subsidiary or joint venture or similar arrangement pursuant to its organizational documents or any joint venture or similar agreement;

(ff) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided, that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(gg) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(hh) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(ii) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Agreement;

(jj) subject to the sentence immediately following clause (kk) of this Section 7.01, Liens securing Indebtedness of Parent and its Restricted Subsidiaries permitted pursuant to Section 7.02, so long as on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the Consolidated Secured Leverage Ratio is less than or equal to 4.00 to 1.00 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); provided, that such Liens on the Collateral shall be subject to the Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable; provided, further, that in the case of any Indebtedness in the form of syndicated term loans that is secured by such Liens on a pari passu basis with the Term Loans pursuant to the Intercreditor Agreement, if the All-In Yield for such term loans shall exceed the All-In Yield with respect to the Term Loans by more than 50 basis points, then the interest rate margins applicable to the Term Loans shall be increased so that such excess shall be only 50 basis points; and

(kk) prior to the Separation, Liens securing Indebtedness of Windstream and its Subsidiaries.

134

Notwithstanding anything to the contrary, Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume or suffer to exist any Lien on (x) the Master Lease (or any right or interest therein (including any rent payable thereunder)) or (y) any assets that are leased to Tenant pursuant to the Master Lease (the assets described in clauses (x) and (y), the “Master Lease Collateral”) pursuant to Section 7.01(t), (bb), (dd) or (jj) unless the Collateral Agent shall also hold a valid Lien on such Master Lease Collateral that is perfected to the same (or greater) extent than such Lien granted pursuant to Section 7.01(t), (bb), (dd) or (jj), as applicable.

For purposes of this Section 7.01, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

Section 7.02. Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness) and Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Total Leverage Ratio of Parent and its Restricted Subsidiaries for the most recently ended Test Period for which internal financial statements are available preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would not have been greater than 6.50 to 1.00, determined on a Pro Forma Basis (including the pro forma application of the net proceeds therefrom); provided, further, that any such Indebtedness, Disqualified Stock or Preferred Stock (other than Acquired Indebtedness) shall not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default), in each case prior to the Latest Maturity Date at the time such Indebtedness, Disqualified Stock or Preferred Stock is issued or incurred; provided, further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to this Section 7.02(a) if, after giving pro forma effect to such incurrence or issuance, more than $300 million, determined at the time of incurrence, of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this paragraph (or Section 7.02(b)(xii) in respect thereof) and Section 7.02(b)(xvii) in the aggregate.

135

(b) The provisions of Section 7.02(a) hereof shall not apply to:

(i) Indebtedness of any Loan Party under the Loan Documents;

(ii) the incurrence by a Loan Party of Indebtedness represented by (A) the Senior Secured Notes (including any Guarantee or future Guarantee thereof by a Loan Party) and any Registered Equivalent Notes (and any Guarantees thereof by a Loan Party) issued in exchange therefor, and (B) the Senior Unsecured Notes (including any Guarantee or future Guarantee thereof by a Loan Party) and any Registered Equivalent Notes (and any Guarantees thereof by a Loan Party) issued in exchange therefor;

(iii) Indebtedness of Parent or any of its Restricted Subsidiaries in existence, or any Preferred Stock of Parent or any of its Restricted Subsidiaries issued, on the Closing Date (other than Indebtedness described in clauses (i) and (ii)) listed on Schedule 7.02(b);

(iv) Indebtedness (including Capitalized Lease Obligations, purchase money obligations and mortgage financings), Disqualified Stock and Preferred Stock incurred or issued by Parent or any of its Restricted Subsidiaries, to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of (A) all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (iv) and (B) all Refinancing Indebtedness outstanding in respect thereof (other than any Increased Amount), does not exceed $150 million;

(v) Indebtedness incurred by Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(vi) Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

136

(vii) Indebtedness of Parent to a Restricted Subsidiary or a Restricted Subsidiary to Parent or another Restricted Subsidiary; provided, that (i) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by any Loan Party to a Person that is not a Loan Party is expressly subordinated in right of payment to the Obligations and (ii) any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by any Person that is not a Loan Party to any Loan Party shall not be evidenced by an intercompany note unless such intercompany note is pledged to the Administrative Agent pursuant to the terms of the Collateral Documents to the extent required thereby; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent or another Restricted Subsidiary, as applicable, or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to Parent or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than Parent or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 7.02, exchange rate risk, commodity pricing risk or any combination thereof;

(x) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xi) Indebtedness or Disqualified Stock of Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Borrower or Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of (A) all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xi) and (B) all Refinancing Indebtedness outstanding in respect thereof (other than any Increased Amount), does not at any one time outstanding exceed the greater of (x) $200 million and (y) 7.50% of Total Assets (determined at the time such Indebtedness or Disqualified Stock is incurred or issued);

137

(xii) the incurrence by Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under clause (a) of this Section 7.02 and clauses (ii), (iii), (iv), (xi) this clause (xii), and clauses (xiii), (xvii) and (xxiii) of this Section 7.02(b), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (any such additional Indebtedness, Disqualified Stock or Preferred Stock, “Increased Amount”) (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrowers, Parent or any other Loan Party.

(xiii) Indebtedness, Disqualified Stock or Preferred Stock of (x) Parent or a Loan Party incurred to finance an acquisition or (y) Persons that are acquired by Parent or any Loan Party or merged into or consolidated with Parent or a Loan Party in accordance with the terms of this Agreement; provided, that, after giving effect to such acquisition, merger or consolidation, either (i) the Consolidated Total Leverage Ratio of Parent and its Restricted Subsidiaries for the most recently ended Test Period for which internal financial statements are available preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would not have been greater than 6.50 to 1.00, determined on a Pro Forma Basis (including the pro forma application of the net proceeds therefrom) or (ii) the Consolidated Total Leverage Ratio is the same as or no worse than the Consolidated Total Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided, that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

138

(xv) Indebtedness of Parent or any of its Restricted Subsidiaries supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

(xvi) (A) any guarantee by Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement and, in the case of the guarantee by a Loan Party of Indebtedness of a Non-Guarantor Subsidiary, only to the extent that the related Investment is permitted, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of Parent;

(xvii) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of (A) all other Indebtedness then outstanding and incurred pursuant to this clause (xvii) and Section 7.02(a) and (B) all Refinancing Indebtedness outstanding in respect thereof (other than any Increased Amount), does not exceed $300 million;

(xviii) Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xix) Indebtedness of Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

(xx) Equity Interests (other than Disqualified Stock) of CSL National in connection with “UPREIT” acquisitions that do not constitute a Change of Control;

(xxi) Indebtedness consisting of Indebtedness issued by Parent or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent permitted under Section 7.05(e);

(xxii) Indebtedness (other than Indebtedness under the Loan Documents) constituting Credit Agreement Refinancing Indebtedness; and

(xxiii) Indebtedness incurred pursuant to a Permitted Debt Offering so long as, at the time of the incurrence thereof, after giving effect thereto, the aggregate principal amount of such Indebtedness does not exceed the Maximum Incremental Facilities Amount.

139

(c) For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxiii) of Section 7.02(b) above or is entitled to be incurred pursuant to Section 7.02(a) hereof, Parent, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph; provided that all Indebtedness outstanding under the Loan Documents and all Indebtedness outstanding under the Senior Notes Documents will be deemed to be outstanding only in reliance on Section 7.02(b)(i) or Section 7.02(b)(ii), respectively.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided, that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything to the contrary contained in this Section 7.02, Parent will not, and will not permit any Loan Party to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of such Loan Party, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Obligations or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the applicable Loan Party.

140

For the purposes of this Agreement, (a) Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, and (b) Indebtedness is not deemed to be subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 7.03. Fundamental Changes. Neither Parent nor any of its Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge or consolidate with (i) Parent or any other Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction or to form or collapse a holding company structure); provided, that Parent or such other Borrower shall be the continuing or surviving Person and shall continue to be organized under the laws of the United States or any state thereof; or (ii) one or more other Restricted Subsidiaries that is not a Borrower; provided, that when any Person that is a Loan Party is merging with a Restricted Subsidiary under this clause (a)(ii), a Loan Party shall be the continuing or surviving Person

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into (x) any other Subsidiary that is not a Loan Party or (y) any other Subsidiary that is a Loan Party; provided that the Loan Party shall be the continuing or surviving Person; and (ii) any Subsidiary may liquidate, wind-up or dissolve into its parent if Parent determines in good faith that such action is in the best interest of Parent and its Subsidiaries as a whole and is not materially disadvantageous to the Lenders;

(c) Parent or any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent or any Restricted Subsidiary; provided, that if the transferor in such a transaction is a Borrower or a Guarantor, then the transferee must be Parent, a Borrower or a Guarantor and; provided, further, that at least one Borrower shall remain after such transaction;

(d) so long as no Event of Default exists or would result therefrom, Parent or any other Borrower may merge or consolidate with any other Person; provided, that (i) Parent or such other Borrower, as applicable, shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation (any such Person, the “Successor Company”) is not Parent or such other Borrower, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of Parent or such other Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) in the case of a Successor Company for a Borrower, each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee and its pledges and other obligations under the Collateral Documents shall apply to the Successor Company’s

141

obligations under the Loan Documents, including, to the extent reasonably requested by the Administrative Agent, by executing amendments or supplements to the Security Agreement, any Mortgage and any other Collateral Documents, and (D) Parent shall have delivered to the Administrative Agent such certificates and other documentation as reasonably requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the applicable Borrower under this Agreement;

(e) so long as no Event of Default exists or would result therefrom, a Guarantor may merge or consolidate with any other Person; provided, that (i) such Guarantor shall be the continuing or surviving corporation or (ii) if the Successor Company is not such Guarantor, (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof and (B) the Successor Company shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which such Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Guarantor under this Agreement;

(f) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary other than a Borrower may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.05; and

(g) so long as no Event of Default exists or would result therefrom, any Restricted Subsidiary other than a Borrower may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.04.

Section 7.04. Dispositions. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Disposition, except:

(a) any disposition of (i) cash or Cash Equivalents, (ii) damaged, obsolete or worn out equipment or other assets, or assets (including intellectual property) or lines of business no longer used or useful in the business of Parent and the Restricted Subsidiaries in the reasonable opinion of Parent, or (iii) any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Parent or a Restricted Subsidiary in a manner permitted pursuant to Section 7.03 (other than clause (f) thereof);

(c) the making of (i) any Restricted Payment that is permitted to be made under Section 7.05 or (ii) any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by Parent) not to exceed $15 million;

142

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Parent or by Parent or a Restricted Subsidiary to another Restricted Subsidiary; provided, that any transfer from a Loan Party shall be to another Loan Party;

(f) to the extent qualifying for non-recognition under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sublease of any real or personal property that does not materially interfere with the business of Parent and its Restricted Subsidiaries, taken as a whole, as determined in good faith by Parent;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets or Dispositions of asset required by Law, governmental regulation or any Governmental Authority;

(j) [Reserved];

(k) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business (other than exclusive, worldwide licenses of material intellectual property owned by Parent or a Restricted Subsidiary that are longer than three (3) years);

(l) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business which, in the good faith determination of Parent, are not material to the conduct of the business of Parent and its Restricted Subsidiaries taken as a whole;

(n) the granting of Liens not prohibited by this Agreement;

(o) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by Parent in good faith;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

143

(r) dispositions of limited partnership or equivalent Equity Interests of CSL National for consideration at the time of any such disposition at least equal to the fair market value (as determined in good faith by Parent) of the interests disposed of, in each case in connection with “UPREIT” acquisitions that do not constitute a Change of Control;

(s) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by Parent or any of its Restricted Subsidiaries after the Closing Date;

(t) Dispositions of Investments in and the property of joint ventures (to the extent any such joint venture constitutes a Restricted Subsidiary) so long as the aggregate fair market value, as determined in good faith by Parent (determined, with respect to each such Disposition, as of the time of such Disposition), of all such Dispositions does not exceed $15 million;

(u) Dispositions (including by way of any Sale and Lease-Back Transaction) with respect to which (1) Parent or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value (as determined in good faith by Parent) of the assets sold or otherwise disposed of; and (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that immediately before and after giving effect to such Disposition, Parent and its Restricted Subsidiaries shall be in Pro Forma Compliance with Section 7.09 for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); provided, further, that the amount of:

(i) any liabilities (as shown on Parent’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Parent) of Parent or such Restricted Subsidiary (other than contingent obligations and other liabilities that are by their terms subordinated to the Obligations), that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which Parent and all such Restricted Subsidiaries shall have no further obligation with respect thereto,

(ii) any notes or other obligations or securities received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or any such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within one hundred and eighty (180) days following the receipt thereof, and

144

(iii) any Designated Non-Cash Consideration received by Parent or such Restricted Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by Parent), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration) not to exceed the greater of (x) $200 million and (y) 7.50% of Total Assets with the fair market value (as determined in good faith by Parent) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose;

(v) dispositions for at least fair market value (as determined in good faith by Parent) of any property the disposition of which is necessary for Parent to qualify, or maintain its qualification, as a REIT for U.S. federal income tax purposes, in each case, in Parent’s good faith determination; and

(w) any sales, conveyances, leases, subleases, licenses, contributions or other dispositions pursuant to the Transaction Agreements (other than the Senior Notes Documents) as in effect on the Closing Date or otherwise in connection with the Transactions.

Section 7.05. Restricted Payments. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent, or (y) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent, or to the extent held by a Person other than Parent or a Restricted Subsidiary, CSL National, including in connection with any merger or consolidation; or (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any (A) Subordinated Indebtedness or Restricted Indebtedness or (B) Indebtedness secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations (the Indebtedness described in the preceding clauses (A) and (B), “Junior Financing”) (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), except as follows:

(a) so long as (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis for the most recently ended Test Period for which internal financial statements are available, does not exceed 6.50 to 1.00, Restricted Payments in an aggregate amount not to exceed the Available Amount;

145

(b) the payment of any dividend or distribution or the consummation of any irrevocable redemption within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(c) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Parent or CSL National, or of any Junior Financing, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by Parent) of, Equity Interests of Parent (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(d) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of a Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent issuance of, new Indebtedness of a Borrower or a Guarantor, as the case may be, which is incurred in compliance with Section 7.02 so long as:

(i) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Financing being so purchased, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Financing being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(ii) if such Junior Financing is Subordinated Indebtedness, such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Junior Financing so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

(iii) such new Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Junior Financing being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired and (y) ninety-one (91) days after the Latest Maturity Date; and

(iv) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or unsecured Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;

146

(e) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Parent held by any future, present or former member of management, employee, officer, director or consultant of Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this Section 7.05(e) do not exceed in any calendar year $20 million (with unused amounts in any calendar year being carried over for one additional calendar year; it being understood that Restricted Payments made in any calendar year shall be deemed to have been made using any such carry-over first, subject to an overall cap on all such Restricted Payments in any calendar year of $40 million); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Parent to members of management, directors or consultants of Parent or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments or to the making of Investments by virtue of the Available Amount; plus

(ii) the cash proceeds of key man life insurance policies received by Parent or any Restricted Subsidiary after the Closing Date; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.05(e);

and provided, further, that cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from members of management of Parent or any of Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(f) repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(g) so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this Section 7.05(g), not to exceed the greater of (x) $50 million and (y) 2.00% of Total Assets;

147

(h) the payment, redemption, repurchase, defeasance, acquisition or retirement of Indebtedness permitted under Section 7.02(b)(vii);

(i) the repurchase, redemption or other acquisition for value of Equity Interests of Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Parent or its Subsidiaries, in each case, permitted under this Agreement;

(j) so long as no Default shall have occurred and be continuing or would occur as a consequence thereof, the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(k) on or prior to the date that is one year after the Closing Date, the Purging Distributions so long as Parent is pursuing the REIT Election in good faith; provided, that (i) no such dividend or distribution shall be permitted under this clause (k) to the extent that a Specified Event of Default has occurred and is continuing or the Obligations have been accelerated following any other Event of Default and (ii) the aggregate amount of the Purging Distributions to be paid in cash in reliance on this clause (k) shall not exceed 21% (or such greater percentage as may be required by law) of the aggregate value of all Purging Distributions;

(l) the repurchase, redemption or other acquisition for value of Equity Interests pursuant to the Employee Matters Agreement as in effect on the date hereof;

(m) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with Section 7.02;

(n) any Restricted Payment made on the Closing Date in connection with the Transactions as contemplated in the Transaction Agreements as in effect on the date hereof, including, without limitation, the Closing Date Transfers;

(o) payments of cash, or dividends, distributions or advances by Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(p) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

(q) the payment of any dividend or other distribution by a Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis; and

148

(r) the purchase, repurchase or other acquisition of Junior Financing so long as (x) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) the Consolidated Secured Leverage Ratio, determined on a Pro Forma Basis for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) after giving effect to such purchase, repurchase or other acquisition, shall not exceed 4.00 to 1.00.

Notwithstanding the foregoing, beginning with its first taxable year in which the REIT Election is effective, Parent may declare or pay any cash dividend or make any cash distribution on or in respect of shares of Parent’s Capital Stock, in each case constituting a Restricted Payment, to holders of such Capital Stock to the extent that Parent believes in good faith that it qualifies as a REIT and that the declaration or payment of a dividend or making of a distribution in such amount is necessary to maintain Parent’s status as a REIT for any taxable year or to avoid the imposition of any excise or income tax, with such dividend to be paid or distribution to be made as and when determined by Parent, whether during or after the end of the relevant taxable year; provided, that no cash dividend or distribution shall be permitted under this paragraph to the extent that a Specified Event of Default has occurred and is continuing or the Obligations have been accelerated following any other Event of Default.

Section 7.06. Investments. Parent shall not, nor shall Parent permit any of its Restricted Subsidiaries to, directly or indirectly make an Investment other than any Permitted Investment.

Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary other than as permitted pursuant to Section 6.14. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation will be permitted only if an Investment in such amount would be permitted at such time, pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

Section 7.07. Transactions with Affiliates. (a) Parent shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50 million unless: (i) such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, as determined in good faith by Parent, to Parent or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Person with an unrelated Person on an arm’s length basis; and (ii) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75 million is approved by a majority of the board of directors (or equivalent body) of Parent.

149

(b) The foregoing provisions will not apply to the following:

(i) transactions between or among Parent or any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such Person nor the selling entity was an Affiliate of Parent or any Restricted Subsidiary prior to such transaction);

(ii) Restricted Payments permitted to be made pursuant to Section 7.05 and Investments permitted to be made pursuant to Section 7.06;

(iii) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, current or former officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(iv) transactions pursuant to the Transaction Agreements (other than the Senior Notes Documents) or any agreement or arrangement set forth on Schedule 7.07, in each case as in effect as of the Closing Date or as amended (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement, in the reasonable determination of the board of directors (or equivalent body) of Parent or the senior management thereof), and any transaction contemplated thereby;

(v) the Transactions and the payment of all fees and expenses related to the Transactions;

(vi) transactions with customers (excluding leases), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the board of directors (or equivalent body) of Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vii) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Parent;

(viii) payments or loans (or cancellation of loans) to employees, officers, directors or consultants of Parent or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, officers, directors or consultants which, in each case, are approved by Parent in good faith;

150

(ix) transactions with non-Wholly-Owned Subsidiaries and joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(x) transactions with respect to which Parent or any Restricted Subsidiary, as the case may be, has obtained a letter from an Independent Financial Advisor stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.07(a)(i);

(xi) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors (or equivalent body) of Parent in good faith;

(xii) any contribution to the capital of Parent (other than in consideration of Disqualified Stock);

(xiii) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in this Agreement;

(xiv) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent solely because Parent directly or indirectly owns Equity Interests in, or controls, such Person; and

(xv) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests where such Affiliate receives the same consideration or is treated the same as non-Affiliates in such transaction.

Section 7.08. Burdensome Agreements. Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) pay dividends or make any other distributions to Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Parent or any Restricted Subsidiary;

(b) make loans or advances to Parent or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to Parent or any Restricted Subsidiary,

151

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions (A) in effect on the Closing Date (including in the Senior Notes Documents and in the Transaction Agreements), (B) to the extent not in effect on the Closing Date, set forth on Schedule 7.08 hereto or (C) in any other agreement governing Indebtedness permitted hereunder (x) to the extent not materially more restrictive, taken as a whole, as determined in good faith by Parent, on Parent and its Restricted Subsidiaries than the Loan Documents (as in effect on the Closing Date) or (y) will not, in the good faith judgment of Parent affect the ability of Parent to make any payments required hereunder of principal, premium, interest or any other payments in respect of the Loans;

(ii) the Loan Documents;

(iii) purchase money obligations and Capitalized Lease Obligations that impose restrictions of the nature described in clause (c) above on the property so acquired or leased;

(iv) applicable law or any applicable rule, regulation, license, permit or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any Restricted Subsidiary (including the acquisition of a minority interest of such Person) in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(vi) contracts for the sale of assets that impose restrictions solely on the assets to be sold;

(vii) secured Indebtedness otherwise permitted to be incurred under Section 7.01 and Section 7.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Closing Date under Section 7.02;

(x) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

152

(xi) customary non-assignment provisions or other customary restrictive provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, so long as such provisions apply only to such agreements or to the property subject to such agreements;

(xii) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xiii) restrictions in agreements or instruments that prohibit the payment or making dividends other than on a pro rata basis.

Section 7.09. Financial Covenant. As long as any Revolving Credit Commitment remains outstanding, Parent shall not permit the Consolidated Secured Leverage Ratio as of the last day of any Test Period (commencing with the Test Period ending June 30, 2015) to be greater than 5.00 to 1.00.

The provisions of this Section 7.09 are for the benefit of the Revolving Credit Lenders only and the Required Class Lenders for the Revolving Credit Facility may amend, waive or otherwise modify this Section 7.09 or the defined terms used for purposes of this Section 7.09 (but solely for such purposes) or waive any Default resulting from a breach of this Section 7.09 without the consent of any Lenders other than such Required Class Lenders in accordance with the provisions of clause (e) of the second proviso of Section 10.01.

Section 7.10. Accounting Changes. Parent shall not make any change in its fiscal year; provided, however, that Parent may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Parent and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.11. Change in Nature of Business; Limitation on Activities of Unrestricted Subsidiaries.

(a) Parent shall not, nor shall Parent permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Parent and its Restricted Subsidiaries on the Closing Date or any Similar Business.

153

(b) Parent shall not permit any Unrestricted Subsidiary (x) to engage in any activities or transactions other than acting as the issuer of Permitted Escrow Notes and customary activities and transactions in connection therewith, (y) to have any material assets (other than the proceeds of Permitted Escrow Notes) or liabilities (other than Indebtedness in respect of Permitted Escrow Notes) or (z) to retain the proceeds of any Permitted Escrow Notes following the release thereof to such Unrestricted Subsidiary, unless (A) such Unrestricted Subsidiary (i) becomes a Restricted Subsidiary and (ii) becomes the issuer of or a guarantor of the related Indebtedness and (B) such related Indebtedness (including guarantees thereof) and any Liens securing same are permitted to be incurred under Sections 7.02 and 7.01, respectively.

Section 7.12. Master Lease. Neither CSL National nor any other Loan Party shall:

(a) (i) enter into any amendment, modification or waiver of any term of the Master Lease, in each case (A) if after giving effect thereto the Consolidated Secured Leverage Ratio, determined on a Pro Forma Basis (including after giving effect to such amendment, modification or waiver) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), would exceed 5.00 to 1.00 or (B) that could reasonably be expected to result in a Material Adverse Effect, (ii) enter into or permit any amendment, modification or waiver of the Master Lease with respect to (A) any provision of the Master Lease that has the effect of shortening the term of the Master Lease to less than ten (10) years (including extension or renewal rights) at the time of and after giving effect to such modification of the term thereof (it being understood that any removal of a property from the Master Lease in accordance with its terms or clause (b) below shall not, by itself, constitute a shortening of the term of the Master Lease), (B) Article XXXVI of the Master Lease that is adverse to the Lenders in any material respect or (C) Section 1.2 of the Master Lease; provided, that amendments or modifications of the Master Lease (and corresponding rent reduction) pursuant to the terms of the Master Lease in connection with an asset sale made in accordance with Section 7.04 and pursuant to Section 18.1 of the Master Lease shall not be deemed to result in, or reasonably be expected to result in, a Material Adverse Effect or (iii) enter into or permit any amendment, modification or waiver of the Recognition Agreement that is adverse to the Lenders in any material respect; or

(b) with respect to any Master Lease Property that is subject to the Master Lease, allow any such Master Lease Property and related property where such Master Lease Property is located to be sold, transferred or disposed of, or allow the Master Lease to terminate with respect to any such Master Lease Property and related property where such Master Lease Property is located (except as permitted in the proviso in clause (a) above), unless, after giving effect to such sale, transfer, disposition or termination (including the entering into of any new or replacement lease with respect thereto), the Consolidated Secured Leverage Ratio, determined on a Pro Forma Basis (including after giving effect to such sale, transfer, disposal or termination) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), would not exceed 5.00 to 1.00.

154

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Parent fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.03(a)(i) or 6.05(a) (solely with respect to a Borrower or CSL National), Section 6.16, or Article 7; provided, that a Default as a result of a breach of Section 7.09 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to any Term Loans, Incremental Term Loans or Extended Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement (the “Term Loan Standstill Period”); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days following the date a Responsible Officer of Parent becomes aware of such failure; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of Parent or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Parent, any Borrower, or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (including any outstanding letters of credit thereunder, but other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs that would constitute a default under such Indebtedness (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required,

155

such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made or require cash collateralization thereof, prior to its stated maturity; provided, that this clause (e)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) a Repurchase Right that arises with respect to any Indebtedness permitted under Section 7.02(b)(xiii)(y) as a result of the occurrence of any “change of control” (or similar event, however denominated) under any indenture or other agreement governing such Indebtedness, so long as, within 120 days following the date on which such Repurchase Right arises, the holders of such Indebtedness no longer have a Repurchase Right with respect to such Indebtedness (including as a result of the repayment, repurchase, redemption or defeasance of such Indebtedness or the satisfaction by the obligor in respect of such Indebtedness of its obligation to offer to prepay, repurchase, redeem or defease such Indebtedness (and, if applicable, to actually prepay, repurchase, redeem or defease such Indebtedness) in accordance with the terms thereof); or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Loan Party or such Material Subsidiary and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Loan Party or any Material Subsidiary or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or any Loan Party or any Material Subsidiary becomes unable or fails generally to pay its debts as they become due; or

(g) Judgments; Attachments. (i) There is entered against any Loan Party or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) calendar days; or (ii) in respect of an obligation in excess of the Threshold Amount, any writ or warrant of attachment or execution or similar process is otherwise issued or levied against all or any material part of the property of the Loan Parties and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

(h) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as

156

permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent obligations with respect to which no claim for reimbursement has been made), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent obligations with respect to which no claim for reimbursement has been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(i) Change of Control. There occurs any Change of Control; or

(j) Collateral Documents. Any Collateral Document after delivery thereof shall cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, (i) except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except for any failure due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries; or

(k) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken either alone or together with all such other ERISA Events, has resulted or could reasonably be expected to result in liability of a Loan Party, a Restricted Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (iii) the assets of any Borrower constitute or become assets of an ERISA Plan, and, as a result, one or more of the transactions entered into pursuant to this Agreement constitutes or will constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(l) Master Lease. Other than in connection with any transaction not prohibited by Section 7.12, the Master Lease shall have terminated or any Master Lease Guaranty shall have terminated other than in accordance with its terms or the terms of the Master Lease; provided, that such termination shall not constitute an Event of Default (and neither the Administrative Agent nor any Lender shall take any of the actions referred to in the following Section 8.02) if, within ninety (90) calendar days of such termination, (x) the Borrower has entered into one or more Permitted Replacement Leases (or in the

157

case of any Master Lease Guaranty, a replacement guaranty is entered into in accordance with the Master Lease), (y) in the case of a Permitted Replacement Lease, Parent and its Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.09 on a Pro Forma Basis (including after giving effect to such Permitted Replacement Leases) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), and (z) a Responsible Officer of Parent shall have delivered an officer’s certificate to the Administrative Agent certifying that, in the case of a Permitted Replacement Lease, such Permitted Replacement Leases are in effect (and attaching executed copies thereof) and that the condition set forth in the preceding clause (y) is satisfied (and, in the case of a replacement guaranty, such replacement guaranty is in effect, and attaching executed copies thereof).

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions (or, to the extent such Event of Default solely comprises a Financial Covenant Event of Default, prior to the expiration of the Term Loan Standstill Period, at the request of the Required Class Lenders with respect to the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Loans, Revolving Credit Commitments, Swing Line Loans, and any Letters of Credit):

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, that upon the entry of an order for relief with respect to Parent or either Borrowers under the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize, on a joint and several basis, the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

158

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, as directed by Parent or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, as directed by Parent.

159

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01. Appointment and Authority. (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither Parent nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions, except as set forth in Section 9.07 and 9.09. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

160

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02), in each case in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or an L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4, Article 9 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

161

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution), including any representation or warranty made therein, reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.06. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other

162

advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.07. Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with, unless a Specified Event of Default has occurred and is continuing, the consent (such consent not to be unreasonably withheld or delayed) of Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers and with, unless a Specified Event of Default has occurred and is continuing, the consent (such consent not to be unreasonably withheld or delayed) of Parent, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall such successor Administrative Agent be a Defaulting Lender; provided, further, that if the Administrative Agent shall notify Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, unless a Specified Event of Default has occurred and is continuing, with the consent of Parent (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section (with the consent of the Borrower if required).

163

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.08 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.07). The fees payable by Parent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Parent and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 9.08. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

164

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations owing to them (including accepting some or all of the Collateral in satisfaction of some or all of the Guaranteed Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition

165

vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (h) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.09. Collateral and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Collateral Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes “Excluded Assets” (as such term is defined in the Security Agreement), (iv) if approved, authorized or ratified in writing in accordance with Section 10.01, (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below or (vi) upon the terms of the Collateral Documents or the Intercreditor Agreement (if in effect), Second Lien Intercreditor Agreement (if in effect), or any other intercreditor agreement entered into pursuant hereto.

(b) to release any Guarantor that is a Subsidiary of Parent from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary of Parent as a result of a

166

transaction permitted hereunder, or becomes an Excluded Subsidiary or an Unrestricted Subsidiary (provided, that in no event shall CSL Capital or CSL National be released from its obligations under the Guaranty pursuant to this clause (i)) or (ii) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer); and

(c) to (i) subordinate any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(f) (but solely in the case of Indebtedness incurred pursuant to clause (iv) of Section 7.02(b)), (ii) to grant to Tenant non-disturbance protection (including to Tenant pursuant to the Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit C to the Master Lease) and (iii) to acknowledge the rights of the Opco Administrative Agent pursuant to the Recognition Agreement.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09. The Administrative Agent or the Collateral Agent, as applicable, will, at the Borrowers’ expense, execute and deliver to Parent such documents as Parent may reasonably request to evidence the release of any item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release any Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding the foregoing, if, in compliance with the terms and provisions of Section 7.04 hereof, any portion of the Collateral is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party, then (i) such portion of the Collateral shall, upon the consummation of such sale or transfer, be automatically released from the Lien of the Collateral Agent pursuant to any Collateral Document and (ii) if the aggregate fair market value (as determined in good faith by Parent) of the portion of the Collateral so sold or otherwise transferred in any transaction or series of related transactions exceeds $10 million, Parent will promptly deliver to the Administrative Agent a notice of the consummation of such sale or other transfer, certifying that such sale was made in compliance with Section 7.04 hereof.

167

The Lenders hereby authorize the Administrative Agent and Collateral Agent, as applicable, to enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and the Lenders acknowledge that any such intercreditor agreement shall be binding upon the Lenders. The Administrative Agent and Collateral Agent, as applicable, agree, upon the request of Parent and at the Borrowers’ expense, to negotiate in good faith and enter into any Intercreditor Agreement, any Second Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement.

Section 9.10. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the “syndication agent,” “documentation agents,” “joint bookrunners” or “joint lead arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.11. Treasury Services Agreements and Secured Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

Section 9.12. Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly

168

executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include any Swing Line Lender and any L/C Issuer.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any scheduled payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or L/C Borrowing or to whom such fee or other amount is owed; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) subject to the third paragraph of this Section 10.01, change any provision of (i) this Section 10.01, (ii) the definition of “Required Lenders” or “Pro Rata Share,” (iii)

169

any other provision specifying the number of Lenders or portion of the Loans or Commitments (or of the Loans or Commitments of a Class) required to take any action under the Loan Documents or (iv) Section 2.06(b), 2.13, 8.03 or 10.06 (with respect to assignments by the Borrowers), without the written consent of each Lender (or, in the case of the parenthetical contained in the preceding clause (iii), each Lender of the applicable Class);

(e) change the definition of “Required Class Lenders” without the written consent of each Lender in the affected Class;

(f) other than in connection with a transaction permitted under Section 7.03 or 7.04, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in connection with a transaction permitted under Section 7.03 or 7.04, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender; or

(h) without the written consent of the Required Class Lenders, adversely affect the rights of a Class in respect of payments or Collateral in a manner different to the effect of such amendment, waiver or consent on any other Class;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent shall be made to modify Section 7.09 or any definition related thereto (as any such definition is used for purposes of Section 7.09) or waive any Default or Event of Default resulting from a failure to perform or observe the requirements of Section 7.09 without the written consent of the Required Class Lenders under the Revolving Credit Facility; provided, however, that the amendments, waivers or consents described in this clause (v) shall not require the consent of any Lenders other than the Required Class Lenders under such Facility; and provided, further, that (A) the Borrowers and the Administrative Agent shall be permitted to enter into an amendment, supplement, modification, consent or waiver to cure any ambiguity, omission, defect, mistake or inconsistency in any Loan Document without the prior written consent of the Required Lenders and (B) guarantees and collateral security documents and related documents executed by the Loan Parties in connection with this

170

Agreement may be amended, restated, amended and restated, supplemented or waived without the consent of any Lender if such amendment, restatement, amendment and restatement, supplement or waiver is delivered in order to (1) comply with local law or advice of local counsel, (2) cure ambiguities, omissions, mistakes, defects or inconsistencies or (3) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of such Lender may not be increased or extended, (ii) the maturity date of any Loan held by such Lender may not be extended, (iii) the principal or interest in respect of any Loans held by such Lenders shall not be reduced or forgiven and (iv) no waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Lender disproportionately adversely relative to other affected Lenders may be effected, in each case without the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lender (or Swing Lien Lenders) and Parent so long as the Obligations of the Revolving Credit Lenders and, if applicable, any other Swing Line Lender are not affected thereby. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended as set forth in Section 2.14, Section 2.15 and Section 2.16.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, Parent may replace such non-consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 10.13 (together with all other such assignments required by Parent to be made pursuant to this paragraph).

Notwithstanding anything to the contrary herein, Administrative Agent and Collateral Agent shall (A) release any Lien granted to or held by Administrative Agent or Collateral Agent upon any Collateral (i) upon termination of the Aggregate Commitments and payment in full of the Obligations (other than (x) contingent obligations for which no

171

claim has been made, (y) obligations under any Secured Hedge Agreements as to which acceptable arrangements have been made to the reasonable satisfaction of the relevant counterparties and (z) Treasury Service Agreements not yet due and payable), (ii) upon a Disposition of Collateral permitted hereunder to a person that is not a Loan Party, (iii) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 11.09 or (iv) constituting Equity Interests in or property of an Unrestricted Subsidiary, (B) with respect to any Material Real Property subject to a Mortgage, consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by Parent with respect to leases entered into by Parent and its Restricted Subsidiaries, in each case, to the extent reasonably requested by Parent and not materially adverse to the interests of the Lenders and (C) consent to execution and delivery by Parent of the Recognition Agreement.

Section 10.02. Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing (including by electronic communication) and shall be delivered as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Parent, any other Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender or L/C Issuer on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic

172

communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, each L/C Issuer or Parent, as applicable, may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties or the Administrative Agent may change its address, telecopier or telephone number for notices and other

173

communications hereunder by notice to the other parties hereto (which, in the case of the Loan Parties, shall be provided to the Administrative Agent for distribution to the other parties hereto). Each Lender and L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by the Agents, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Parent in the absence of gross negligence or willful misconduct by such Person. All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent, may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in,

174

and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrowers shall pay, on a joint and several basis, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent; provided that reimbursement of fees, charges and disbursements of counsel shall be limited to one primary counsel for the Administrative Agent and, if reasonably required by the Administrative Agent, local or specialist counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights in connection with this Agreement and the Loans made or Letters of Credit issued hereunder, including all out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that reimbursement of fees, charges and disbursements of counsel shall be limited to one primary counsel for the Administrative Agent and the Lenders and, if reasonably required by the Administrative Agent, local or specialist counsel (unless there is an actual or perceived conflict of interest that requires separate representation for any Lender, in which case those Lenders similarly affected shall, as a whole, be entitled to one separate counsel).

175

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Arranger, each Agent and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee; provided that reimbursement of fees, charges and disbursements of counsel shall be limited to one primary counsel for all Indemnitees together and, if reasonably required by such Indemnitees, local or specialist counsel (unless there is an actual or perceived conflict of interest that requires separate representation for any Indemnitees, in which case those Indemnitees similarly affected shall, as a whole, be entitled to one separate counsel)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) any material breach of the obligations of such Indemnitee under the Loan Documents, or (y) any proceeding that does not involve an act or omission by Parent or any Restricted Subsidiary and that is brought by an Indemnitee against another Indemnitee (other than disputes involving claims against any Agent in its capacity as such).

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or

176

related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and the parties hereto hereby waive, any claim against any Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrowers’ indemnity and reimbursement obligations to the extent set forth in this Section 10.04 (including the Borrowers’ indemnity and reimbursement obligations to indemnify the Indemnitees for indirect, special, punitive or consequential damage that are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than to the extent resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 and the indemnity provision of Section 10.02(e)(ii) shall be payable not later than ten (10) days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent,

177

plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (I) except as permitted pursuant to Section 7.03, no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (it being understood that a merger or consolidation not prohibited by this Agreement shall not constitute an assignment or transfer), (II) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) (x) to an Eligible Assignee in accordance with the provisions of Section 10.06(b) or (y) in the case of Term Loans only, to Parent or any of its Restricted Subsidiaries pursuant to Section 10.06(j); (ii) by way of participation in accordance with the provisions of Section 10.06(d); or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer (other than an assignment or transfer to a Disqualified Lender) by any party hereto shall be null and void); provided, that notwithstanding the foregoing, the Administrative Agent may assign Obligations hereunder to any other Person as contemplated by clause (iii) of the last sentence of Section 9.08. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, (ii) their respective successors and assigns permitted hereby, (iii) Participants to the extent provided in clause (d) of this Section and, (iv) to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (or, in the case of any assignment made by the Administrative Agent pursuant to clause (iii) of the last sentence of Section 9.08, to any other Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (or Commitments) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, (2) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.06(b)(i)(B) in the aggregate or (3) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

178

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $5 million, in the case of any assignment in respect of the Revolving Credit Facility, or $1 million, in the case of any assignment in respect of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, Parent otherwise consents; provided that assignments pursuant to clause (iii) of the last sentence of Section 9.08 shall not be subject to the foregoing minimums;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under each applicable Facility, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations under one Facility on a non-pro rata basis relative to its rights and obligations under another Facility;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, (2) in the case of an assignment of Term Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) in the case of an assignment of a Revolving Credit Commitment (and associated Revolving Credit Loans and participations in L/C Obligations and in Swing Line Loans), such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund thereof; provided, that Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments

179

in respect of (1) any Term Commitment or Revolving Credit Commitment (and associated Revolving Credit Loans and participations in L/C Obligations and in Swing Line Loans) if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuers and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such processing and recordation fee shall not apply to any assignment made pursuant to clause (iii) of the last sentence of Section 9.08. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. (A) No such assignment shall be made (x) to Parent or any of Parent’s Affiliates or Subsidiaries, (y) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person). (B) No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless Parent has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by Parent of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this Section 10.06(b)(v) shall not be void, but the other provisions of this clause Section 10.06(b) shall apply. The Administrative Agent shall have the right, and Parent hereby expressly authorizes the Administrative

180

Agent, to (x) post the list of Disqualified Lenders provided by Parent and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (y) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 3.01, 3.04, 3.05 and 10.04 with respect to amounts payable thereunder and accruing for such Lender’s benefit but not paid prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee

181

Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Parent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Parent, the Borrowers or the Administrative Agent, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to clause (e) of this Section 10.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13 and the Participant’s compliance with Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

182

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrowers and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided, that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any Loans or other obligations under any Loan Document are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or, if different, under Section 871(h) or 881(c) of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time, without consent or notice, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Parent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan; (ii) any grant of such an option to any SPC shall not constitute a novation, if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and in no event shall any Granting Lender be released from its obligations hereunder. Each party hereto hereby agrees that (i) each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 10.13) to the same extent as if it were a Granting Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that an SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Granting Lender would have been entitled to

183

receive with respect to the SPC granted to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable; and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Parent and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the related Granting Lender; and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), such L/C Issuer may, (i) subject to the remainder of this paragraph, upon thirty (30) days’ notice to Parent and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Parent shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder, subject to such Lender’s acceptance of such appointment; provided, however, that no failure by Parent to appoint any such successor shall affect the resignation of such L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(i) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) subject to the remainder of this paragraph, upon thirty (30) days’ notice to Parent and the Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, Parent shall be entitled to appoint

184

from among the Lenders a Swing Line Lender hereunder; provided, however, that no failure by Parent to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(j) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans to Parent or any of its Restricted Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures set forth in Exhibit L hereto (as such procedures may be modified as agreed to by Parent and the Administrative Agent in their discretion) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchases on a non-pro rata basis; provided that:

(i) in connection with assignments pursuant to clause (x) above, Parent or such Restricted Subsidiary shall make an offer to all Lenders to take Term Loans by assignment pursuant to procedures set forth in Exhibit L hereto;

(ii) upon the effectiveness of any such assignment, such Term Loans shall be retired, and shall be deemed cancelled and not outstanding for all purposes under this Agreement;

(iii) no Default or Event of Default shall exist and be continuing; and

(iv) the proceeds of Revolving Credit Loans shall not be used by Parent or such Restricted Subsidiary to finance any such assignment.

Section 10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that the disclosing party shall be liable for the failure of any such Persons to adhere to the requirements of this Section 10.07); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any regulatory examination, written notice of such requirement or order shall be promptly furnished to Parent unless such notice is legally prohibited); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan

185

Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the prior consent of Parent; (h) on a confidential basis to (i) any rating agency in connection with rating Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; and (i) to the extent such Information (i) was or becomes publicly available other than as a result of a breach of this Section, (ii) was or becomes independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates or (iii) was or becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than Parent or any Subsidiary that is not itself, to the knowledge of such Person, in breach of a confidentiality obligation to Parent or any Subsidiary in connection with the disclosure of such Information.

For purposes of this Section, “Information” means all information received from Parent or any Subsidiary relating to Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning Parent or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material nonpublic information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

Section 10.08. Setoff. In addition to any rights and remedies of the Lenders provided by Law and subject to Section 10.19, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to Parent, any such notice being waived by Parent (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held

186

by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify Parent and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed

187

counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.07, or if any Lender is a Defaulting Lender, or if any Lender shall fail to consent to any amendment or waiver requested by the Borrowers in accordance with the last paragraph of Section 10.01, or if any other circumstance exists hereunder that gives Parent the right to replace a Lender as a party hereto, then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances and, other than in the case of a Defaulting Lender, accrued fees and all other amounts payable to it hereunder and under

188

the other Loan Documents, any premium thereon (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee and any amounts payable by the Borrowers pursuant to Section 3.01, 3.04 or 3.05 from the Borrowers (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply. Each Lender agrees that, if Parent elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Notwithstanding the foregoing, if Parent elects to replace a Lender in connection with a Repricing Transaction, such Lender shall be entitled to the Prepayment Premium paid in accordance with Section 2.05(a)(iii).

Section 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Parent and the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN

189

ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR ANY APPELLATE COURT FROM ANY SUCH COURT, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

190

Section 10.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.06 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.03.

Section 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between the Borrowers, the other Loan Parties their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) each of Parent and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of Parent and each of the other Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, the other Loan Parties or any of their respective Affiliates, or any other Person; and (ii) neither the Administrative Agent, the Arrangers nor the Lenders have any obligation to the Borrowers, the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor the Lenders have any obligation to disclose any of such interests to the Borrowers, the other Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each of the other Loan Parties hereby waive and release any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any

191

Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20. USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 10.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.22. Joint and Several Liability of the Borrowers. (a) Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrowers under the Loan Documents, including with respect to the payment of principal of and interest on all Loans and the payment of fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the obligations under the Loan Documents, it being the intention of the parties hereto that all such obligations shall be the joint and several obligations of the Borrowers without preferences or distinction between them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the obligations under the Loan Documents as and when due or to perform any of such

192

obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such obligations. Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Collateral Agent or the Lenders under or in respect of any of the obligations under the Loan Documents, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the obligations under the Loan Documents, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Collateral Agent or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent, the Collateral Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent, the Collateral Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.22, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.22, it being the intention of each Borrower that, so long as any of the obligations under the Loan Documents remain unsatisfied, the obligations of such Borrower under this Section 10.22 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the other Borrowers. With respect to each Borrower’s obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the obligations under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent, the Collateral Agent and/or any Lender now has or may hereafter have against the other Borrowers, any endorser or any guarantor of all or any part of the obligations under the Loan Documents, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent and/or any Lender to secure payment of the obligations under the Loan Documents or any other liability of the Borrowers to the Administrative Agent, the Collateral Agent and/or any Lender.

193

(b) Subject to the immediately preceding sentence, to the extent that any Borrower shall be required to pay a portion of the obligations under the Loan Documents which shall exceed the amount of Loans other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This paragraph is intended only to define the relative rights of Borrowers, and nothing set forth in this paragraph is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent, the Collateral Agent and Lenders the obligations under the Loan Documents as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this paragraph or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the obligations under the Loan Documents of the other Borrowers (and any Lien granted by each Borrower to secure such obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the obligations under the Loan Documents of the other Borrowers (or any Liens granted by such Borrower to secure such obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(c) Each Borrower’s obligation to pay and perform the obligations under the Loan Documents shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to the other Borrowers, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of the other Borrowers, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, the other Borrowers, any other Loan Party, or any of their Subsidiaries or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 10.22, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder, in each case other than any payment in full of such obligations (other than contingent indemnification obligations not yet due or owing). Each of the Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any Debtor Relief Laws to, the other Borrowers,

194

all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.

ARTICLE 11

GUARANTEE

Section 11.01. The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof, excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding anything to the contrary, this Section 11.01 shall not require or result in the application of any amount received from any Loan Party to any Excluded Swap Obligation of such Loan Party.

Section 11.02. Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

195

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(e) the release of any other Guarantor pursuant to Section 11.09; or

(f) the expiration of any statute of limitations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

196

Section 11.03. Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 11 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guarantee. The guarantee in this Article 11 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to

197

the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, any portion of the Equity Interests or all or substantially all property of any Guarantor that is a Subsidiary of Parent is sold or otherwise transferred to a person or persons, none of which is a Loan Party, or if any Guarantor that is a Subsidiary of Parent shall be designated an Unrestricted Subsidiary or otherwise not be required to remain a Guarantor hereunder, then such Guarantor shall, upon the consummation of such sale or transfer, designation or other circumstance, be automatically released from its obligations under this Agreement (including under Section 10.04 hereof) and its obligations to pledge and grant any Collateral owned by it (and all security interests actually granted in such Collateral) pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of such Guarantor or its designation as an Unrestricted Subsidiary, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as Parent shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this sentence (including the execution, as applicable, and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to evidence such release).

Section 11.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lenders and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lenders and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11. Subject to Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Administrative Agent pursuant to the Collateral Documents are expressly subject to the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or under the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and any other intercreditor agreement entered into pursuant hereto is subject to the limitations and provisions of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) and such other intercreditor agreement entered into pursuant

198

hereto. In the event of any conflict between the terms of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) or any other such intercreditor and terms of this Agreement, the terms of the Intercreditor Agreement (if in effect), the Second Lien Intercreditor Agreement (if in effect) or such other intercreditor agreement, as applicable, shall govern.

Section 11.12. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.12, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the release of this Guaranty under Section 9.09(b)(ii). Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1 a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.13. Appointment of Parent as Representative of the Borrowers. Each Borrower (other than Parent) hereby designates Parent to act as its representative hereunder. Parent will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Term Loans pursuant to Section 2.02 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Term Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Parent hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Parent shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

199

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMMUNICATIONS SALES & LEASING, INC., as a Borrower

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President & CEO

CSL CAPITAL, LLC, as a Borrower

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President & CEO

CSL ALABAMA SYSTEM, LLC

CSL ARKANSAS SYSTEM, LLC

CSL FLORIDA SYSTEM, LLC

CSL IOWA SYSTEM, LLC

CSL MISSISSIPPI SYSTEM, LLC

CSL MISSOURI SYSTEM, LLC

CSL NATIONAL GP, LLC

CSL NEW MEXICO SYSTEM, LLC

CSL NORTH CAROLINA REALTY GP, LLC

CSL OHIO SYSTEM, LLC

CSL OKLAHOMA SYSTEM, LLC

CSL REALTY, LLC

CSL TENNESSEE REALTY, LLC

CSL TENNESSEE REALTY PARTNER, LLC

CSL TEXAS SYSTEM, LLC

    as Guarantors

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President & CEO

CSL NATIONAL, LP, as a Guarantor

By:	CSL National GP, LLC, as its General Partner

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President & CEO

CSL NORTH CAROLINA REALTY, LP, as a Guarantor

By:	CSL North Carolina Realty GP, LLC, as its General Partner

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President & CEO

CSL NORTH CAROLINA SYSTEM, LP, as a Guarantor

By:	CSL North Carolina Realty GP, LLC, as its General Partner

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President & CEO

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Tiffany Shin
Name: Tiffany Shin
Title: Assistant Vice President

BANK OF AMERICA, N.A., as Swing Line Lender, L/C Issuer and as a Lender

By:	/s/ Vikas Singh
Name: Vikas Singh
Title: Director

BARCLAYS BANK PLC, as a Revolving Credit Lender

By:	/s/ Christopher Lee
Name: Christopher Lee
Title: Vice President

Citibank, N.A., as a Revolving Credit Lender

By:	/s/ Elizabeth Minnella Gonzalez
Name: Elizabeth Minnella Gonzalez
Title: Vice President & Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Credit Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Sean MacGregor
Name: Sean MacGregor
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as a Revolving Credit Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Revolving Credit Lender

By:	/s/ Timothy D. Lee
Name: Timothy D. Lee
Title: Vice President

Morgan Stanley Bank, N.A., as a Revolving Credit Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

ROYAL BANK OF CANADA, as a Revolving Credit Lender

By:	/s/ Kevin Quan
Name: Kevin Quan
Title: Authorized Signatory

SUNTRUST BANK, as a Revolving Credit Lender

By:	/s/ Marshall T. Mangum, III
Name: Marshall T. Mangum, III
Title: Director

WELLS FARGO BANK, N.A., as a Revolving Credit Lender

By:	/s/ Reginald M. Goldsmith III
Name: Reginald M. Goldsmith III
Title: Managing Director

WINDSTREAM SERVICES, LLC, as a Lender

By:	/s/ Robert E. Gunderman
Name: Robert E. Gunderman
Title: CFO and Treasurer

Schedule 1.01A

Commitments

Revolving Credit Commitments

Lender	Revolving Commitment
Bank of America, N.A.	$59,000,000
Barclays Bank PLC	$49,000,000
Citibank, N.A.	$49,000,000
Credit Suisse AG, Cayman Islands Branch	$49,000,000
Goldman Sachs Bank USA	$49,000,000
JPMorgan Chase Bank, N.A.	$49,000,000
Morgan Stanley Bank, N.A.	$49,000,000
Royal Bank of Canada	$49,000,000
SunTrust Bank	$49,000,000
Wells Fargo Bank, N.A.	$49,000,000

Total	$500,000,000

Term Commitments

Lender	Term Commitment
Bank of America, N.A.	$1,150,000,000
Windstream Services, LLC	$990,000,000

Total	$2,140,000,000

Schedule 1.01A

Schedule 1.01B

Letter of Credit Commitments

L/C Issuer	L/C Commitment
Bank of America, N.A.	$30,000,000

Total	$30,000,000

Schedule 1.01B

Schedule 1.01E

Existing Investments

None.

Schedule 1.01E

Schedule 5.08(b)

Environmental Matters

As a result of the transactions consummated in connection with the Separation, including those set forth in the Transfer Agreements, Parent and its Subsidiaries acquired certain properties on which underground and aboveground storage tanks are located and utilized by Windstream and its Subsidiaries in the ordinary course of their respective businesses, primarily as storage for diesel fuel maintained for backup generators. Parent is not aware of any liabilities with respect to any of these tanks that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

In addition, as a result of the transactions consummated in connection with the Separation, including those set forth in the Transfer Agreements, Parent and its Subsidiaries acquired certain properties that may include buildings or other improvements constructed prior to 1972 and therefore may contain asbestos or asbestos containing material. Parent is not aware of any liabilities with respect to any such asbestos or asbestos-containing materials that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Schedule 5.08(b)

Schedule 5.11

Subsidiaries and Other Equity Investments

Subsidiary	Jurisdiction of Organization
CSL Capital, LLC	Delaware
CSL National GP, LLC	Delaware
CSL National, LP	Delaware
CSL Alabama System, LLC	Delaware
CSL Arkansas System, LLC	Delaware
CSL Florida System, LLC	Delaware
CSL Georgia System, LLC	Delaware
CSL Iowa System, LLC	Delaware
CSL Kentucky System, LLC	Delaware
CSL Mississippi System, LLC	Delaware
CSL Missouri System, LLC	Delaware
CSL New Mexico System, LLC	Delaware
CSL North Carolina System, LP	Delaware
CSL Ohio System, LLC	Delaware
CSL Oklahoma System, LLC	Delaware
CSL Realty, LLC	Delaware
CSL Texas System, LLC	Delaware
CSL Georgia Realty, LLC	Delaware
CSL North Carolina Realty GP, LLC	Delaware
CSL North Carolina Realty, LP	Delaware
CSL Tennessee Realty Partner, LLC	Delaware
CSL Tennessee Realty, LLC	Delaware
Talk America Services, LLC	Delaware

Schedule 5.11

Schedule 7.01(g)

Existing Liens

	Jurisdiction (State of Filing)	Document/Instrument[1]
1.	AR-1	Supplemental Mortgage dated 12/5/1967 between Wickes Telephone Company, Inc. and United States of America

2.	AR-2	Statement of Filing of Mortgage with Secretary of State dated 4/11/75 between Allied Telephone Company of Arkansas, Inc. and United States of America and Rural Telephone Bank

3.	AR-3	Supplemental Mortgage dated 5/24/1974 between Wickes Telephone Company, Inc. and United States of America

4.	AR-4	Supplemental Mortgage dated 10/25/1969 between Allied Telephone Company of Arkansas, Inc. and United States of America

5.	AR-5	Supplemental Mortgage dated 1/12/1963 between Perco Telephone Company and United States of America

6.	AR-6	Mortgage dated 1/1/1968 between Allied Telephone Company of Arkansas, Inc. and United States of America

7.	AR-7	Supplemental Mortgage dated 4/22/1971 between Allied Telephone Company of Arkansas, Inc. and United States of America

8.	AR-8	Indenture of Mortgage dated 08/02/1971 between Allied Telephone Company of Arkansas, Inc. and Kellogg Credit Corporation

9.	AR-9	Mortgage dated 06/15/1967 between Allied Utilities Corporation and Kellogg Credit Corporation

10.	AR-10	First Supplemental Trust Indenture dated 12/20/1985 between Allied Utilities Corporation and Alltel Arkansas, Inc. and First Commercial Bank, N.A.

11.	AR-11	Mortgage dated 07/01/1955 between Allied Telephone Company and United States of America

12.	AR-12	Supplemental Mortgage dated 04/12/1960 between Allied Telephone Company and United States of America

13.	AR-13	Supplemental Mortgage dated 10/08/1963 between Allied Telephone Company and United States of America

[1]	NTD: To be updated as applicable upon receipt of outstanding title insurance reports.

Schedule 7.01(g)

14.	AR-14	Supplemental Mortgage dated 07/22/1966 between Allied Telephone Company and United States of America

15.	AR-15	Supplemental Mortgage and Security Agreement dated 10/09/1974 between Perco Telephone Company and United States of America, acting through the Administrator of the Rural Electrification Administration, and Rural Telephone Bank

16.	AR-16	Supplemental Mortgage dated 4/18/1975 between Wickes Telephone Company, Inc. and United States of America

17.	AR-17	Restated Mortgage, Security Agreement and Financing Statement dated 4/27/1992 between Alltel Arkansas, Inc. and United States of America, acting through the Administrator of the Rural Electrification Administration, and Rural Telephone Bank

18.	FL-1	Indenture of Mortgage and Deed of Trust dated 3/15/74 between North Florida Telephone Company and Florida First National Bank of Jacksonville

19.	FL-2	Fifth Supplemental Indenture dated 12/1/89 between Alltel Florida, Inc. and First Union National Bank of Florida (formerly Florida First National Bank of Jacksonville)

20.	FL-3	Mortgage, Assignment of Rents and Leases and Security Agreement dated 08/15/2005 between Florida Digital Network, Inc. and Morgan Stanley Senior Funding, Inc.

21.	GA-1	Supplement to Supplemental Mortgage and Security Agreement dated 2/19/79 between Standard Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

22.	GA-2	Restated Mortgage, Security Agreement and Financing Statement dated 8/2/95 between Standard Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

23.	GA-3	Restated Mortgage, Security Agreement and Financing Statement dated 8/29/88 between Standard Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

24.	GA-4	Mortgage dated 12/1/1954 between Standard Telephone Company and United States of America

25.	GA-5	Supplemental Mortgage dated 02/23/1965 between Standard Telephone Company and United States of America

26.	GA-6	Thirteenth Supplemental Indenture dated 10/15/1987 between General Telephone Company of the South, and The First National of Chicago, and R.D. Manella

27.	IA-1	Mortgage and Security Agreement dated 6/30/00 between Iowa Telecommunications Services, Inc. and Rural Telephone Finance Cooperative

28.	IA-2	Mortgage and Security Agreement dated 11/23/2004 between Iowa Telecommunications Services, Inc. and Rural Telephone Finance Cooperative

29.	KY-1	Leasehold Mortgage and Security Agreement dated 10/17/1991 between Kentucky Data Link, Inc., and Wright Businesses, Inc., and Communications Credit Corporation

Schedule 7.01(g)

30.	MI-1	Claim of Lien (Construction Lien) dated 04/03/2002 by Michigan Engineered Comfort Cop. against McLeod USA Purchasing, L.L.C.

31.	MO-1	Indenture dated 10/29/62 between Doniphan Telephone Company and Central Missouri Trust Company

32.	MO-2	Supplemental Indenture dated 10/16/63 between Swan Lake Telephone Co. and Central Missouri Trust Company

33.	MO-3	Indenture dated 8/9/68 between Eastern Missouri Telephone Company and Central Missouri Trust Company

34.	MO-4	Supplemental Indenture Dated 9/16/68 between Doniphan Telephone Company and Central Missouri Trust Company

35.	MO-5	Supplemental Indenture dated 8/21/70 between Allied Telephone Company of Missouri, Inc. and The Central Trust Bank

36.	MO-6	Supplemental Indenture dated 4/4/72 between Allied Telephone Company of Missouri, Inc. and The Central Trust Bank

37.	MO-7	Supplemental Mortgage and Security Agreement dated 4/16/73 between Lakeland Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

38.	MO-8	Mortgage and Security Agreement dated 2/22/75 between Missouri Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

39.	MO-9	Mortgage dated 3/5/75 between Doniphan Telephone Company and United States of America

40.	MO-10	Supplemental Mortgage and Security Agreement dated 6/10/77 between Allied Telephone Company of Missouri, Inc. and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

41.	MO-11	Supplement to the Supplemental Mortgage and Security Agreement dated 7/5/77 between The Eastern Missouri Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

42.	MO-12	Mortgage and Security Agreement dated 2/22/78 between Missouri Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

43.	MO-13	Supplemental Mortgage and Security Agreement dated 2/28/79 between Allied Telephone Company of Missouri, Inc. and United States of America and Rural Telephone Bank

44.	MO-14	Supplemental Mortgage and Security Agreement dated 7/11/85 between Alltel Missouri, Inc. and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

Schedule 7.01(g)

45.	MO-15	Restated Mortgage, Security Agreement and Financing Statement dated 5/1/92 between Alltel Missouri, Inc. and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

46.	MO-16	Mortgage Amendment Agreement dated 1/26/93 between Alltel Missouri, Inc. and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

47.	MO-17	Supplemental Indenture dated 12/09/1963 between Doniphan Telephone Company and Central Missouri Trust Company

48.	MO-18	Supplemental Mortgage and Security Agreement dated 08/08/1980 between Doniphan Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration, and Rural Telephone Bank

49.	MO-19	Indenture dated 12/31/1955 between The Inter-County Telephone Company and Central Missouri Trust Company

50.	MO-20	Supplemental Indenture dated 07/10/1958 between The Inter-County Telephone Company and Central Missouri Trust Company

51.	MO-21	Supplemental Indenture dated 01/02/1962 between The Inter-County Telephone Company and Central Missouri Trust Company

52.	MO-22	Supplemental Indenture dated 08/12/1968 between The Inter-County Telephone Company and Central Missouri Trust Company

53.	MO-23	Supplemental Indenture dated 11/13/1969 between The Inter-County Telephone Company and Central Missouri Trust Company

54.	MO-24	Supplemental Indenture dated 01/27/1975 between The Inter-County Telephone Company and United States of America, acting through the Administrator of the Rural Electrification Administration, and Rural Telephone Bank

55.	MO-25	Supplemental Indenture dated 04/04/1962 between Triangle Telephone Company and Central Missouri Trust Company

56.	MO-26	Supplemental Indenture dated 01/27/1964 between Triangle Telephone Company and Central Missouri Trust Company

57.	MO-27	Supplemental Indenture dated 11/13/1967 between Triangle Telephone Company and Central Missouri Trust Company

58.	MO-28	Supplemental Mortgage and Security Agreement dated 06/10/1974 between Allied Telephone Company of Missouri, Inc. and the United States of America, acting through the Administrator of the Rural Electrification Administration, and Rural Telephone Bank

59.	NC-1	Indenture dated 9/6/67 between Heins Telephone Company and North Carolina National Bank

60.	NC-2	Supplement to Supplemental Mortgage and Security Agreement dated 4/3/86 between Heins Telephone Company and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

Schedule 7.01(g)

61.	NC-3	Mortgage and Security Agreement dated 11/22/74 between the Old Town Telephone System, Incorporated and United States of America acting through the Administrator of the Rural Electrification Administration and Rural Telephone Bank

62.	NC-4	Restated Mortgage, Security Agreement, and Financing Statement dated 2/21/97 between Alltel Carolina, Inc. and United States of America acting through the Administrator of the Rural Utilities Service successor to the Rural Electrification Administration, and Rural Telephone Bank

63.	NC-5	Indenture dated 6/1/64 between Mooresville Telephone Company and North Carolina National Bank

64.	NC-6	Indenture dated 9/28/67 between Mooresville Telephone Company (1967) and North Carolina National Bank

65.	NC-7	Indenture dated 08/01/1958 between The Concord Telephone Company and Cabarrus Bank and Trust Company

66.	NC-8	Tenth Supplemental Indenture dated 01/01/1988 between Alltel Carolina, Inc. (formerly Mid-Carolina Telephone Company) and BancOhio National Bank (formerly The Ohio National Bank of Columbus)

67.	NC-11	Sixth Supplemental Indenture dated 09/30/1977 between Mid-Carolina Telephone Company, survivor by merger with North Carolina Telephone Company, and CitiBank, N.A. (formerly First National City Bank) and R. James DeRose

68.	NC-12	Indenture of Mortgage and Deed of Trust dated 05/31/1974 between Mid-Carolina Telephone Company and The Ohio National Bank of Columbus

69.	NC-13	Mortgage dated 04/03/1964 between Sandhill Telephone Company and General Dynamics Corporation

70.	NC-14	Mortgage dated 03/01/1966 between Sandhill Telephone Company and General Dynamics Corporation

71.	NC-15	Mortgage dated 12/19/1967 between Sandhill Telephone Company and Stromberg-Carlson Corporation

72.	NC-16	Assignment of Mortgage dated 12/20/1968 between Stromberg-Carlson Corporation and Stromberg-Carlson Credit Corp.

73.	NC-17	Supplemental Mortgage and Security Agreement dated 06/21/1972 between The Old Town Telephone System, Incorporated and United States of America, acting through the Administrator of the Rural Electrification Administration, and Rural Telephone Bank

74.	NC-18	Indenture dated 05/01/1962 between North Carolina Telephone Company and First National City Bank and Edward F. Mitchell

75.	NC-19	First Supplemental Indenture dated 01/01/1964 between North Carolina Telephone Company and First National City Bank and Edward F. Mitchell

76.	NC-20	Second Supplemental Indenture dated 11/01/1965 between North Carolina Telephone Company and First National City Bank and Edward F. Mitchell

Schedule 7.01(g)

77.	NC-21	Third Supplemental Indenture dated 03/01/1968 between North Carolina Telephone Company and First National City Bank and Christopher C. Arvani

78.	NC-22	Fourth Supplemental Indenture dated 03/01/1976 between North Carolina Telephone Company and CitiBank, N.A. (previously known as First National City Bank) and R. James DeRose

79.	NC-23	Fifth Supplemental Indenture dated 09/15/1976 between North Carolina Telephone Company and CitiBank, N.A.(previously First National City Bank) and R. James DeRose

80.	NC-24	Deed of Trust dated 4/25/1962 between Lee. B. Chappell and Ellen K. Chappell and Modern Homes Construction Company

81.	NC-25	First Supplemental Indenture dated 09/01/1962 between The Concord Telephone Company and Cabarrus Bank and Trust Company

82.	NC-26	Second Supplemental Indenture dated 09/01/1965 between The Concord Telephone Company and Cabarrus Bank and Trust Company

83.	NC-27	Third Supplemental Indenture dated 03/01/1967 between The Concord Telephone Company and Cabarrus Bank and Trust Company

84.	NC-28	Fourth Supplemental Indenture dated 11/01/1969 between The Concord Telephone Company and Cabarrus Bank and Trust Company

85.	NC-29	Fifth Supplemental Indenture dated 08/01/1971 between The Concord Telephone Company and Cabarrus Bank and Trust Company

86.	NC-30	Sixth Supplemental Indenture dated 06/01/1972 between The Concord Telephone Company and Cabarrus Bank and Trust Company

87.	NC-31	Seventh Supplemental Indenture dated 10/1/1973 between The Concord Telephone Company and Cabarrus Bank and Trust Company

88.	NC-32	Eighth Supplemental Indenture dated 03/01/1976 between The Concord Telephone Company and Cabarrus Bank and Trust Company

89.	NM-1	Line of Credit Mortgage, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement dated 08/30/2000 between Valor Telecommunications of New Mexico, LLC f/k/a dba New Mexico Operating Co., LLC and Bank of America, N.A.

90.	NM-2	Amended and Restated Line of Credit Mortgage, Assignment of Rents, Security Agreement, Fixture Filing, and Financing Statement dated 02/14/2005 between Valor Telecommunications of Texas, LP, formerly known as and successor by merger to Valor Telecommunications of New Mexico, LLC, and Bank of America, N.A.

91.	OH-1	Eighth Supplemental Indenture dated 3/15/1975 between The Western Reserve Telephone Company and The Ohio National Bank of Columbus

92.	OH-2	Ninth Supplemental Indenture dated 2/1/1976 between The Western Reserve Telephone Company and The Ohio National Bank of Columbus

Schedule 7.01(g)

93.	OH-3	Tenth Supplemental Indenture dated 12/1/1976 between The Western Reserve Telephone Company and the Ohio National Bank of Columbus

94.	OH-4	Eleventh Supplemental Indenture dated 3/1/1978 between The Western Reserve Telephone Company and The Ohio National Bank of Columbus

95.	OH-5	Thirteenth Supplemental Indenture dated 09/15/1979 between The Western Reserve Telephone Company and BancOhio National Bank (formerly The Ohio National Bank of Columbus)

96.	OH-6	Fifteenth Supplemental Indenture dated 10/1/1986 between The Western Reserve Telephone Company and BancOhio National Bank (formerly the Ohio National Bank of Columbus)

97.	OH-7	Second Supplemental Indenture of Mortgage and Deed of Trust dated 4/1/1965 between The Newark Telephone Company and The Huntington National Bank of Columbus

98.	OH-8	Third Supplemental Indenture of Mortgage and Deed of Trust dated 6/1/1974 between The Newark Telephone Company and The Huntington National Bank of Columbus

99.	OH-9	Fifth Supplemental Indenture of Mortgage and Deed of Trust dated 1/1/1982 between The Newark Telephone Company and The Huntington National Bank (as successor by merger to The Huntington National Bank of Columbus)

100.	OH-10	Sixth Supplemental Indenture of Mortgage and Deed of Trust dated 05/1/1983 between Mid-Ohio Telephone Company (formerly named The Newark Telephone Company) and The Huntington National Bank (as successor by merger to The Huntington National Bank of Columbus)

101.	OH-11	Seventh Supplemental Indenture of Mortgage and Deed of Trust dated 1/1/1992 between Alltel Ohio, Inc., formerly known as Mid-Ohio Telephone Corporation, and Huntington National Bank, formerly known as The Huntington National Bank of Columbus

102.	OH-12	Indenture dated 10/01/1946 between The Newark Telephone Company and The Huntington National Bank of Columbus

103.	OH-13	First Supplemental Indenture of Mortgage and Deed of Trust dated 06/01/1953 between The Newark Telephone Company and The Huntington National Bank of Columbus

104.	OH-14	Fourth Supplemental Indenture of Mortgage and Deed of Trust dated 12/15/1977 between The Newark Telephone Company and The Huntington National Bank of Columbus

105.	TX-1	Notice of Filing of Utility Security Instrument Affecting Real Property providing notice that Valor Telecommunications of Texas, LP, executed and delivered to Bank of America, N.A., as Collateral Agent for the Secured Parties listed therein, that certain Deed of Trust, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement dated August 31, 2000 (the “Utility Security Instrument”)

106.	TX-2	Notice of Filing of Utility Security Instrument Affecting Real Property providing notice that Valor Telecommunications of Texas, LP, executed and delivered to Bank of America, N.A., as Collateral Agent for the Secured Parties listed therein, that certain Amended and Restated Deed of Trust, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement dated February 14, 2005

Schedule 7.01(g)

107.	TX-3	Notice of Filing of Utility Security Instrument Affecting Real Property providing notice that Valor Telecommunications of Texas, LP, executed and delivered to Bank of America, N.A., as Collateral Agent for the Secured Parties listed therein, that certain First Amendment of Deed of Trust, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement dated November 1, 2001

108.	TX-4	First Amendment to Notice of Filing of Utility Security Instrument Affecting Real Property

109.	TX-5	Deed of Trust, Security Agreement and Financing Statement dated 09/30/1991 between Harper Telephone Company and The Kerrville Telephone Company

110.	TX-6	Deed of Trust, Security Agreement and Financing Statement dated 12/31/1993 between Harper Telephone Company and The Kerrville Telephone Company

111.	TX-7	Deed of Trust, Security Agreement and Financing Statement dated 12/31/1994 between Harper Telephone Company and The Kerrville Telephone Company

112.	TX-8	Deed of Trust, Security Agreement and Financing Statement dated 12/31/1996 between Harper Telephone Company and The Kerrville Telephone Company

113.	TX-9	Deed of Trust, Security Agreement and Financing Statement dated 12/31/1997 between Harper Telephone Company and The Kerrville Telephone Company

114.	TX-10	Supplemental Notice of Filing of Security Interest providing notice that Continental Telephone Company of Texas executed and filed that certain Indenture of Mortgage and Deed of Trust dated January 1, 1974 to First National Bank in Dallas, supplemented by the First, Second, Third, Fourth, Fifth, Sixth, and Seventh Supplemental Indentures thereto

115.	TX-11	Supplemental Notice of Filing of Security Interest providing notice that Continental Telephone Company of Texas executed and filed that certain Indenture of Mortgage and Deed of Trust dated January 1, 1974 to First National Bank in Dallas, supplemented by the First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, and Ninth Supplemental Indentures thereto

Schedule 7.01(g)

Schedule 7.02(b)

Existing Indebtedness

1.	All Indebtedness existing on the Closing Date pursuant to the Transaction Agreements and Indebtedness arising under such Transaction Agreements.

Schedule 7.02(b)

Schedule 7.07

Existing Transactions with Affiliates

None.

Schedule 7.07

Schedule 7.08

Burdensome Agreements

None.

Schedule 7.08

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

Parent or any of its Subsidiaries:

Communications Sales & Leasing, Inc.

Address:	10802 Executive Center Dr.
Suite 300
Little Rock, AR 72211
Attention:	Chief Financial Officer & Treasurer
Email:	Mark.Wallace@cslreit.com

With copies to:

Address:	10802 Executive Center Dr.
Suite 300
Little Rock, AR 72211
Attention:	General Counsel
Email:	Daniel.Heard@cslreit.com

Address:	Skadden, Arps, Slade, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	David D. Almroth, Esq.
Tel:	(212) 735-2294
Fax:	(917) 777-2294
Email:	david.almroth@skadden.com

Administrative Agent

Administrative Agent’s Office (for payments and Requests for Credit Extensions):

Address:	Bank of America, N.A., as Administrative Agent
Credit Services
Mail Code: TX1-492-14-12
901 Main Street, Floor 14
Dallas, TX 75202
Attention:	Robert Gottfried
Telephone:	972-338-3773
Telecopier:	214-290-8386
Email:	robert.gottfried@baml.com

Schedule 10.02

Wire Instruction:

Bank of America, New York, NY

ABA # 026009593

Account Name: Corporate Credit Services

Account No.: 1292000883

Attention: Robert Gottfried

Ref.: Communications Sales & Leasing, Inc.

With a copy to:

Address:	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Kenneth J. Steinberg, Esq.
Tel:	(212) 450-4566
Fax:	(212) 701-5566
Email:	kenneth.steinberg@davispolk.com

Other Notices as Administrative Agent:

Address:	Bank of America, N.A.
Agency Management
Mail Code: WA3-132-01-01
10623 NE 68th Street
Kirkland, WA 98033
Attention:	Tiffany Shin
Telephone:	206-358-0078
Telecopier:	415-343-0561
Email:	tiffany.shin@baml.com

L/C Issuer

Standby Letters of Credit:

Address:	Bank of America, N.A.
Trade Operations-Standby
PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Attention:	Charles P. Herron
Telephone:	570-496-9564
Telecopier:	800-755-8743
Email:	Charles.p.herron@baml.com

Schedule 10.02

Swing Line Lender:

Address:	Bank of America, N.A.
Credit Services
Mail Code: NC1-001-05-46
101 North Tryon Street, Floor 5
Charlotte, NC 28255
Attention:	Robert Gottfried
Telephone:	972-338-3773
Telecopier:	214-290-8386
Email:	robert.gottfried@baml.com

Wire Instruction:

Bank of America, New York, NY

ABA # 026009593

Account Name: Corporate Credit Services

Account No.: 1292000883

Attention: Robert Gottfried

Ref.: Communications Sales & Leasing, Inc.

Collateral Agent

For Notices:

Address:	Bank of America, N.A.
Agency Management
Mail Code: WA3-132-01-01
10623 NE 68th Street
Kirkland, WA 98033
Attention:	Tiffany Shin
Telephone:	206-358-0078
Telecopier:	415-343-0561
Email:	tiffany.shin@baml.com

For Filings:

Address:	Bank of America, N.A.
Mail Code: NC1-001-05-45
100 N. Tryon Street, 5th Floor
Charlotte, NC 28255
Attention:	Kimberly Moses
Telephone:	980-388-0780

Schedule 10.02

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	Bank of America, N.A., as Administrative Agent

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Parent [on its own behalf] [on behalf of [CSL Capital][other Borrower]1] hereby requests (select one):

A Borrowing of new Loans

A conversion of Loans made on

A continuation of Loans made on

to be made on the terms set forth below:

(A)	Class of Borrowing[2]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount[3]

[1]	To be used for other Borrowers designated as such after the Closing Date.
[2]	Term or Revolving Credit.
[3]	Eurodollar Rate borrowing minimum of $5 million, and borrowings also allowed in whole multiples of $1 million in excess thereof. Base Rate borrowing minimum of $1 million, and borrowings also allowed in whole multiples of $500,000 in excess thereof.

A-1

(D)	Borrower(s)

(G)	Type of Loan[4]

(H)	Interest Period and the last day thereof[5]

(I)	Location and number of applicable Borrower’s account to which proceeds of Borrowings are to be disbursed:

[Parent hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Committed Loan Notice, the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement shall have been satisfied.]6

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title:

[4]	Specify Eurodollar Rate or Base Rate.
[5]	Applicable for Eurodollar Rate Borrowings/Loans only.
[6]	Insert bracketed language if Parent is requesting a Borrowing of new Revolving Credit Loans after the Closing Date.

A-2

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

To:	Bank of America, N.A., as Swing Line Lender and Administrative Agent

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC, (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Parent on behalf of [itself][CSL Capital][other Borrower] hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal amount[1]

(B)	Date of Borrowing (which is a Business Day)

Parent on behalf [itself][CSL Capital][other Borrower] hereby represents and warrants to the Administrative Agent and the Swing Line Lender that, on and as of the date of the Swing Line Borrowing contemplated by this Swing Line Loan Notice, the conditions to lending specified in Section 4.02(a) and (b) of the Credit Agreement shall have been satisfied.

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title:

[1]	Shall be a minimum of $100,000.

B-1

EXHIBIT C-1

LENDER: [●]

PRINCIPAL AMOUNT: $[●]

[FORM OF] TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, COMMUNICATIONS SALES & LEASING, INC., a Maryland corporation (“Parent”), and CSL CAPITAL, LLC, a Delaware limited liability company (“CSL Capital” and together with Parent, the “Borrowers” and each, a “Borrower”), each hereby promises to pay, on a joint and several basis, to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds to the Administrative Agent for the benefit of the Lender at the Administrative Agent’s Office (such term, and each other capitalized term used but not otherwise defined herein, having the meaning assigned to it in the Credit Agreement, dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer) (i) on the dates set forth in the Credit Agreement, the principal installment amount set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis, interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-1-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-1-2

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title:

CSL CAPITAL, LLC

By:
Name:
Title:

C-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

LENDER: [●]

PRINCIPAL AMOUNT: $[●]

[FORM OF] REVOLVING CREDIT NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, COMMUNICATIONS SALES & LEASING, INC., a Maryland corporation, (“Parent”), and CSL CAPITAL, LLC, a Delaware limited liability company (“CSL Capital” and together with Parent, the “Borrowers” and each, a “Borrower”), each hereby promises to pay, on a joint and several basis, to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds to the Administrative Agent for the benefit of the Lender at the Administrative Agent’s Office (such term, and each other capitalized term used but not otherwise defined herein, having the meaning assigned to it in the Credit Agreement, dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis, interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-2-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-2-2

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title:

CSL CAPITAL, LLC

By:
Name:
Title:

[[OTHER BORROWER]

By:
Name:
	Title:	]

C-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

LENDER: [●]

PRINCIPAL AMOUNT: $[●]

[FORM OF] SWING LINE NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, COMMUNICATIONS SALES & LEASING, INC., a Maryland corporation, (“Parent”), and CSL CAPITAL, LLC, a Delaware limited liability company (“CSL Capital” and together with Parent, the “Borrowers” and each, a “Borrower”), each hereby promises to pay, on a joint and several basis, to the Lender set forth above (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds to the Administrative Agent for the benefit of the Lender at the Administrative Agent’s Office (such term, and each other capitalized term used but not otherwise defined herein, having the meaning assigned to it in the Credit Agreement, dated as April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

Each Borrower promises to pay, on a joint and several basis, interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-3-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-3-2

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title:

CSL CAPITAL, LLC

By:
Name:
Title:

[[OTHER BORROWER]

By:
Name:
	Title:	]

C-3-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and the other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer (capitalized terms used herein having the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of Parent, certifies as follows:

1.	[Attached hereto as Exhibit A is the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 20[●] (the “Financial Statement Date”) and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [PricewaterhouseCoopers LLP], prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.][1]

2.	[Attached hereto as Exhibit A is the consolidated balance sheet of Parent and its Subsidiaries as of [●] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.][2][3]

[1]	To be included if delivered in connection with annual financial statements only.
[2]	To be included if delivered in connection with quarterly financial statements only.
[3]	To the extent Parent designates any of its Subsidiaries as an Unrestricted Subsidiary, and, in the aggregate, the Unrestricted Subsidiaries account for greater than two-and-a-half percent (2.5%) of the Consolidated EBITDA of Parent and its Subsidiaries on a consolidated basis for with respect to the fiscal quarter or fiscal year covered by such financial statements, the financial statements referred to in this Exhibit D shall be accompanied by reconciliation statements eliminating the financial information with respect to such Unrestricted Subsidiary or Unrestricted Subsidiaries.

3.	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

4.	[The Consolidated Secured Leverage Ratio as of the Financial Statement Date is: [●] to 1.00. The supporting detail showing the calculation of the Consolidated Secured Leverage Ratio attached hereto as Schedule 1 represent true and accurate calculations as of [●].][4]

5.	[Attached hereto is a Perfection Certificate Supplement showing any change in the information contained therein since the date of the date of the last Perfection Certificate.][There has been no change in the information contained in the Perfection Certificate [since the Closing Date] [since the date of the last Perfection Certificate Supplement].][5]

6.	[Attached hereto is a list of the Unrestricted Subsidiaries as of the date of delivery of this Compliance Certificate.][6]

[4]	Insert if Section 7.09 is applicable for the reporting period.
[5]	To be included only in annual compliance certificate.
[6]	To be included only in annual compliance certificate.

SCHEDULE 1

(A)	Consolidated Secured Leverage Ratio: Consolidated Total Debt of Parent and its Restricted Subsidiaries that is secured by Liens, to Consolidated EBITDA of Parent and its Restricted Subsidiaries for the most recently ended Test Period.

(1)	Consolidated Total Debt that is secured by Liens as of the Financial Statement Date:

(a) the aggregate principal amount of Indebtedness of Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, secured by Liens and consisting of:

		(i)	Indebtedness for borrowed money,

		(ii)	Indebtedness evidenced by bonds, notes, indentures or similar instruments,

		(iii)	unreimbursed amounts in respect of drawings under letters of credit, and

		(iv)	Capitalized Lease Obligations.

(b) Consolidated Total Debt that is secured by Liens:

(2)	Consolidated EBITDA:

	(a)	Consolidated Net Income:

		(i)	the aggregate Net Income of Parent and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

			(A)	any after-tax effect of extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions, severance, relocation costs, and curtailments or modifications to post-retirement employee benefit plans shall be excluded,

			(B)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(C)	any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(D)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Parent shall be excluded,

(E)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary in respect of such period,

(F)	the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(G)	effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(H)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(I)	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(J)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions, the Purging Distributions and any acquisition, Investment, Disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(K)	any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, shall be excluded,

(L)	any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the Credit Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity based awards or rights or equivalent instruments, shall be excluded,

(M)	any expenses or reserves for liabilities shall be excluded to the extent that Parent or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which Parent or any of its Restricted Subsidiaries is not actually indemnified prior to the date that is 365 days after the date of occurrence of the indemnifiable event shall reduce Consolidated Net Income for the period in which it is determined that Parent or such Restricted Subsidiary will not be indemnified (or, if earlier, for the period in which the date that is 365 days after the date of the occurrence of the indemnifiable event occurs) (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (M)), and

(N)	losses, to the extent covered by insurance and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within six (6) months and (ii) in fact reimbursed within one (1) year of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within one (1) year), with respect to liability or casualty events or business interruption shall be excluded,

(b)	plus (without duplication):

	(i)	provision for taxes based on income or profits or capital gains, including, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of Parent and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income,

	(ii)	Consolidated Interest Expense of Parent and its Restricted Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” in the Credit Agreement pursuant to clauses (a)(x) and (a)(y) thereof, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income),

	(iii)	Consolidated Depreciation and Amortization Expense of Parent and its Restricted Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income,

	(iv)	any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred in accordance with this Agreement (including any amendment, modification or refinancing thereof) (whether or not successful), including such fees, expenses or charges related to (i) the offering of the Senior Notes or under the Loan Documents, (ii) any amendment or other modification of the Senior Notes or the Loan Documents and (iii) the other Transactions and the Purging Distributions, in each case, deducted (and not added back) in computing Consolidated Net Income,

(v)	the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring and integration costs incurred in connection with acquisitions, mergers or consolidations after the Closing Date and costs related to the closure and/or consolidation of facilities,

(vi)	any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vii)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income,

(viii)	any costs or expense incurred by Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount,

(x)	the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by Parent in good faith to be reasonably anticipated to be realizable within twelve (12) months of the date of any Investment, acquisition, disposition, merger, consolidation or other action being given pro forma effect (including, without limitation, the Transactions) (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) steps have been taken for realizing such cost savings, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of Parent) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (x) in any Test Period shall not exceed 10% of Consolidated EBITDA (prior to giving effect to such addbacks); provided, further that no such addbacks pursuant to this clause (x) shall be made to the extent duplicative of any other addback to Consolidated EBITDA made under this Agreement, whether pursuant to Section 1.08 of the Credit Agreement or otherwise, and

	(xi)	to the extent not included in Consolidated Net Income, the amount of business interruption insurance proceeds received during such period or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for any period; provided that such amount of business interruption insurance proceeds shall only be included pursuant to this clause (xi) to the extent of the amount of business interruption insurance proceeds plus Consolidated EBITDA attributable to such property for such Test Period (without giving effect to this clause (xi)) does not exceed Consolidated EBITDA attributable to such property during the most recent period that such property was fully operational (or if such property has not been fully operational for the most recent period prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters),

(c)	minus (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, and

(d)	plus or minus (without duplication):

	(i)	any net loss or gain, respectively, resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging;

plus or minus (without duplication):

	(ii)	any net loss or gain, respectively, resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

Consolidated EBITDA:7 8

Consolidated Secured Leverage Ratio:	[●]:1.00

Covenant Requirement	5.00 to 1.00

[7]	For the fiscal quarter ended (A) June 30, 2014, Consolidated EBITDA shall be deemed to be $162.8 million, (B) September 30, 2014, Consolidated EBITDA shall be deemed to be $163.1 million and (C) December 31, 2014, Consolidated EBITDA shall be deemed to be $163.1 million. For the period from January 1, 2015 through March 31, 2015, and the period from April 1, 2015 through the date of the Separation, Consolidated EBITDA shall be determined as if the Master Lease had been in effect throughout such period, and the Separation occurred at the beginning of such period, as reasonably determined by a Responsible Officer.
[8]	Consolidated EBITDA shall be further adjusted (A) to include the Consolidated EBITDA of any Unrestricted Subsidiary that is designated and converted into a Restricted Subsidiary during such period based on the Consolidated EBITDA of such Person (or attributable to such property, business or asset) for such period (including the portion thereof occurring prior to such acquisition or designation), determined as if references to a Person and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries; and (B) to exclude the Consolidated EBITDA of any Restricted Subsidiary that is designated as an Unrestricted Subsidiary during such period based on the actual Consolidated EBITDA of such Person for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closing, classification or conversion), determined as if references to a Person and its Restricted Subsidiaries in Consolidated Net Income and other defined terms therein were to such Person and its Subsidiaries.

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Communications Sales & Leasing, Inc. and CSL Capital, LLC, on a joint and several basis

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Communications Sales & Leasing, Inc., a Maryland corporation, and CSL Capital, LLC, a Delaware limited liability company, as Borrowers, the Guarantors party thereto from time to time, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][11]

Effective Date: :             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Commitment”, etc.).
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor[s] and the Assignee[s] intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Consented to and]12 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]13

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of Parent and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) it is [not] a Defaulting Lender and (v) has examined the DQ List and confirmed that [the][each] Assignee is not a Disqualified Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers or any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Credit Agreement (including clause (b)(v) thereof), subject to such consents, if any, as may be required thereunder, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender and the other Loan Documents thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will be bound by the terms of the Credit Agreement and perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender including its obligations under Section 3.01(d) of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any conflicts of laws provisions that would result in the application of the laws of another jurisdiction.

EXHIBIT F

[FORM OF] SECURITY AGREEMENT

[SEE ATTACHED]

SECURITY AGREEMENT

dated as of

April 24, 2015

among

COMMUNICATIONS SALES & LEASING, INC.,

and

CSL CAPITAL, LLC,

as Grantors,

THE OTHER GRANTORS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Collateral Agent

F-i

SCHEDULES

Schedule I	Pledged Equity; Pledged Debt

EXHIBITS

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement

F-ii

SECURITY AGREEMENT dated as of April 24, 2015 among Communications Sales & Leasing, Inc., a Maryland corporation (“Parent”), CSL Capital, LLC, a Delaware limited liability company (together with Parent, the “Borrowers”) and each other entity identified as a “Grantor” on the signature pages hereof or who from time to time become a party hereto (together with the Borrowers, the “Grantors” and each a “Grantor”) and BANK OF AMERICA, N.A., as collateral agent for the Secured Parties (together with its successors and assigns in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used in this Agreement but not defined in this Agreement having the respective meanings given to them in the Credit Agreement), among the Borrowers, the Guarantors party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, the Collateral Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, and the Hedge Banks have agreed to perform certain obligations under Secured Hedge Agreements and Treasury Services Agreements. The obligations of (i) the Lenders to extend such credit and (ii) the performance of such obligations of the Hedge Banks under the Secured Hedge Agreements and Treasury Services Agreements are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrowers) are affiliates of the Borrowers, will derive substantial benefits from such extension of credit by the Lenders and such performance of such obligations by the Hedge Banks and are willing to execute and deliver this Agreement in order to induce (i) the Lenders to extend such credit and (ii) the Hedge Banks to enter into such Secured Hedge Agreements and Treasury Services Agreements to execute the documentation relating thereto. Accordingly, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Certain Definitions; Rules of Construction. (a) All terms defined in the New York UCC (as defined herein) and not otherwise defined in this Agreement have the meanings specified in the New York UCC; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article 1 of the Credit Agreement also apply to this Agreement.

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC.

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrower” and “Borrowers” have the meanings assigned to such terms in the preliminary statement of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Control” when used with respect to any Deposit Account has the meaning specified in UCC Section 9-104.

“Controlled Deposit Account” means any Deposit Account that is subject to a Deposit Account Control Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter directly owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now directly owned or hereafter directly acquired by any Grantor: (a) all copyright rights in any work subject to and under the copyright laws of the United States (whether or not the underlying works of authorship have been published), whether as author, assignee, transferee, exclusive licensee or otherwise, (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO or in any similar office or agency of the United States, (c) all renewals of any of the foregoing, (d) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (e) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Deposit Account Control Agreement” means, with respect to any Deposit Account of any Grantor, a Deposit Account Control Agreement in form and substance reasonably acceptable to the Collateral Agent among such Grantor, the Collateral Agent and the relevant Depository Bank.

“Depository Bank” means a bank at which a Controlled Deposit Account is maintained.

“Excluded Assets” means (a) any vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the UCC of any applicable jurisdiction, (b) any Letter-of-Credit Rights to the extent a Lien thereon cannot be perfected by the filing of a financing statement under the UCC of any applicable jurisdiction, (c) any Commercial Tort Claims, (d) any asset or property (including, without limitation, any Equity Interests) to the extent the grant of a security interest is prohibited by applicable Law or requires a consent not obtained of any Governmental Authority pursuant to such applicable Law, in each case after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction or other applicable Law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or other applicable Law notwithstanding such prohibition, (e) any asset (including, without limitation, any lease, license or other agreement or Contractual Obligation or any property subject to a purchase money security interest, Lien securing a Capitalized Lease Obligation or similar arrangement) to the extent that a grant of a security interest therein would require a consent not obtained or violate or invalidate any lease, license, agreement or Contractual Obligation (including, without limitation, any such purchase money arrangement, Capitalized Lease Obligation or similar arrangement) or create a right of termination in favor of any other party thereto (other than a Grantor), in each case after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction and other applicable Law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or other applicable Law notwithstanding such prohibition, (f) any asset or property (including, without limitation, any Equity Interests, but excluding the Equity Interests of CSL National) to the extent the grant of a security interest is prohibited by any Organization Documents, joint venture agreement or shareholders’ agreement governing the issuer of such Equity Interests or requires a consent not obtained of any Person (other than a Grantor) pursuant to such Organization Documents or agreements, in each case after giving effect to the applicable anti-assignment provisions of the UCC of any applicable jurisdiction or other applicable Law and other than Proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any applicable jurisdiction or other applicable Law notwithstanding such prohibition, (g) voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such Equity Interests in (A) any Foreign Subsidiary, (b) any CFC or (C) any CFC Holdco, (h) any Equity Interests in (A) any Unrestricted Subsidiary or (B) any Person held by a Foreign Subsidiary, (i) any “intent-to-use” trademark or service mark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, (j) any foreign assets, rights or property or credit support; provided that this clause (j) shall not exclude any Equity Interests of Foreign Subsidiaries that are otherwise required to be pledged pursuant to the terms of this Agreement, (k) any asset or property as to which Parent and the Collateral Agent reasonably determine that the costs of obtaining a Lien thereon or perfection thereof are excessive in relation to the benefit to the Secured Parties of such Lien, (l) any real property other any Material Real Property and (m) any assets or property as to which Parent and the Collateral Agent reasonably determine that the granting of a Lien thereon will result in materially adverse tax consequences to Parent or any of its Subsidiaries; provided, however, that “Excluded Assets” shall not include any Proceeds, substitutions or replacements of any “Excluded Assets” referred to in clauses (a) through (m) (unless such Proceeds, substitutions or replacements would constitute “Excluded Assets” referred to in any of clauses (a) through (m).

“General Intangibles” has the meaning specified in Article 9 of the New York UCC.

“Grantor” and “Grantors” have the meanings assigned to such terms in the preliminary statement of this Agreement.

“Intellectual Property” means all intellectual property of every kind and nature now directly owned or hereafter directly acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, the intellectual property rights in software and databases and related documentation, all additions, improvements and accessions to any of the foregoing, and all goodwill associated therewith.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“Investment Property” has the meaning specified in Article 9 of the New York UCC.

“Landlord” has the meaning assigned to such term in Section 3.01(b).

“Lender” and “Lenders” have the meanings assigned to such terms in the preliminary statement of this Agreement.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (a) renewals, extensions, amendments and supplements thereof, (b) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages for breach or for infringement claims pertaining to the licensed Intellectual Property (to the extent that a Grantor has the right to collect them), and (c) rights to sue for past, present and future breaches or violations thereof.

“New York UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Parent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter directly owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now directly owned or hereafter acquired and directly owned by any Grantor: (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including applications in the USPTO or in any similar office or agency of the United States, (b) all reissues, re-examinations, continuations, divisions, continuations-in-part, renewals, or extensions thereof, and the inventions or improvements disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (d) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, limited or unlimited liability membership certificates or other certificated securities representing the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral; provided that the Pledged Securities shall not include any Excluded Assets.

“Rent Account” has the meaning assigned to such term in Section 3.02(f).

“Rents” has the meaning assigned to such term in Section 3.01(b).

“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Tenant” has the meaning assigned to such term in Section 3.01(b).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter directly owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now directly owned or hereafter directly acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, business names, fictitious business names and all other source or business identifiers, and all general intangibles of like nature, protected under the laws of the United States or any state or political subdivision thereof, as well as any unregistered trademarks and service marks used by a Grantor, (b) all goodwill symbolized thereby or associated with each of them, (c) all registrations and recordings in connection therewith, including all registration and recording applications filed in the USPTO or any similar offices in any state of the United States or any political subdivision thereof, (d) all renewals of any of the foregoing, (e) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (f) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“UETA” has the same meaning assigned to such term in Section 3.01(f).

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE 2

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance in full when due of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a) all Equity Interests directly held by it, including those listed on Schedule I and any other Equity Interests directly obtained in the future by such Grantor and the certificates, if any, representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include any Excluded Assets; (b) the debt obligations owed to it and listed opposite the name of such Grantor on Schedule I, any debt obligations (including, without limitation, any intercompany notes) directly obtained in the future by such Grantor having, in the case of each instance of debt obligations, an aggregate principal amount in excess of $5 million and the certificates, promissory notes and other instruments, if any, evidencing such debt obligations (the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Assets or any intercompany notes evidencing Indebtedness owed by a Grantor to another Grantor; (c) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity and Pledged Debt; (d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), and (c) above; and (e) subject to Section 2.06, all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 2.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees to deliver to the Collateral Agent on the Closing Date all Pledged Securities directly owned by it on the Closing Date and with respect to any Pledged Securities issued or acquired after the Closing Date, it agrees to deliver or cause to be delivered as promptly as practicable (and in any event, within forty-five (45) days after the date of acquisition thereof or such longer period as to which the Collateral Agent may agree in its reasonable discretion) to the Collateral Agent, for the benefit of the Secured Parties, any and all such Pledged Securities (other than any Pledged Equity consisting of uncertificated securities). If any Pledged Equity consisting of uncertificated securities subsequently becomes certificated such that it constitutes Pledged Securities, the applicable Grantor agrees to deliver or cause to be delivered as promptly as practicable (and in any event, within forty-five (45) days after the date such Pledged Equity becomes certificated or such longer period as to which the Collateral Agent may agree in its reasonable discretion) to the Collateral Agent, for the benefit of the Secured Parties, any and all such certificates.

(b) The Grantors will cause (or, with respect to Indebtedness owed to any Grantor by any Person other than Parent or any of its Subsidiaries, will use reasonable best efforts to cause) any Indebtedness for borrowed money owed to any Grantor by any Person (other than such as may arise from ordinary course intercompany cash management obligations) having a principal amount in excess of $5 million individually to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent.

Section 2.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant, as to themselves and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule I correctly sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of (i) all the Equity Interests directly owned by such Grantor in any Person and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Equity Interests and (ii) all the Pledged Debt owed to such Grantor;

(b) the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Parent or any of its Subsidiaries, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, is fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than Parent or any of its Subsidiaries, to the best of each Grantor’s knowledge), is the legal, valid and binding obligation of each issuer thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as directly owned by such Grantors, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens permitted pursuant to Section 7.01 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents, (B) Liens permitted pursuant to Section 7.01 of the Credit Agreement and (C) other transactions permitted under the Credit Agreement, and (iv) subject to the rights of such Grantor to dispose of assets or property pursuant to the terms of the Credit Agreement, if requested by the Collateral Agent, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally or permitted to exist pursuant to the terms of the Credit Agreement, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated; and

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect).

Section 2.04. Actions with Respect to Certain Pledged Collateral. (a) Any limited liability company and any limited partnership controlled by any Grantor shall either (i) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the Uniform Commercial Code or (ii) certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (A) each such certificate shall be delivered to the Collateral Agent pursuant to Section 2.02(a), and (B) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Each Grantor hereby agrees that if any of the Pledged Collateral is at any time not evidenced by certificates of ownership, then each applicable Grantor shall (or, with respect to Pledged Collateral issued by any Person other than a Wholly-Owned Subsidiary of Parent, shall use commercially reasonable efforts to), to the extent permitted by applicable Law or, with respect to Pledged Collateral issued by any Person other than a Wholly-Owned Subsidiary of Parent, the Organization Documents of such issuer, (1) if necessary to perfect a security interest in such Pledged Collateral or upon the reasonable request of the Collateral Agent, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to perfect such security interest (including, in the case of any such Pledged Collateral constituting “uncertificated securities” (as defined in the New York UCC), the entry into a customary issuer control agreement) and give the Collateral Agent the right to transfer such Pledged Collateral at the times and to the extent permitted by this Agreement and (2) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (x) cause the Organization Documents of each such issuer of Equity Interests constituting Pledged Collateral to be amended to provide that such Pledged Collateral shall be treated as “securities” for purposes of the Uniform Commercial Code and (y) cause such Pledged Collateral to become certificated and delivered to the Collateral Agent.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will, with respect to any Pledged Equity of such Grantor constituting “uncertificated securities”, comply with instructions of the Collateral Agent without further consent by the applicable owner or holder of such Equity Interests.

Section 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent, on behalf of the Secured Parties, shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement (subject, with respect to Pledged Securities issued by any Person other than a Wholly-Owned Subsidiary of Parent, the Organization Documents or any other agreement binding on such issuer); provided, that the Collateral Agent shall give Parent prior notice of its intent to exercise such rights.

Section 2.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified Parent that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Subject to Section 2.06(c), each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to have a Material Adverse Effect.

(ii) Subject to Section 2.06(b) below, the Collateral Agent shall be deemed without further action or formality to have granted to each Grantor all necessary consents relating to voting rights and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above and shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be promptly (and in any event within forty-five (45) days after receipt thereof or such longer period as to which the Collateral Agent may agree in its discretion) delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified Parent of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then, subject to applicable Law, all rights of any Grantor to receive dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested, for the benefit of the Secured Parties, in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within forty-five (45) days or such longer period as to which the Collateral Agent may agree in its discretion) delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02 hereof. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 that have not been applied in accordance with this Section 2.06(b).

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have provided Parent with notice of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then, subject to applicable Law, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights at the discretion of the Collateral Agent. After all Events of Default have been cured or waived, (i) each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06 and (ii) the obligations of the Collateral Agent pursuant to the terms of paragraph (a)(i) of this Section 2.06 shall be reinstated.

(d) Any notice given by the Collateral Agent to Parent suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE 3

Security Interests in Personal Property

Section 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full when due of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (together with the security interest granted pursuant to Section 3.01(b), the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now or at any time hereafter directly owned by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures, all General Intangibles and all Intellectual Property;

(vii) all Goods;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all books and records pertaining to the Article 9 Collateral;

(xii) all Letters of Credit and Letter of Credit Rights;

(xiii) all Money; and

(xiv) all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (and the terms “Collateral” and “Article 9 Collateral” shall not include) any Excluded Assets.

(b) Without in any way limiting Section 3.01(a), each Grantor that is a landlord pursuant to the Master Lease (collectively, “Landlord”) hereby pledges and grants to the Collateral Agent a security interest in all of Landlord’s right, title and interest in and to all rents, issues, profits, revenues, charges, fees, receipts, royalties, and proceeds, cash or security deposits and other deposits (subject to the prior right of the tenant pursuant to the Master Lease (the “Tenant”)) and income, and other benefits now or hereafter derived from the Master Lease (including any payments received pursuant to Section 502(b) of the United States Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of Tenant and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Lease (collectively, “Rents”).

(c) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements (including Fixture filings with respect to any Fixtures associated with Material Real Property that is subject to a Mortgage) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets of the Debtor, whether now owned or hereafter acquired” or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (x) whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor and (y) in the case of a financing statement filed as a Fixture filing, a sufficient description of the Material Real Property subject to a Mortgage to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

(d) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(e) The Collateral Agent is authorized to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States Intellectual Property granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party. The Collateral Agent shall provide reasonable notice to the Borrowers of all such filings made by the Collateral Agent on or about the Closing Date, and, reasonably promptly thereafter, any subsequent filings or amendments, supplements or terminations of existing filings, made from time to time thereafter.

(f) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required to perfect the Security Interests granted by this Security

Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the Uniform Commercial Code of the relevant State(s), (B) filings in USPTO or the USCO, as applicable, with respect to Intellectual Property as expressly required elsewhere herein, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Instruments or Pledged Securities as expressly required elsewhere herein or in the Credit Agreement, (D) Fixture filings in the applicable real estate records with respect to any Fixtures associated with Material Real Property that is subject to a Mortgage and (E) entry into Deposit Account Control Agreements with respect to any Rent Accounts. No Grantor shall be required (i) to establish Collateral Agent’s “control” over any Electronic Chattel Paper; (ii) to establish the Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transactions Act as in effect in the applicable jurisdiction (the “UETA”)) over any “transferable records” (as defined in UETA), (iii) to take any action (other than the actions listed in clauses (A) and (C) of the preceding sentence) with respect to any assets located outside of the United States, (iv) to perfect in any assets subject to a certificate of title statute or (v) enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to and deposit account, securities account or other asset that requires perfection by “control”, other than the Deposit Account Control Agreements referred to in clause (E) of the preceding sentence.

Section 3.02. Representations and Warranties. The Grantors jointly and severally represent, warrant and covenant, as to themselves and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder.

(b) The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate (or specified by notice from a Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements and amendments.

(c) Each Grantor represents and warrants that short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of

United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending, unless it constitutes an Excluded Asset) and United States registered Copyrights, respectively, have been or on the Closing Date shall be executed and delivered to the Collateral Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, as may be necessary to establish a valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for Patents, Trademarks (except pending Trademark applications that constitute Excluded Assets) and Copyrights to the extent a security interest may be perfected by filing, recording or registration in the USPTO or the USCO, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed by any Grantor after the date hereof, and (ii) the UCC financing and continuation statements and amendments contemplated in Section 3.02(b)).

(d) (i) When all appropriate filings, recordings, registrations and/or notifications are made (and all other actions are taken as may be necessary in connection therewith (including payment of any applicable filing and recording taxes)) as may be required under applicable Law to perfect the Security Interest and (ii) upon the taking of possession or control by the Collateral Agent of such Article 9 Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by this Agreement (except, for the avoidance of doubt, to the extent otherwise required by the Intercreditor Agreement)), the Security Interest in such Article 9 Collateral with respect to which such actions have been taken shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted pursuant to Section 7.01 of the Credit Agreement and subject to any limitations or exclusions from the requirement to perfect the security interests and Liens on the Collateral described herein.

(e) The Article 9 Collateral and the Rents are owned by the Grantors free and clear of any Lien, except for Liens permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the New York UCC or any other applicable Laws covering any Article 9 Collateral or the Rents, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any Rents or any security agreement or similar instrument covering any Article 9 Collateral or any Rents with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any Rents or any security agreement or similar instrument covering any Article 9 Collateral or the Rents with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case to the extent permitted by the Credit Agreement.

(f) As of the Closing Date, no Grantor has opened or owns any Deposit Account for purposes of receiving any “Rent” or “Additional Charges” (each as defined in the Master Lease) (each such Deposit Account, a “Rent Account”) other than the Rent Accounts listed on Schedule 10 to the Perfection Certificate.

Section 3.03. Covenants. (a) Each Grantor will comply with Section 6.03(b) of the Credit Agreement with respect to any change in (i) legal name of such Grantor, (ii) the type of organization of such Grantor or (iii) the jurisdiction of organization of such Grantor.

(b) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to (i) in the case of the Rent Accounts, cause the Collateral Agent to have Control thereof pursuant to a Deposit Account Control Agreement with respect to each such Rent Account, no later than sixty (60) days following the Closing Date (or such later date as the Collateral Agent shall reasonably agree) (it being understood that no additional Rent Account shall be established following the Closing Date unless the Collateral Agent has Control thereof pursuant to a Deposit Account Control Agreement at the time any Rents are first deposited therein) and (ii) otherwise assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including Fixture filings with respect to Fixtures associated with any Material Real Property that is subject to a Mortgage) or other documents in connection herewith or therewith, all in accordance with the terms of this Agreement and the Credit Agreement.

(c) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so. Any and all reasonable amounts so expended by the Collateral Agent shall be reimbursed by the Grantors within fifteen (15) Business Days after demand for any payment made in respect of such amounts that are due and payable or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization in accordance with Section 5.03; provided, however, that the Grantors shall not be obligated to reimburse the Collateral Agent with respect to any Intellectual Property included in the Collateral which any Grantor has abandoned or failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain, in accordance with Section 3.03(d)(ii). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(d) Intellectual Property Covenants.

(i) Other than to the extent permitted herein or in the Credit Agreement or with respect to registrations and applications no longer used or useful, and except to the extent failure to act would not, as deemed by Parent in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property included in the Article 9 Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the USPTO, the USCO and any other governmental authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Article 9 Collateral of such Grantor.

(ii) Other than to the extent permitted herein or in the Credit Agreement, or with respect to registrations and applications no longer used or useful, or except as would not, as deemed by Parent in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property included in the Article 9 Collateral may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, becomes publicly known).

(iii) Other than as excluded or as permitted herein or in the Credit Agreement, or with respect to Patents, Copyrights or Trademarks which are no longer used or useful in the Grantor’s business operations or except where failure to do so would not, as deemed by Parent in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property included in the Article 9 Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv) Notwithstanding clauses (i) through (iii) above, nothing in this Agreement or any other Loan Document prevents any Grantor from Disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property included in the Article 9 Collateral to the extent permitted by the Credit Agreement.

(e) Except to the extent permitted under the Credit Agreement, each Grantor shall, upon request of the Collateral Agent, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral and the Rents against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the Rents and the priority thereof against any Lien not permitted pursuant to Section 7.01 of the Credit Agreement. Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and the Rents, all in accordance with the terms and conditions thereof.

Section 3.04. Instruments. If the Grantors shall at any time directly hold or acquire any Instruments constituting Article 9 Collateral (excluding checks), and evidencing an amount in excess of $5 million individually, such Grantor shall promptly (and in any event, within forty-five (45) days after the date of acquisition thereof or such longer period as to which the Collateral Agent may agree in its discretion) endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

Section 3.05. Rents; Controlled Deposit Accounts. Each Grantor represents, warrants and covenants as follows:

(a) At all times following the date on which the Grantor’s obligations set forth in Section 3.03(b)(i) have been complied with, all Rents will be deposited, upon or promptly after the receipt thereof, in one or more Controlled Deposit Accounts.

(b) In respect of each Controlled Deposit Account, the Depositary Bank’s jurisdiction (determined as provided in UCC Section 9-304) will at all times be a jurisdiction in which Article 9 of the Uniform Commercial Code is in effect.

(c) So long as the Collateral Agent has Control of a Controlled Deposit Account, the Security Interest in such Controlled Deposit Account will be perfected, subject to no prior Liens or rights of others (except the Depositary Bank’s right to deduct its normal operating charges and any uncollected funds previously credited thereto) and other non-consensual liens arising as a matter of law.

ARTICLE 4

Remedies

Section 4.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code or other applicable Law and also may (a) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent promptly, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (b) enter into any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such occupancy; (c) require each Grantor to, and each Grantor agrees that it will at its expense and upon the request of the Collateral Agent promptly, assign the entire right, title, and interest of such Grantor in each of the Patents, Trademarks, domain names and Copyrights to the Collateral Agent for the benefit of the Secured Parties; (d) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such exercise; and (e) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors and Parent ten (10) Business Days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or a portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or a portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private)

sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to be commercially reasonable as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 4.02. Application of Proceeds.

(a) Subject to the Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in the order provided for in the Credit Agreement.

(b) Subject to the Intercreditor Agreement and the Credit Agreement, the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, monies or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c) In making the determinations and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied to or by the Collateral Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Collateral Agent of any amounts distributed to it.

Section 4.03. Grant of License to Use Intellectual Property; Power of Attorney. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) to use, license or, to the extent permitted under the terms of the relevant license, sublicense any of the Intellectual Property included in the Article 9 Collateral now owned or hereafter acquired by such Grantor, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Collateral Agent to operate such license, sublicense and other rights shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default and upon ten (10) Business Days’ prior written notice to the Borrowers, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any applicable Law, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that such licenses granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. Furthermore, each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, subject only to the giving of ten (10) days’ notice to the Grantor and Parent, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the USPTO or the USCO in order to effect an absolute assignment of all right, title and interest in each registration and application for a Patent, Trademark or Copyright, and to record the same.

ARTICLE 5

Miscellaneous

Section 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor other than Parent shall be given to it in care of Parent as provided in Section 10.02 of the Credit Agreement.

Section 5.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 5.03. Collateral Agent’s Fees and Expenses. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder (including without limitation disbursements of the Collateral Agent pursuant to Section 5.14) and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement; provided that each reference therein to “Parent” or the “Borrowers” shall be deemed to be a reference to “each Grantor” and each reference therein to “Administrative Agent” shall be deemed to be a reference to “Collateral Agent”.

(b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.

Section 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under Section 10.06 of the Credit Agreement.

Section 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf, and shall continue in full force and effect until the termination of this Agreement in accordance with Section 5.12(a).

Section 5.06. Counterparts; Effectiveness; Successors and Assigns; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and assigns permitted thereby, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns permitted thereby, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted by this Agreement or the other Loan Documents (it being understood that a merger or consolidation not prohibited by the Credit Agreement shall not constitute an assignment or transfer). This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 5.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.08. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process. (a) The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 5.09. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 5.10. Security Interest Absolute. To the extent permitted by applicable Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

Section 5.11. Intercreditor Agreement Governs.

(a) Notwithstanding anything herein to the contrary, (a) the priority of the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the Intercreditor Agreement and (b) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement regarding the priority of the liens and the security interests granted to the Collateral Agent or exercise of any rights or remedies by the Collateral Agent, the terms of the Intercreditor Agreement shall govern.

(b) Notwithstanding anything herein to the contrary, to the extent any Grantor is required hereunder to deliver Collateral to, or the possession or control by, the Collateral Agent for purposes of possession and/or “control” (as such term is used herein) and is unable to do so as a result of having previously delivered such Collateral to the Controlling Authorized Representative (as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement, such Grantor’s obligations hereunder with respect to such delivery shall be deemed complied with and satisfied by the delivery to the Controlling Authorized Representative (as defined in the Intercreditor Agreement), as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party (as defined in the Intercreditor Agreement).

(c) Any reference in this Agreement to a “first priority Lien” or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority subject to the claims of the Controlling Authorized Representative (as defined in the Intercreditor Agreement) as provided in the Intercreditor Agreement.

Section 5.12. Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate with respect to all Obligations upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations and (ii) obligations and liabilities under Treasury Services Agreements and Secured Hedge Agreements, except as to amounts that are due and payable thereunder for which the Administrative Agent has received a written notice from the applicable Hedge Bank) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer).

(b) A Grantor (other than a Borrower) shall automatically be released from its obligations hereunder in accordance with Section 11.09 of the Credit Agreement.

(c) Upon (i) any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Grantor), (ii) any asset or property becoming an Excluded Asset or (iii) the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.09 or 10.01 of the Credit Agreement, the security interest of such Grantor in such Collateral shall be automatically released and the license granted in Section 4.03 shall be automatically terminated with respect to such Collateral.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 5.12, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents and take all such further actions that such Grantor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.09 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 5.12 shall be without recourse to or warranty by the Collateral Agent.

(e) Notwithstanding anything to the contrary set forth in this Agreement, each Hedge Bank by the acceptance of the benefits under this Agreement hereby acknowledges and agrees that (i) the obligations of Parent or any of its Subsidiaries under any Secured Hedge Agreement and any Treasury Services Agreement shall be secured pursuant to this Agreement only to the extent that, and for so long as, the other Obligations are so secured and (ii) any release of Collateral effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank.

Section 5.13. Additional Grantors. Each Subsidiary (other than an Excluded Subsidiary) of Parent that is required to enter into this Agreement as a Grantor pursuant to Section 6.11 of the Credit Agreement shall, and any Subsidiary of Parent may, execute and deliver a Security Agreement Supplement and thereupon such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 5.14. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable and consistent with the terms of this Agreement and the Credit Agreement to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable for the term hereof and coupled with an interest. The foregoing appointment shall terminate upon termination of this Agreement and the Security Interest granted hereunder pursuant to Section 5.12(a). Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to Parent of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, including endorsing the name of any Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, making all determinations and decisions with respect thereto and obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or paying any premium in whole or in part relating thereto; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Anything in this Section 5.14 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the appointment provided for in this Section 5.14 unless an Event of Default shall have occurred and be continuing. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein. No Agent Party shall be liable in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

Section 5.15. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 5.16. Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

Section 5.17. Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of Fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

Section 5.18. Consent. Each Subsidiary of Parent set forth on the signature pages hereto as a “Non-Grantor Landlord” hereby consents to the pledge and grant made by the Grantors pursuant to Section 3.01(b). For the avoidance of doubt, such Subsidiaries are not party to this Agreement for any other purpose, and the consent set forth in this Section 5.18 shall not constitute evidence of indebtedness of such Subsidiaries or an assumption of any obligation or liability in respect of the indebtedness of any other Person by such Subsidiaries.

Section 5.19. Reinstatement. This Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the

Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent or any other Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 5.20. Miscellaneous. (a) The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact.

(b) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred. The Collateral Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMMUNICATIONS SALES & LEASING, INC., as a Grantor

By:
Name:
Title:

CSL CAPITAL, LLC, as a Grantor

By:
Name:
Title:

[GRANTOR], as a Grantor

By:
Name:
Title:

Solely for purposes of Section 5.18: [NON-GRANTOR LANDLORD], as a Non-Grantor Landlord

By:
Name:
Title:

[Signature Pages to Security Agreement]

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Pages to Security Agreement]

SCHEDULE I

PLEDGED EQUITY

Issuer	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged
CSL Capital, LLC	Communications Sales & Leasing, Inc.	n/a	100%	100%
CSL National GP, LLC	CSL Capital, LLC	n/a	100%	100%
CSL National, LP	CSL National GP, LLC	n/a	1%	100%
CSL National, LP	CSL Capital, LLC	n/a	99%	100%
CSL Alabama System, LLC	CSL National, LP	n/a	100%	100%
CSL Arkansas System, LLC	CSL National, LP	n/a	100%	100%
CSL Florida System, LLC	CSL National, LP	n/a	100%	100%
CSL Georgia Realty, LLC	CSL National, LP	n/a	100%	100%
CSL Georgia System, LLC	CSL National, LP	n/a	100%	100%
CSL Iowa System, LLC	CSL National, LP	n/a	100%	100%
CSL Kentucky System, LLC	CSL National, LP	n/a	100%	100%
CSL Mississippi System, LLC	CSL National, LP	n/a	100%	100%
CSL Missouri System, LLC	CSL National, LP	n/a	100%	100%
CSL New Mexico System, LLC	CSL National, LP	n/a	100%	100%
CSL North Carolina System, LLC	CSL National, LP	n/a	100%	100%
CSL North Carolina System, LP	CSL North Carolina Realty GP, LLC	n/a	.1%	100%
CSL North Carolina System, LP	CSL National, LP	n/a	99.9%	100%
CSL Ohio System, LLC	CSL National, LP	n/a	100%	100%
CSL Oklahoma System, LLC	CSL National, LP	n/a	100%	100%
CSL Realty, LLC	CSL National, LP	n/a	100%	100%
CSL Texas System, LLC	CSL National, LP	n/a	100%	100%

Schedule I-1

Issuer	Record Owner	Certificate No.	No. Shares / Interest	Percent Pledged
CSL North Carolina Realty GP, LLC	CSL National, LP	n/a	100%	100%
CSL North Carolina Realty, LP	CSL North Carolina Realty GP, LLC	n/a	.1%	100%
CSL North Carolina Realty, LP	CSL North Carolina Realty, LP	n/a	99.9%	100%
CSL Tennessee Realty Partner, LLC	CSL National, LP	n/a	100%	100%
CSL Tennessee Realty, LLC	CSL National, LP/	n/a	.1%	100%
CSL Tennessee Realty, LLC	CSL Tennessee Realty Partner, LLC	n/a	99.9%	100%

PLEDGED DEBT

None.

Schedule I-2

EXHIBIT I TO THE

SECURITY AGREEMENT

SUPPLEMENT NO. [●] dated as of [●], to the Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) dated as of April 24, 2015 among Communications Sales & Leasing, Inc. and CSL Capital, LLC (each, a “Borrower” and, together, the “Borrowers”), as Grantors, the other Grantors party thereto and Bank of America, N.A., as Collateral Agent for the Secured Parties.

A. Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender, and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement, and if not defined therein, the Credit Agreement.

C. The Grantors have entered into the Security Agreement in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit and (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and/or Treasury Services Agreements. Section 5.13 of the Security Agreement provides that additional Restricted Subsidiaries of Parent may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce (x) the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and/or Treasury Services Agreements and as consideration for (x) Loans previously made and Letters of Credit previously issued and (y) Secured Hedge Agreements and Treasury Services Agreements previously entered into and/or maintained.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.13 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the

Exhibit I-1

Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary. The Security Agreement is hereby incorporated herein by reference. The New Subsidiary hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements (including Fixture filings with respect to any Fixtures associated with Material Real Property that is subject to a Mortgage) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets of the Debtor, whether now owned or hereafter acquired” or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (x) whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor and (y) in the case of a financing statement filed as a Fixture filing, a sufficient description of the Material Real Property subject to a Mortgage to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent for the benefit of the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary, (b) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office and (c) Schedule I attached hereto sets forth a true and complete list, with respect to the New Subsidiary, of (i) all the Equity Interests directly owned by the New Subsidiary in any Person and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity directly owned by the New Subsidiary and (ii) all the Pledged Debt owed to the New Subsidiary.

Exhibit I-2

SECTION 5. Except as supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Security Agreement.

[Signatures on following page]

Exhibit I-3

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Jurisdiction of Formation: Address of Chief Executive Office:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Signature Page for Supplement No.      to the Security Agreement

Exhibit I-4

SCHEDULE I

TO SUPPLEMENT NO      TO THE

SECURITY AGREEMENT

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit I-5

EXHIBIT II

FORM OF

PATENT SECURITY AGREEMENT

(SHORT-FORM)

PATENT SECURITY AGREEMENT, dated as of [●] (this “Agreement”) among the Persons listed on the signature pages hereof, as Grantors, and BANK OF AMERICA, N.A., as Collateral Agent for the Secured Parties.

Reference is made to the Security Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Communications Sales & Leasing, Inc., and CSL Capital, LLC (each, a “Borrower” and together, the “Borrowers”), as Grantors, the other Grantors party thereto and the Collateral Agent. The Secured Parties’ agreements in respect of extensions of credit to the Borrowers are set forth in the Credit Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender, and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). The Grantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and the performance of obligations by the Hedge Banks under any Secured Hedge Agreements and Treasury Services Agreement and the undersigned Grantors are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Hedge Banks to enter in to such Secured Hedge Agreements and Treasury Services Agreements. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor, pursuant to and in accordance with the Security Agreement, did and hereby does pledge to the Collateral Agent for the benefit of the Secured Parties, and did and hereby does grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”):

All Patents, including those listed on Schedule I hereto.

Exhibit II-1

Section 3. Termination. This Patent Security Agreement and the security interest granted hereby shall automatically terminate with respect to all of a Grantor’s Obligations and any Lien arising therefrom shall be automatically released upon termination of the Security Agreement or release of such Grantor’s obligations thereunder. The Collateral Agent shall, in connection with any termination or release herein or under the Security Agreement, execute and deliver to any Grantor as such Grantor may request, an instrument in writing releasing the security interest in the Patent Collateral acquired under this Agreement. Additionally, upon such termination or release, the Collateral Agent shall reasonably cooperate with any efforts made by a Grantor to make of record or otherwise confirm such satisfaction including, but not limited to, the release and/or termination of this Agreement and any security interest in, to or under the Patent Collateral.

Section 4. Supplement to the Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 5. Governing Law. The terms of Section 10.15 of the Credit Agreement with respect to governing law are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

[Signatures on following page]

Exhibit II-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR], as a Grantor

By:
Name:
Title:

Signature Page for Patent Security Agreement

Exhibit II-3

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Signature Page for Patent Security Agreement

Exhibit II-4

Schedule I

Short Particulars of U.S. Patent Collateral

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

Patent Licenses pursuant to which a third party is granting rights to any Pledgor:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Exhibit II-5

EXHIBIT III

FORM OF

TRADEMARK SECURITY AGREEMENT

(SHORT-FORM)

TRADEMARK SECURITY AGREEMENT, dated as of [●] (this “Agreement”) among the Persons listed on the signature pages hereof, as Grantors, and BANK OF AMERICA, N.A., as Collateral Agent for the Secured Parties.

Reference is made to the Security Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Communications Sales & Leasing, Inc., and CSL Capital, LLC (each, a “Borrower” and together, the “Borrowers”), as Grantors, the other Grantors party thereto and the Collateral Agent. The Secured Parties’ agreements in respect of extensions of credit to the Borrowers are set forth in the Credit Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender, and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). The Grantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and the performance of obligations by the Hedge Banks under any Secured Hedge Agreements and Treasury Services Agreement and the undersigned Grantors are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Hedge Banks to enter in to such Secured Hedge Agreements and Treasury Services Agreements. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor, pursuant to and in accordance with the Security Agreement, did and hereby does pledge to the Collateral Agent for the benefit of the Secured Parties, and did and hereby does grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and all goodwill associated therewith (collectively, the “Trademark Collateral”):

All Trademarks, including those listed on Schedule I hereto; provided that the grant of security interest shall not

Exhibit III-1

include any “intent-to-use” trademark applications prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto.

Section 3. Termination. This Trademark Security Agreement and the security interest granted hereby shall automatically terminate with respect to all of a Grantor’s Obligations and any Lien arising therefrom shall be automatically released upon termination of the Security Agreement or release of such Grantor’s obligations thereunder. The Collateral Agent shall, in connection with any termination or release herein or under the Security Agreement, execute and deliver to any Grantor as such Grantor may request, an instrument in writing releasing the security interest in the Trademark Collateral acquired under this Agreement. Additionally, upon such termination or release, the Collateral Agent shall reasonably cooperate with any efforts made by a Grantor to make of record or otherwise confirm such satisfaction including, but not limited to, the release and/or termination of this Agreement and any security interest in, to or under the Trademark Collateral.

Section 4. Supplement to the Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 5. Governing Law. The terms of Section 10.15 of the Credit Agreement with respect to governing law are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

[Signatures on following page]

Exhibit III-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR], as a Grantor

By:
Name:
Title:

Signature Page for Trademark Security Agreement

Exhibit III-3

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Signature Page for Trademark Security Agreement

Exhibit III-4

Schedule I to

Trademark Security Agreement Supplement

UNITED STATES Trademarks, Service Marks and Trademark Applications

Grantor	Trademark or Service Mark	Date Granted	Registration No. and Jurisdiction

Grantor	Trademark or Service Mark Application	Date Filed	Application No. and Jurisdiction

Exhibit III-5

EXHIBIT IV

FORM OF

COPYRIGHT SECURITY AGREEMENT

(SHORT-FORM)

COPYRIGHT SECURITY AGREEMENT, dated as of [●] (this “Agreement”) among the Persons listed on the signature pages hereof, as Grantors, and BANK OF AMERICA, N.A., as Collateral Agent for the Secured Parties.

Reference is made to the Security Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Communications Sales & Leasing, Inc., and CSL Capital, LLC (each, a “Borrower” and together, the “Borrowers”), as Grantors, the other Grantors party thereto and the Collateral Agent. The Secured Parties’ agreements in respect of extensions of credit to the Borrowers are set forth in the Credit Agreement dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender, and L/C Issuer, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). The Grantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and the performance of obligations by the Hedge Banks under any Secured Hedge Agreements and Treasury Services Agreement and the undersigned Grantors are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Hedge Banks to enter in to such Secured Hedge Agreements and Treasury Services Agreements. Accordingly, the parties hereto agree as follows:

Section 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor, pursuant to and in accordance with the Security Agreement, did and hereby does pledge to the Collateral Agent for the benefit of the Secured Parties, and did and hereby does grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

All Copyrights, including those listed on Schedule I hereto, and all Copyright Licenses to which such Grantor is a party, including those listed on Schedule I hereto.

Exhibit IV-1

Section 3. Termination. This Copyright Security Agreement and the security interest granted hereby shall automatically terminate with respect to all of a Grantor’s Obligations and any Lien arising therefrom shall be automatically released upon termination of the Security Agreement or release of such Grantor’s obligations thereunder. The Collateral Agent shall, in connection with any termination or release herein or under the Security Agreement, execute and deliver to any Grantor as such Grantor may request, an instrument in writing releasing the security interest in the Copyright Collateral acquired under this Agreement. Additionally, upon such termination or release, the Collateral Agent shall reasonably cooperate with any efforts made by a Grantor to make of record or otherwise confirm such satisfaction including, but not limited to, the release and/or termination of this Agreement and any security interest in, to or under the Copyright Collateral.

Section 4. Supplement to the Security Agreement. The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

Section 5. Governing Law. The terms of Section 10.15 of the Credit Agreement with respect to governing law are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

[Signatures on following page]

Exhibit IV-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR], as a Grantor

By:
Name:
Title:

Signature Page for Copyright Security Agreement

Exhibit IV-3

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

Signature Page for Copyright Security Agreement

Exhibit IV-4

Schedule I

Short Particulars of U.S. Copyright Collateral

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

Copyright Licenses pursuant to which a third party is granting exclusive rights to any Pledgor:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Signature Page for Copyright Security Agreement

Exhibit IV-1

EXHIBIT G-1

[FORM OF] PERFECTION CERTIFICATE

Reference is hereby made to (a) that certain Security Agreement, dated as of April 24, 2015 (as amended, amended and restated, supplemented and otherwise modified from time to time, the “Security Agreement”), among Communications Sales & Leasing, Inc., a Maryland corporation (“Parent”), and CSL Capital, LLC, a Delaware limited liability company, as borrowers (each a “Borrower” and, together, the “Borrowers”), and the other grantors party thereto (together with the Borrowers, the “Grantors”) and the Collateral Agent (as defined in the Credit Agreement referred to below) and (b) that certain Credit Agreement, dated as of April 24, 2015 (as amended, amended and restated, supplemented and otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors (as defined in the Credit Agreement), the lenders and letter of credit issuers from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”) and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein having the respective meanings assigned thereto in the Credit Agreement.

The undersigned hereby certify to the Collateral Agent and the Lenders as follows (in each case, as of the Closing Date and after giving effect to the Transactions, including, without limitation, the Separation):

1. Names.

(a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or equivalent organizational document, is set forth in Schedule 1(a). Also set forth in Schedule 1(a) is (i) the type of entity of each Grantor, (ii) the organizational identification number, if any, of each Grantor that is a registered organization, (iii) the Federal Taxpayer Identification Number of each Grantor, if any, and (iv) the jurisdiction of organization of each Grantor.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Grantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Grantor has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations.

(a) The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) hereto.

G-1-1

(b) Set forth in Schedule 2(b) are all locations where each Grantor maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of each Grantor.

3. Extraordinary Transactions. During the five year period preceding the date hereof, except as set forth in Schedule 3 attached hereto, no Grantor has been the subject of any merger or other corporate reorganization, in each case, other than in connection with the Separation and the Transactions.

4. Schedule of Filings. Attached hereto as Schedule 4 is a schedule of (i) the appropriate filing offices for the financing statements authorized to be filed pursuant to Section 3.01(c) of the Security Agreement (other than any “transmitting utility” filings) and (ii) the appropriate filing offices for the Mortgages Relating to the Mortgaged Property set forth in Schedule 5.

5. Real Property. Attached hereto as Schedule 5 is a list of all real property owned by each Grantor or as to which each Grantor has been otherwise granted possessory interests, in each case constituting Material Real Property as of the Closing Date, and filing offices for Mortgages with respect to such Material Real Property as of the Closing Date.

6. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Grantor (other than Parent) and the record owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 6(b) is a list of each equity investment of each Grantor (other than the equity interests set forth on Schedule 6(a)) setting forth the percentage of such equity interests pledged under the Security Agreement.

7. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and intercompany notes held by each Grantor as of the date hereof, in each case evidencing an amount in excess of $5,000,000 individually.

8. Intellectual Property.

(a) Attached hereto as Schedule 8(a) is a schedule setting forth all of each Grantor’s Patents and Trademarks (each as defined in the Security Agreement) applied for or issued or registered, as applicable with the United States Patent and Trademark Office (the “USPTO”), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark.

(b) Attached hereto as Schedule 8(b) is a schedule setting forth all of each Grantor’s United States Copyrights (as defined in the Security Agreement) registered with the United States Copyright Office (the “USCO”), including the name of the registered owner and the registration number of each Copyright owned by each Grantor.

G-1-2

(c) Attached hereto as Schedule 8(c) is a schedule setting forth (i) all Copyright Licenses (as defined in the Security Agreement) (excluding licenses for commercially available software), whether or not recorded with the USCO, and (ii) all registered and material Patent Licenses and Trademark Licenses (each as defined in the Security Agreement), in each case listing the registration number of any licensed Patent, Trademark or Copyright, the relevant signatory parties to each license, the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in Article 9 of the UCC) having a value in excess of $10,000,000 individually held by each Grantor, including a brief description thereof.

10. Rent Accounts. Attached hereto as Schedule 10 is a true and correct list of all Deposit Accounts (as defined in Article 9 of the UCC) opened or owned by each Grantor for purposes of maintaining Rents (as defined in the Security Agreement).

[The remainder of this page has been intentionally left blank]

G-1-3

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the first date written above.

COMMUNICATIONS SALES & LEASING, INC., as Parent and a Borrower

By:
Name:
Title:

CSL CAPITAL, LLC, as a Borrower

By:
Name:
Title:

[GRANTORS], as a Grantor

By:
Name:
Title:

G-1-4

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Organizational Number (if any)	Federal Taxpayer Identification Number	State of Organization

G-1-5

Schedule 1(b)

Prior Organizational Names

Grantor	Prior Name	Date of Change

G-1-6

Schedule 1(c)

Changes in Corporate Identity; Other Names

Grantor	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

G-1-7

Schedule 2(a)

Chief Executive Offices

Grantor	Address	County	State

G-1-8

Schedule 2(b)

Location of Books

Grantor	Address	County	State

G-1-9

Schedule 2(c)

Other Places of Business

Grantor	Address	County	State

G-1-10

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Grantor	Description of Transaction Including Parties Thereto	Date of Transaction

G-1-11

Schedule 4

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

G-1-12

Schedule 5

Material Real Property

Entity of Record	Location Address	Owned, Leased or Subject to Other Possessory Interest	Landlord/Owner if Leased or Subject to Other Possessory Interest	Description of Lease, License, Easement or Similar Agreement	Filing Office for Mortgage

G-1-13

Schedule 6

(a) Equity Interests of Grantors

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

G-1-14

(b) Other Equity Interests Held by Grantors

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/ Interest	Percent Pledged

G-1-15

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

G-1-16

Schedule 8(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

G-1-17

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

G-1-18

Schedule 8(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

G-1-19

Schedule 8(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

G-1-20

Schedule 9

Commercial Tort Claims

Description	Pledged [Yes/No]

G-1-21

Schedule 10

Rent Accounts

Owner	Depositary Bank	Account Number	Notes

G-1-22

EXHIBIT G-2

[FORM OF] PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [●] is delivered pursuant to Section 6.02(c) of that certain Credit Agreement dated as of April 24, 2015 (the “Credit Agreement”) among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent (in such capacity, the “Collateral Agent”), Swing Line Lender and L/C Issuer. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

The undersigned hereby certifies (in my capacity as [●] of Parent and not in my individual capacity) to the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

[The Remainder of this Page has been intentionally left blank]

G-2-1

IN WITNESS WHEREOF, the undersigned has hereunto signed this Perfection Certificate Supplement as of the date first written above.

COMMUNICATIONS SALES & LEASING, INC., as Parent

By:
Name:
Title:

G-2-2

EXHIBIT H

[RESERVED]

H-1

EXHIBIT I-1

[FORM OF]

FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT

[SEE ATTACHED]

FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

April 24, 2015

among

BANK OF AMERICA, N.A.,

as Credit Facility Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Initial Other Authorized Representative,

each additional Authorized Representative from time to time party hereto,

and consented to by each Grantor from time to time party hereto

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions
SECTION 1.01.	Construction; Certain Defined Terms	1
ARTICLE II

Priorities and Agreements with Respect to Common Collateral
SECTION 2.01.	Priority of Claims	11
SECTION 2.02.	Actions with Respect to Common Collateral; Prohibition on Contesting Liens	12
SECTION 2.03.	No Interference; Payment Over	13
SECTION 2.04.	Automatic Release of Liens; Amendments to First-Priority Collateral Documents	14
SECTION 2.05.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	15
SECTION 2.06.	Reinstatement	17
SECTION 2.07.	Insurance	17
SECTION 2.08.	Refinancings	17
SECTION 2.09.	Possessory Collateral, Control Collateral and Controlling Authorized Representative as Gratuitous Bailee/Agent for Perfection	17

ARTICLE III

Existence and Amounts of Liens and Obligations
ARTICLE IV

The Controlling Authorized Representative
SECTION 4.01.	Appointment and Authority	19
SECTION 4.02.	Rights as a First-Priority Secured Party	20
SECTION 4.03.	Exculpatory Provisions	20
SECTION 4.04.	Reliance by Controlling Authorized Representative	22
SECTION 4.05.	Delegation of Duties	22
SECTION 4.06.	Non-Reliance on Controlling Authorized Representative and Other First-Priority Secured Parties	23
ARTICLE V

Miscellaneous
SECTION 5.01.	Notices	23
SECTION 5.02.	Waivers; Amendment; Joinder Agreements	24
SECTION 5.03.	Parties in Interest	24
SECTION 5.04.	Survival of Agreement	25
SECTION 5.05.	Counterparts	25
SECTION 5.06.	Severability	25

I-1-i

Annexes and Exhibits

Annex A	Consent of Grantors
Annex B	Joinder

I-1-ii

This FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement’), dated as of April 24, 2015, is among BANK OF AMERICA, N.A. (“Bank of America”), as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Facility Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as collateral agent for the Initial Other First-Priority Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other First-Priority Secured Parties of the Series with respect to which it is acting in such capacity, as consented to by the Grantors in the Consent of Grantors.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Facility Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First-Priority Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First-Priority Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly stated herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

I-1-1

(b) It is the intention of the First-Priority Secured Parties of each Series that the holders of First-Priority Obligations of such Series (and not the First-Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First-Priority Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Priority Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First-Priority Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Priority Obligations, and the rights of the holders of such Series of First-Priority Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Priority Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Priority Obligations subject to such Impairment. Additionally, in the event the First-Priority Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Priority Obligations or the Secured Credit Documents governing such First-Priority Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Priority Agent” has the meaning assigned to such term in Section 5.14(b).

“Additional First-Priority Agreements” has the meaning assigned to such term in Section 5.14(b).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Facility Agent, (ii) in the case of the Initial Other First-Priority Obligations or the Initial Other First-Priority Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any Series of Other First-Priority Obligations or Other First-Priority Secured Parties that become subject to this Agreement after the date hereof, the Person named as the Additional First-Priority Agent for such Series in the applicable Joinder Agreement.

I-1-2

“Bank of America” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of commercial credit or debit card, merchant card, or purchasing card programs (including non-card e-payables services), or treasury, depositary or cash management services (including any automated clearing house transfer of funds, overdraft, controlled disbursement, electronic funds transfer, lockbox, stop payment, return item and wire transfer services), and including any other services or transactions of the type referred to in the definition of “Treasury Services Agreement” in the Credit Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Priority Collateral Document to secure one or more Series of First-Priority Obligations.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest or Lien (including, without limitation, in respect of equity interests of Foreign Subsidiaries directly owned by any Grantor that have been pledged as Collateral) at such time; provided that collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the administrative agent thereunder pursuant to Section 2.03 of the Credit Agreement (or any Equivalent Provision) shall be applied as specified in the Credit Agreement or such Equivalent Provision and will not constitute Common Collateral. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First-Priority Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

“Consent of Grantors” means the Consent of Grantors in the form of Annex A attached hereto.

I-1-3

“Control Collateral” means any Common Collateral in the control of the Controlling Authorized Representative (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Control Collateral includes, without limitation, Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Facility Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First-Priority Secured Parties whose Authorized Representative is the Controlling Authorized Representative for such Common Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of April 24, 2015, among Parent, CSL Capital, the Guarantors party thereto, the lending institutions from time to time parties thereto, the Credit Facility Agent, as administrative agent and the other parties thereto, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including, in the event such Credit Agreement is terminated or replaced and Parent subsequently enters into any “Credit Facilities” (as defined in the Initial Other First-Priority Agreement (or the Equivalent Provision thereof)), the Credit Agreement designated by Parent to be the “Credit Agreement” hereunder.

“Credit Agreement Collateral Agreement” means the Security Agreement dated as of April 24, 2015, among Parent, CSL Capital, the other Grantors party thereto, the Credit Facility Agent and the other parties thereto, as amended, modified, supplemented, replaced or restated from time to time.

“Credit Agreement Collateral Documents” means the Credit Agreement Collateral Agreement and the other “Security Documents” as defined in the Credit Agreement (or any Equivalent Provision thereof).

I-1-4

“Credit Agreement Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement (or any Equivalent Provision thereof).

“Credit Agreement Obligations” means all “Obligations” (as such term is defined in the Credit Agreement (or the Equivalent Provision thereof)) of Parent, CSL Capital and other obligors under the Credit Agreement or any of the other Credit Agreement Documents with respect to any Loan, Letter of Credit, Secured Hedge Agreement or Treasury Services Agreement (each as defined in the Credit Agreement).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or the Equivalent Provision thereof).

“Credit Facility Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“CSL Capital” means CSL Capital, LLC, a Delaware limited liability company.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Common Collateral and any Series of First-Priority Obligations, the date on which such Series of First-Priority Obligations is no longer secured by, and no longer required to be secured by, such Common Collateral. The term “Discharged” has a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the Discharge of the Credit Agreement Obligations (other than any contingent “Obligations” as defined in and under the Credit Agreement in respect of which no claim has been made) with respect to such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations or an incurrence of future Credit Agreement Obligations with additional First-Priority Obligations secured by such Common Collateral under an Other First-Priority Agreement which has been designated in writing by Parent to the Controlling Authorized Representative and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

I-1-5

“Event of Default” means an “Event of Default” under and as defined in the Credit Agreement or any Other First-Priority Agreement (or, in each case, the Equivalent Provision thereof).

“First-Priority Cash Management Obligations” means any Cash Management Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Collateral Documents” means any agreement, instrument or document entered into in favor of the applicable Authorized Representative for the holders of any Series of First-Priority Obligations for purposes of securing such Series of First-Priority Obligations.

“First-Priority Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Obligations” means, collectively, (i) the Credit Agreement Obligations, (ii) each Series of Other First-Priority Obligations and (iii) any other First-Priority Hedging Obligations and First-Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other First-Priority Obligations to which they relate to the extent provided in the applicable Other First-Priority Agreement); provided that First-Priority Obligations with respect to the Initial Other First-Priority Obligations shall not include fees or indemnifications in favor of third parties other than the Initial Other Authorized Representative and the Initial Other First-Priority Secured Parties.

“First-Priority Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Other First-Priority Secured Parties with respect to each Series of Other First-Priority Obligations.

“Grantors” means Parent, CSL Capital, and each of the Subsidiaries of Parent that has executed and delivered a First-Priority Collateral Document as a grantor thereunder unless and until such Subsidiary is released from its obligations under such First-Priority Collateral Documents.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts, including any obligations of the type referred to in the definition of “Secured Hedge Agreement” in the Credit Agreement.

“Impairment” has the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First-Priority Agreement” means that certain Indenture, dated as of April 24, 2015, among Parent and CSL Capital, as issuers, the guarantors

I-1-6

named therein, Wells Fargo Bank, National Association, as indenture trustee, and Wells Fargo Bank, National Association, as collateral agent, as amended, modified, supplemented, replaced or refinanced from time to time.

“Initial Other First-Priority Obligations” means the “Secured Obligations” as defined in the Notes Collateral Agreement (or the Equivalent Provision thereof).

“Initial Other First-Priority Secured Parties” means the holders of any Initial Other First-Priority Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against Parent, CSL Capital or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Parent, CSL Capital or any other Grantor, any receivership or assignment for the benefit of creditors relating to Parent, CSL Capital or any other Grantor or any similar case or proceeding relative to Parent, CSL Capital or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Parent, CSL Capital or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of Parent, CSL Capital or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this agreement substantially in the form of Annex B, appropriately completed.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than such financing statement or similar notices filed for informational or precautionary purposes only); provided, that in no event shall an operating lease be deemed to constitute a Lien.

I-1-7

“Major Non-Controlling Authorized Representative” means, with respect to any Common Collateral, the Authorized Representative of the Series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First-Priority Obligations with respect to such Common Collateral; provided, however, that if there are two outstanding Series of Other First-Priority Obligations which have an equal outstanding principal amount, the Series of Other First-Priority Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition, and if such Series of Other First-Priority Obligations have the same maturity date, the Major Non-Controlling Authorized Representative shall be determined by vote of the holders of such Series of Other First-Priority Obligations constituting a majority of the amount of such Series of Other First-Priority Obligations.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Common Collateral, any Authorized Representative that is not the Controlling Authorized Representative at such time with respect to such Common Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other First-Priority Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Controlling Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other First-Priority Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First-Priority Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First-Priority Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the Controlling Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Grantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

I-1-8

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First-Priority Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Notes Collateral Agreement” means the Security Agreement dated as of the date hereof among Parent, CSL Capital, the other Grantors party thereto, the Initial Other Authorized Representative and the other parties thereto, as amended, modified, supplemented, replaced or restated from time to time.

“Other First-Priority Agreement” means (i) the Initial Other First-Priority Agreement and (y) each Additional First-Priority Agreement.

“Other First-Priority Obligations” means (i) the Initial Other First-Priority Obligations and (ii) all obligations of the Grantors that shall have been designated as such pursuant to Section 5.14.

“Other First-Priority Secured Party” means the holders of any Other First-Priority Obligations and any Authorized Representative with respect thereto and includes the Initial Other First-Priority Secured Parties.

“Parent” means Communications Sales & Leasing, Inc., a Maryland corporation.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Possessory Collateral” means any Common Collateral in the possession of the Controlling Authorized Representative (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Controlling Authorized Representative under the terms of the First-Priority Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

I-1-9

“Required Holders” means, with respect to any Secured Credit Document, those First-Priority Secured Parties the approval of which is required to approve an amendment or modification, termination or waiver of any provision of or consent to any departure from such Secured Credit Document (or which would be required to effect such consent under this Agreement if such consent were treated as an amendment of such Secured Credit Document).

“Secured Credit Document” means (i) the Credit Agreement, (ii) the Initial Other First-Priority Agreement and (iii) each Additional First-Priority Agreement.

“Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First-Priority Secured Parties (in their capacities as such) and (iii) the Other First-Priority Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Other First-Priority Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any Other First-Priority Agreement (other than the Initial Other First-Priority Agreement), which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

I-1-10

ARTICLE II

Priorities and Agreements with Respect to Common Collateral

SECTION 2.01. Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Controlling Authorized Representative or any First-Priority Secured Party is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any Bankruptcy Case of any Grantor or any First-Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Priority Secured Party are received by the Controlling Authorized Representative or any First-Priority Secured Party pursuant to any such intercreditor agreement with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Priority Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Controlling Authorized Representative as follows:

FIRST, to the payment of all reasonable fees, costs and expenses incurred by the Controlling Authorized Representative in connection with such collection or sale or otherwise in connection with this Agreement, or any other First-Priority Collateral Document or any of the First-Priority Obligations, including all court costs and the reasonable fees and expenses of its agents, professional advisors and legal counsel, the repayment of all advances made by the Controlling Authorized Representative hereunder or under any other First-Priority Collateral Document on behalf of the Grantors, if any, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First-Priority Collateral Document;

SECOND, to the payment of all reasonable fees, costs and expenses incurred by the Authorized Representatives (other than the Authorized Representative that is the Controlling Authorized Representative) in connection with such collection or sale or otherwise in connection with this Agreement, or any other First-Priority Collateral Document or any of the First-Priority Obligations, including all court costs and the reasonable fees and expenses of its agents, professional advisors and legal counsel, the repayment of all advances made by such Authorized Representatives hereunder or under any other First-Priority Collateral Document on behalf of the Grantors, if any, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First-Priority Collateral Document;

THIRD, subject to Section 1.01(b), to the payment in full of the First-Priority Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Priority Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents; and

FOURTH, to the Grantors or their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

I-1-11

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First-Priority Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First-Priority Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Priority Obligations (such third party an “Intervening Creditor”), the value of any Common Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or Proceeds to be distributed in respect of the Series of First-Priority Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First-Priority Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Priority Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Priority Obligations granted on the Common Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Priority Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) hereof), each First-Priority Secured Party hereby agrees that the Liens securing each Series of First-Priority Obligations on any Common Collateral shall be of equal priority.

SECTION 2.02. Actions with Respect to Common Collateral; Prohibition on Contesting Liens.

(a) With respect to any Common Collateral, (i) notwithstanding Section 2.01, only the Controlling Authorized Representative shall act or refrain from acting with respect to the Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral) and then only on the instructions of the requisite Controlling Secured Parties under the applicable Secured Credit Document and (ii) no other Authorized Representative or Non-Controlling Authorized Representative or other First-Priority Secured Party (other than the Controlling Secured Parties) shall or shall instruct the Controlling Authorized Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee,

I-1-12

receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), whether under any First-Priority Collateral Document, applicable law or otherwise, it being agreed that only the Controlling Authorized Representative, acting on the instructions of the requisite Controlling Secured Parties under the applicable Secured Credit Document and in accordance with the applicable First-Priority Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Common Collateral. Notwithstanding the equal priority of the Liens, the Controlling Authorized Representative may deal with the Common Collateral as if such Controlling Authorized Representative had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Authorized Representative or the Controlling Secured Parties or any other exercise by the Controlling Authorized Representative or the Controlling Secured Parties of any rights and remedies relating to the Common Collateral or to cause the Controlling Authorized Representative to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Priority Secured Party, Controlling Authorized Representative or any Authorized Representative with respect to any Collateral not constituting Common Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Common Collateral for the benefit of any Series of First-Priority Obligations (other than funds deposited for the discharge or defeasance of any Other First-Priority Agreement) other than pursuant to the First-Priority Collateral Documents and, by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First-Priority Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First-Priority Collateral Documents applicable to it.

(c) Each of the First-Priority Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Authorized Representative or any First-Priority Secured Party to enforce this Agreement or (ii) the rights of any First-Priority Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First-Priority Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

SECTION 2.03. No Interference; Payment Over.

(a) Each First-Priority Secured Party agrees that (i) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere,

I-1-13

hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Common Collateral by the Controlling Authorized Representative, (ii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Authorized Representative or any other First-Priority Secured Party to exercise any right, remedy or power with respect to any Common Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Authorized Representative or any other First-Priority Secured Party of any right, remedy or power with respect to any Common Collateral, (iii) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Authorized Representative or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral, and none of the Controlling Authorized Representative, any other Authorized Representatives or any other First-Priority Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Authorized Representative or other First-Priority Secured Party with respect to any Common Collateral in accordance with the provisions of this Agreement, (iv) it will not seek, and hereby waives any right, to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Authorized Representatives or any other First-Priority Secured Party to enforce this Agreement.

(b) Each First-Priority Secured Party hereby agrees that, if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any such Common Collateral, pursuant to any First-Priority Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First-Priority Obligations, then it shall hold such Common Collateral, proceeds or payment in trust for the First-Priority Secured Parties and promptly transfer such Common Collateral, proceeds or payment, as the case may be, to the Controlling Authorized Representative, to be distributed by the Controlling Authorized Representative in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04. Automatic Release of Liens; Amendments to First-Priority Collateral Documents.

(a) If at any time any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Controlling Authorized Representative in accordance with the provisions of this Agreement and the applicable First-Priority Collateral Documents, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Authorized Representative for the benefit of each Series of First-Priority Secured Parties upon such Common Collateral will automatically be released and discharged upon final conclusion of the applicable foreclosure proceeding; provided that any proceeds of any Common Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

I-1-14

(b) If, in connection with any sale, lease, exchange, transfer or other disposition of any Common Collateral permitted under the terms of the Secured Credit Documents (whether or not an Event of Default thereunder, and as defined therein, has occurred and is continuing), the Controlling Authorized Representative, for itself or on behalf of the Controlling Secured Parties, releases any of its Liens on any part of the Common Collateral, then the Liens, if any, of each Non-Controlling Authorized Representative on such Common Collateral (but not the proceeds thereof, which shall be subject to the priorities set forth in this Agreement) shall be automatically, unconditionally and simultaneously released, and each Non-Controlling Authorized Representative promptly shall execute, if applicable, and deliver to the Controlling Authorized Representative or such Grantor such termination statements, releases, authorizations and other documents and instruments, and shall take or authorize the Controlling Authorized Representative or such Grantor to take such action (including any recordation, filing or giving of notice), as the Controlling Authorized Representative or such Grantor may reasonably request to effectively confirm such release.

(c) Each First-Priority Secured Party agrees that the Controlling Authorized Representative may, with the prior written consent of the Grantors, enter into any amendment (and, upon request by the Controlling Authorized Representative, each Authorized Representative shall sign a consent to such amendment) to any First-Priority Collateral Document solely as such First-Priority Collateral Document relates to a particular Series of First-Priority Obligations for which the Controlling Authorized Representative is acting (including, without limitation, to release Liens securing such Series of First- Priority Obligations) so long as (x) such amendment is in accordance with the Secured Credit Document pursuant to which such Series of First-Priority Obligations was incurred and (y) such amendment does not adversely affect the First-Priority Secured Parties of any other Series. The Controlling Authorized Representative shall provide a copy of such amendment to each Authorized Representative.

(d) Each Authorized Representative agrees to execute, if applicable and deliver (at the sole cost and expense of the Grantors) all such termination statements, releases, authorizations and other documents and instruments, and shall take or authorize the applicable Authorized Representative or such Grantor to take such action (including any recordation, filing or giving of notice) reasonably required in connection therewith as shall reasonably be requested by the applicable Authorized Representative to evidence and confirm any release of Common Collateral, whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise or amendment to any First-Priority Collateral Document provided for in this Section.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Parent or any of its Subsidiaries.

I-1-15

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First-Priority Secured Party (other than any Controlling Secured Party or the Controlling Authorized Representative) agrees that it will raise no objection to any such financing or to the Liens on the Common Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party or Controlling Authorized Representative, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First-Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (A) the First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Priority Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement and (D) if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First-Priority Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Priority Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided further that the First-Priority Secured Parties receiving adequate protection shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with a DIP Financing or use of cash collateral.

I-1-16

SECTION 2.06. Reinstatement. In the event that any of the First-Priority Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Priority Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As between the First-Priority Secured Parties, the Controlling Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

SECTION 2.08. Refinancings. The First-Priority Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First-Priority Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09. Possessory Collateral, Control Collateral and Controlling Authorized Representative as Gratuitous Bailee/Agent for Perfection.

(a) The Controlling Authorized Representative agrees to hold any Common Collateral constituting Possessory Collateral or Control Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral or Control Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Controlling Authorized Representative, each other Authorized Representative agrees to hold any Common Collateral constituting Possessory Collateral or Control Collateral, from time to time in its possession, as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral or Control Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Controlling Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Common Collateral constituting Possessory Collateral or Control Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party for purposes of perfecting the Lien held by such First-Priority Secured Parties therein.

I-1-17

(c) The agreement of the Controlling Authorized Representative to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

(d) Upon the occurrence of any change in the identity of the Person serving as the Controlling Authorized Representative, the retiring Controlling Authorized Representative shall (1) deliver to the successor Controlling Authorized Representative (and each Grantor hereby directs the Controlling Authorized Representative to so deliver) at the Grantors’ sole cost and expense, any Possessory Collateral or Control Collateral evidencing or constituting such Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Secured Credit Documents and (2) in the case of any Common Collateral as to which the Controlling Authorized Representative has control (whether pursuant to an account control agreement or otherwise), the Controlling Authorized Representative and the applicable Grantor, at the Grantors’ sole cost and expense, shall take such actions, if any, as are required to cause control over such Common Collateral to become vested in the successor Controlling Authorized Representative.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Controlling Authorized Representative or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Priority Obligations of any Series, or the Common Collateral subject to any Lien securing the First-Priority Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that, if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Controlling Authorized Representative or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of a Responsible Officer of Parent. The Controlling Authorized Representative and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Priority Secured Party or any other person as a result of such determination, except to the extent a court of competent jurisdiction in a final, nonappealable judgment to have resulted from gross negligence or willful misconduct of such Authorized Representative.

I-1-18

ARTICLE IV

The Controlling Authorized Representative

SECTION 4.01. Appointment and Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on the Controlling Authorized Representative to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct the Controlling Authorized Representative, except that the Controlling Authorized Representative shall be obligated to distribute proceeds of any Common Collateral in accordance with Section 2.01 hereof.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Controlling Authorized Representative shall be entitled, for the benefit of the First-Priority Secured Parties, to sell, transfer or otherwise dispose of or deal with any Common Collateral as provided herein and in the First-Priority Collateral Documents for which the Controlling Authorized Representative is the collateral agent of such Common Collateral, without regard to any rights to which Non-Controlling Secured Parties would otherwise be entitled as a result of holding any First-Priority Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Authorized Representative or any other First-Priority Secured Party shall have any duty or obligation first to marshal or realize upon any type of Common Collateral (or any other Collateral securing any of the First-Priority Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Common Collateral (or any other Collateral securing any First-Priority Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Priority Secured Parties waives any claim it may now or hereafter have against the Controlling Authorized Representative or the Authorized Representative of any other Series of First-Priority Obligations or any other First-Priority Secured Party of any other Series arising out of (i) any actions which the Controlling Authorized Representative, any Authorized Representative or any First-Priority Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with the First-Priority Collateral Documents or any other agreement related thereto or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by any Authorized Representative or any holders of First-Priority Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense

I-1-19

priority under Section 364 of the Bankruptcy Code by Parent or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Authorized Representative shall not accept any Common Collateral in full or partial satisfaction of any First-Priority Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Priority Obligations for whom such Collateral constitutes Common Collateral.

SECTION 4.02. Rights as a First-Priority Secured Party. The Person serving as the Controlling Authorized Representative hereunder shall have the same rights and powers in its capacity as a First-Priority Secured Party under any Series of First-Priority Obligations that it holds as any other First-Priority Secured Party of such Series and may exercise the same as though it were not the Controlling Authorized Representative and the term “First-Priority Secured Party” or “First-Priority Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First-Priority Secured Party” or “Other First-Priority Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary of Parent or other Affiliate thereof as if such Person were not the Controlling Authorized Representative hereunder and without any duty to account therefor to any other First-Priority Secured Party.

SECTION 4.03. Exculpatory Provisions.

(a) The Controlling Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other First-Priority Collateral Documents. Without limiting the generality of the foregoing, the Controlling Authorized Representative:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Priority Collateral Documents; provided that the Controlling Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Authorized Representative to liability or that is contrary to any First-Priority Collateral Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First-Priority Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Authorized Representative or any of its Affiliates in any capacity;

I-1-20

(iv) shall not be liable for any action taken or not taken by it (i) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision or (ii) in reliance on a certificate of an authorized officer of Parent stating that such action is not prohibited by the terms of this Agreement. The Controlling Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First-Priority Obligations unless and until notice describing such Event of Default is given to the Controlling Authorized Representative by the Authorized Representative of such First-Priority Obligations or Parent;

(v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First-Priority Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Priority Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Priority Collateral Documents, (v) the value or the sufficiency of any Collateral for any Series of First-Priority Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Authorized Representative;

(vi) shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First-Priority Agreement (but shall be entitled to all protections provided to the Authorized Representative therein); and

(vii) with respect to the Credit Agreement, any Other First-Priority Agreement or any First-Priority Collateral Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless it has knowledge of any such non-compliance or is advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation.

(b) Each First-Priority Secured Party acknowledges that, in addition to acting as the initial Controlling Authorized Representative, Bank of America, also serves as Credit Facility Agent under the Credit Agreement and each First-Priority Secured Party hereby agrees not to assert any claim (including as a result of any conflict of interest) against Bank of America, or any successor, arising from the role of Credit

I-1-21

Facility Agent under the Credit Agreement so long as Bank of America, or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

(c) Each Authorized Representative and each First-Priority Secured Party hereby waives any claim it may now or hereafter have against the Controlling Authorized Representative or any First-Priority Secured Parties arising out of (i) any actions which the Controlling Authorized Representative (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents, or any other agreement related thereto, or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by the Controlling Authorized Representative (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Parent or any of its Subsidiaries, as debtor-in-possession.

SECTION 4.04. Reliance by Controlling Authorized Representative. The Controlling Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Authorized Representative may consult with legal counsel (who may include, but shall not be limited to counsel for Parent and its Subsidiaries or counsel to the Credit Facility Agent or any Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties. The Controlling Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Priority Collateral Document by or through any one or more sub-agents appointed by the Controlling Authorized Representative. The Controlling Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Authorized Representative and any such sub-agent.

I-1-22

SECTION 4.06. Non-Reliance on Controlling Authorized Representative and Other First-Priority Secured Parties. Each First-Priority Secured Party, other than the Initial Other Authorized Representative, acknowledges that it has, independently and without reliance upon the Controlling Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Priority Secured Party also acknowledges that it will, independently and without reliance upon the Controlling Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Controlling Authorized Representative or the Credit Facility Agent, to it as provided in the Credit Agreement;

(b) if to the Initial Other Authorized Representative, to it at as provided in the Initial Other First-Priority Agreement; and

(c) if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Controlling Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

I-1-23

SECTION 5.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall not be prohibited by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (or its authorized agent), Parent and CSL Capital. Notwithstanding anything in this Section 5.02(b) to the contrary, this Agreement may be amended from time to time at the request of Parent, at Parent’s expense, and without the consent of any Authorized Representative or any First-Priority Secured Party, to add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) in accordance with clause (c) below and Section 5.14, to the extent such obligations are not prohibited by any Secured Credit Document. Each party to this Agreement agrees that (i) at the request (and sole expense) of Parent, without the consent of any First-Priority Secured Party, each of the Authorized Representatives shall, upon delivery of an Officers’ Certificate and Opinion of Counsel to the Initial Other Authorized Representative as provided in Section 5.13(b), execute and deliver an acknowledgment and confirmation of such modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications) and (ii) each of Parent and CSL Capital shall be a beneficiary of this Section 5.02(b). Notwithstanding the foregoing, this Agreement shall terminate with respect to a Series of First-Priority Obligations (and the Authorized Representative with respect thereto) upon the Discharge of such Series of First-Priority Obligations.

(c) Notwithstanding the foregoing, without the consent of any First-Priority Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 and, upon such execution and delivery, such Authorized Representative and the Other First-Priority Secured Parties and Other First-Priority Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First-Priority Collateral Documents applicable thereto.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

I-1-24

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 5.08. Submission to Jurisdiction; Waivers. The Controlling Authorized Representative and each Authorized Representative, on behalf of itself and the First-Priority Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Priority Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof and waives any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

I-1-25

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01 hereof;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Priority Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict regarding the priority of the Liens and security interests granted to any of the First-Priority Representatives or the exercise of rights or remedies of any of the First-Priority Representatives between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First-Priority Collateral Documents, the terms of this Agreement shall govern.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties in relation to one another. None of Parent, CSL Capital, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Other First-Priority Agreements), and none of Parent, CSL Capital or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V); provided, however, that in no event shall any amendment or other modification of this agreement be effective to the extent the rights or obligations of any Grantor would be adversely affected thereby without the written consent of Parent and CSL Capital. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Priority Obligations as and when the same shall become due and payable in accordance with their terms.

I-1-26

SECTION 5.13. Authorized Representatives.

(a) Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Credit Agreement or the Initial Other First-Priority Agreement, as applicable; and in so doing, neither the Authorized Representative under the Credit Agreement nor the Initial Other Authorized Representative shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Credit Agreement or the Initial Other First-Priority Agreement, as applicable.

(b) The Initial Other Authorized Representative shall not be under any obligation to take or consent to any action that is within the discretion of the Initial Other Authorized Representative under the provisions hereof, except upon the written instructions of the Required Holders. For purposes of determining whether the conditions precedent under this Agreement have been satisfied, and prior to executing and delivering any amendment or document of any kind, taking any action or releasing any Collateral as required by the terms of this Agreement, including pursuant to Sections 2.04(b), (c) and (d) hereof, the Initial Other Authorized Representative shall be entitled to receive and conclusively rely upon an Opinion of Counsel and Officer’s Certificate (as such terms are defined in the Initial Other First-Priority Agreement) to the effect that any such document, action or release is authorized or permitted hereunder and under the Initial Other First-Priority Agreement, the Notes Collateral Agreement and the other applicable First-Priority Collateral Documents. The Initial Other Authorized Representative shall not at any time be deemed or imputed to have any knowledge of or receipt of any notices, information, correspondence or materials in the possession of or given to any other Authorized Representative acting under any other Series of First-Priority Obligations.

SECTION 5.14. Other First-Priority Obligations. Parent or CSL Capital may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Grantors that would, if such Liens were granted, constitute Common Collateral as “Other First-Priority Obligations” hereunder, by delivering to each Authorized Representative party hereto at such time a certificate of a Responsible Officer of Parent or CSL Capital, respectively:

(a) describing the indebtedness and other obligations being designated as Other First-Priority Obligations, and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

I-1-27

(b) setting forth each of the indentures, credit agreements or other similar agreements (the “Additional First-Priority Agreements”) under which such Other First-Priority Obligations are, or are to be, issued or incurred, and under which the Liens securing such Other First-Priority Obligations are, or are to be, granted or created, and attaching copies of such Additional First-Priority Agreements as each Grantor has executed and delivered to the Person that serves as the collateral agent, collateral trustee or a similar representative for the holders of such Other First-Priority Obligations (such Person, the “Additional First-Priority Agent”) with respect to such Other First-Priority Obligations on the closing date of such Other First-Priority Obligations, certified as being true and complete by a Responsible Officer of Parent or CSL Capital, as applicable;

(c) identifying the Person that serves as the Additional First-Priority Agent;

(d) certifying that the incurrence of such Other First-Priority Obligations, the creation of the Liens securing such Other First-Priority Obligations and the designation of such Other First-Priority Obligations as “Other First-Priority Obligations” hereunder do not violate or result in a default under any provision of any Secured Credit Document of any Series in effect at such time; and

(e) attaching a fully completed Joinder Agreement executed and delivered by the Authorized Representative in respect of such Series of Other First-Priority Obligations.

Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice shall become Other First-Priority Obligations for all purposes of this Agreement.

SECTION 5.15. Junior Lien Intercreditor Agreements. The Controlling Authorized Representative, the Initial Other Authorized Representative and each other Authorized Representative hereby appoint the Controlling Authorized Representative to act as agent on their behalf pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents.

[Remainder of this page intentionally left blank]

I-1-28

IN WITNESS WHEREOF, the parties hereto have caused this First Lien/First Lien Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Credit Facility Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Initial Other Authorized Representative

By:
Name:
Title:

[Signature Page to First Lien/First Lien Intercreditor Agreement]

I-1-29

Annex A

CONSENT OF GRANTORS

Dated: [            ], 2015

Reference is made to the First Lien/First Lien Intercreditor Agreement, dated as of April 24, 2015, among Bank of America, N.A., as Credit Facility Agent, Wells Fargo Bank, National Association, as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each of the Grantors party hereto has read the foregoing Intercreditor Agreement and consents thereto. Each of the Grantors party hereto agrees that it will not take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First-Priority Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each of the Grantors party hereto confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First-Priority Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Each of the Grantors party hereto agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Controlling Authorized Representative may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent of Grantors shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the Grantors pursuant to this Consent of Grantors shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

[Signatures follow.]

I-1-30

IN WITNESS HEREOF, this Consent of Grantors is hereby executed by each of the Grantors as of the date first written above.

COMMUNICATIONS SALES & LEASING, INC.

CSL CAPITAL, LLC

CSL ALABAMA SYSTEM, LLC

CSL ARKANSAS SYSTEM, LLC

CSL FLORIDA SYSTEM, LLC

CSL IOWA SYSTEM, LLC

CSL MISSISSIPPI SYSTEM, LLC

CSL MISSOURI SYSTEM, LLC

CSL NATIONAL GP, LLC

CSL NEW MEXICO SYSTEM, LLC

CSL NORTH CAROLINA REALTY GP, LLC

CSL OHIO SYSTEM, LLC

CSL OKLAHOMA SYSTEM, LLC

CSL REALTY, LLC

CSL TENNESSEE REALTY, LLC

CSL TENNESSEE REALTY PARTNER, LLC

CSL TEXAS SYSTEM, LLC

as Grantors

By:
Name:
Title:

CSL NATIONAL, LP,
as a Grantor

By:	CSL National GP, LLC, as General Partner

By:
Name:
Title:

[Signature Page to First Lien/First Lien Intercreditor Agreement – Consent of Grantors]

I-1-31

CSL NORTH CAROLINA REALTY, LP, as a Grantor

By:	CSL North Carolina Realty GP, LLC,
as General Partner

By:
Name:
Title:

CSL NORTH CAROLINA SYSTEM, LP, as a Grantor

By:	CSL North Carolina Realty GP, LLC,
as General Partner

By:
Name:
Title:

[Signature Page to First Lien/First Lien Intercreditor Agreement – Consent of Grantors]

I-1-32

Form of Joinder

[FORM OF] JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT dated as of April 24, 2015 (the “Intercreditor Agreement”), among Bank of America, N.A., as Credit Facility Agent, Wells Fargo Bank, National Association, as Initial Other Authorized Representative, and each other Authorized Representative from time to time party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. [Parent] [CSL Capital] proposes to issue or incur Other First-Priority Obligations and the Person identified in the signature pages hereto as the “Additional First-Priority Agent” (the “Additional First-Priority Agent”) will serve as the collateral agent, collateral trustee or a similar representative for the Other First-Priority Secured Parties. The Other First-Priority Obligations are being designated as such by [Parent] [CSL Capital] in accordance with Section 5.14 of the Intercreditor Agreement.

C. The Additional First-Priority Agent wishes to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Other First-Priority Secured Parties, the rights and obligations of an “Additional First-Priority Agent” and “Authorized Representative” thereunder. The Additional First-Priority Agent is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become an Additional First-Priority Agent and Authorized Representative thereunder.

Accordingly, the Additional First-Priority Agent, Parent and CSL Capital agree as follows, for the benefit of the Additional First-Priority Agent, Parent, CSL Capital and each other party to the Intercreditor Agreement:

Section 1. Accession to the Intercreditor Agreement. The Additional First-Priority Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as an Additional First-Priority Agent and Authorized Representative for the Other First-Priority Secured Parties from time to time in respect of the Other First-Priority Obligations, (b) agrees, for itself and on behalf of the Other First-Priority Secured Parties from time to time in respect of the Other First-Priority Obligations, to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of an Additional First-Priority Agent and an Authorized Representative under the Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the Authorized Representative. The Additional First-Priority Agent represents and warrants to the other Authorized Representatives and the other First-Priority Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as the Additional First-Priority Agent, (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Joinder Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First-Priority Agreements

I-1-33

relating to such Other First-Priority Obligations provide that, upon the Additional First-Priority Agent’s entry into this Joinder Agreement, the secured parties in respect of such Other First-Priority Obligations will be subject to and bound by the provisions of the Intercreditor Agreement as Other First-Priority Secured Parties.

Section 3. Counterparts. This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Authorized Representative shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional First-Priority Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission (including PDF copies) shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Section 4. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

Section 5. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the Authorized Representative shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.01 of the Intercreditor Agreement.

[Signature Pages Follow]

I-1-34

IN WITNESS WHEREOF, the Additional First-Priority Agent has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF ADDITIONAL FIRST-PRIORITY AGENT], as ADDITIONAL FIRST-PRIORITY AGENT and AUTHORIZED REPRESENTATIVE for the OTHER FIRST-PRIORITY SECURED PARTIES

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

I-1-35

Acknowledged by:

BANK OF AMERICA, N.A., as Credit Facility Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Initial Other Authorized Representative

By:
Name:
Title:

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
Title:

CSL CAPITAL, LLC

By:
Name:
Title:

I-1-36

[OTHER GRANTORS]

By:
Name:
Title:

I-1-37

EXHIBIT I-2

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

dated as of

[            ], 20[    ]

among

BANK OF AMERICA, N.A.,

as Credit Facility Agent and First-Priority Representative,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Notes Trustee and First-Priority Representative,

[                    ],

as Initial Second-Priority Representative,

COMMUNICATIONS SALES & LEASING, INC.,

CSL CAPITAL, LLC,

and

the other subsidiaries of Communications Sales & Leasing, Inc. party hereto

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS

Section 1.01.	Defined Terms	2
Section 1.02.	Terms Generally	11

ARTICLE 2
LIEN PRIORITIES

Section 2.01.	Subordination of Liens	12
Section 2.02.	Prohibition on Contesting Liens	12
Section 2.03.	No New Liens	13
Section 2.04.	Perfection of Liens	13

ARTICLE 3
ENFORCEMENT

Section 3.01.	Exercise of Remedies	14
Section 3.02.	Cooperation	17
Section 3.03.	Designated Second-Priority Representative and Second-Priority Secured Parties Waiver	17

ARTICLE 4
PAYMENTS

Section 4.01.	Application of Proceeds	18
Section 4.02.	Payments Over	18

ARTICLE 5
OTHER AGREEMENTS

Section 5.01.	Releases	18
Section 5.02.	Insurance	20
Section 5.03.	Amendments to Second-Priority Collateral Documents	21
Section 5.04.	Rights As Unsecured Creditors	22
Section 5.05.	Designated First-Priority Representative as Gratuitous Bailee/Agent for Perfection	22
Section 5.06.	Designated Second-Priority Representative as Gratuitous Bailee/Agent for Perfection	25
Section 5.07.	When Discharge of First-Priority Obligations Deemed to Not Have Occurred	27
Section 5.08.	No Release If Event of Default	27

I-2-i

I-2-ii

ARTICLE 1 Definitions	3

Section 1.01. Certain Definitions; Rules of Construction. (a) All terms defined in the New York UCC (as defined herein) and not otherwise defined in this Agreement have the meanings specified in the New York UCC; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.	3

Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:	3

ARTICLE 2 Pledge of Securities	8

Section 2.01. Pledge. As security for the payment or performance in full when due of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a) all Equity Interests directly held by it, including those listed on Schedule I and any other Equity Interests directly obtained in the future by such Grantor and the certificates, if any, representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include any Excluded Assets; (b) the debt obligations owed to it and listed opposite the name of such Grantor on Schedule I, any debt obligations (including, without limitation, any intercompany notes) directly obtained in the future by such Grantor having, in the case of each instance of debt obligations, an aggregate principal amount in excess of $5 million and the certificates, promissory notes and other instruments, if any, evidencing such debt obligations (the “Pledged Debt”); provided that the Pledged Debt shall not include any Excluded Assets or any intercompany notes evidencing Indebtedness owed by a Grantor to another Grantor; (c) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity and Pledged Debt; (d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), and (c) above; and (e) subject to Section 2.06, all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall not include any Excluded Assets.

8

Section 2.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees to deliver to the Collateral Agent on the Closing Date all Pledged Securities directly owned by it on the Closing Date and with respect to any Pledged Securities issued or acquired after the Closing Date, it agrees to deliver or cause to be delivered as promptly as practicable (and in any event, within forty-five (45) days after the date of acquisition thereof or such longer period as to which the Collateral Agent may agree in its reasonable discretion) to the Collateral Agent, for the benefit of the Secured Parties, any and all such Pledged Securities (other than any Pledged Equity consisting of uncertificated securities). If any Pledged Equity consisting of uncertificated securities subsequently becomes certificated such that it constitutes Pledged Securities, the

I-2-iii

applicable Grantor agrees to deliver or cause to be delivered as promptly as practicable (and in any event, within forty-five (45) days after the date such Pledged Equity becomes certificated or such longer period as to which the Collateral Agent may agree in its reasonable discretion) to the Collateral Agent, for the benefit of the Secured Parties, any and all such certificates.	9

Section 2.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant, as to themselves and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:	9

Section 2.04. Actions with Respect to Certain Pledged Collateral. (a) Any limited liability company and any limited partnership controlled by any Grantor shall either (i) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the Uniform Commercial Code or (ii) certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (A) each such certificate shall be delivered to the Collateral Agent pursuant to Section 2.02(a), and (B) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Each Grantor hereby agrees that if any of the Pledged Collateral is at any time not evidenced by certificates of ownership, then each applicable Grantor shall (or, with respect to Pledged Collateral issued by any Person other than a Wholly-Owned Subsidiary of Parent, shall use commercially reasonable efforts to), to the extent permitted by applicable Law or, with respect to Pledged Collateral issued by any Person other than a Wholly-Owned Subsidiary of Parent, the Organization Documents of such issuer, (1) if necessary to perfect a security interest in such Pledged Collateral or upon the reasonable request of the Collateral Agent, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to perfect such security interest (including, in the case of any such Pledged Collateral constituting “uncertificated securities” (as defined in the New York UCC), the entry into a customary issuer control agreement) and give the Collateral Agent the right to transfer such Pledged Collateral at the times and to the extent permitted by this Agreement and (2) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (x) cause the Organization Documents of each such issuer of Equity Interests constituting Pledged Collateral to be amended to provide that such Pledged Collateral shall be treated as “securities” for purposes of the Uniform Commercial Code and (y) cause such Pledged Collateral to become certificated and delivered to the Collateral Agent.

10

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will, with respect to any Pledged Equity of such Grantor constituting “uncertificated securities”, comply with instructions of the Collateral Agent without further consent by the applicable owner or holder of such Equity Interests.	11

Section 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the

I-2-iv

Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent, on behalf of the Secured Parties, shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement (subject, with respect to Pledged Securities issued by any Person other than a Wholly-Owned Subsidiary of Parent, the Organization Documents or any other agreement binding on such issuer); provided, that the Collateral Agent shall give Parent prior notice of its intent to exercise such rights.

11

Section 2.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified Parent that the rights of the Grantors under this Section 2.06 are being suspended:	12

ARTICLE 3 Security Interests in Personal Property	14

Section 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full when due of the Obligations, including the Guaranty of the Obligations made pursuant to Article 11 of the Credit Agreement, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (together with the security interest granted pursuant to Section 3.01(b), the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now or at any time hereafter directly owned by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

14

Section 3.02. Representations and Warranties. The Grantors jointly and severally represent, warrant and covenant, as to themselves and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:	16

Section 3.03. Covenants. (a) Each Grantor will comply with Section 6.03(b) of the Credit Agreement with respect to any change in (i) legal name of such Grantor, (ii) the type of organization of such Grantor or (iii) the jurisdiction of organization of such Grantor.	18

Section 3.04. Instruments. If the Grantors shall at any time directly hold or acquire any Instruments constituting Article 9 Collateral (excluding checks), and evidencing an amount in excess of $5 million individually, such Grantor shall promptly (and in any event, within forty-five (45) days after the date of acquisition thereof or such longer period as to which the Collateral Agent may agree in its discretion) endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

20

Section 3.05. Rents; Controlled Deposit Accounts. Each Grantor represents, warrants and covenants as follows:	20

I-2-v

ARTICLE 4 Remedies	20

Section 4.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Obligations under the Uniform Commercial Code or other applicable Law and also may (a) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent promptly, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (b) enter into any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such occupancy; (c) require each Grantor to, and each Grantor agrees that it will at its expense and upon the request of the Collateral Agent promptly, assign the entire right, title, and interest of such Grantor in each of the Patents, Trademarks, domain names and Copyrights to the Collateral Agent for the benefit of the Secured Parties; (d) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such exercise; and (e) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted.

20

Section 4.02. Application of Proceeds.	22

Section 4.03. Grant of License to Use Intellectual Property; Power of Attorney. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) to use, license or, to the extent permitted under the terms of the relevant license, sublicense any of the Intellectual Property included in the Article 9 Collateral

I-2-vi

now owned or hereafter acquired by such Grantor, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Collateral Agent to operate such license, sublicense and other rights shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default and upon ten (10) Business Days’ prior written notice to the Borrowers, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any applicable Law, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that such licenses granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. Furthermore, each Grantor hereby grants to the Collateral Agent an absolute power of attorney to sign, subject only to the giving of ten (10) days’ notice to the Grantor and Parent, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the USPTO or the USCO in order to effect an absolute assignment of all right, title and interest in each registration and application for a Patent, Trademark or Copyright, and to record the same.

23

ARTICLE 5 Miscellaneous	23

Section 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor other than Parent shall be given to it in care of Parent as provided in Section 10.02 of the Credit Agreement.	23

Section 5.02. Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the L/C Issuers and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

23

I-2-vii

Section 5.03. Collateral Agent’s Fees and Expenses. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder (including without limitation disbursements of the Collateral Agent pursuant to Section 5.14) and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement; provided that each reference therein to “Parent” or the “Borrowers” shall be deemed to be a reference to “each Grantor” and each reference therein to “Administrative Agent” shall be deemed to be a reference to “Collateral Agent”.

24

Section 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under Section 10.06 of the Credit Agreement.	24

Section 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf, and shall continue in full force and effect until the termination of this Agreement in accordance with Section 5.12(a).

24

Section 5.06. Counterparts; Effectiveness; Successors and Assigns; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective successors and assigns permitted thereby, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns permitted thereby, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted by this Agreement or the other Loan Documents (it being understood that a merger or consolidation not prohibited by the Credit Agreement shall not constitute an assignment or transfer). This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

25

I-2-viii

Section 5.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

25

Section 5.08. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process. (a) The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.	25

Section 5.09. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.	26

Section 5.10. Security Interest Absolute. To the extent permitted by applicable Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

26

Section 5.11. Intercreditor Agreement Governs.	26

(a) Notwithstanding anything herein to the contrary, (a) the priority of the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the Intercreditor Agreement and (b) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement regarding the priority of the liens and the security interests granted to the Collateral Agent or exercise of any rights or remedies by the Collateral Agent, the terms of the Intercreditor Agreement shall govern.

26

(c) Any reference in this Agreement to a “first priority Lien” or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority subject to the claims of the Controlling Authorized Representative (as defined in the Intercreditor Agreement) as provided in the Intercreditor Agreement.	27

Section 5.12. Termination or Release.	27

I-2-ix

Section 5.13. Additional Grantors. Each Subsidiary (other than an Excluded Subsidiary) of Parent that is required to enter into this Agreement as a Grantor pursuant to Section 6.11 of the Credit Agreement shall, and any Subsidiary of Parent may, execute and deliver a Security Agreement Supplement and thereupon such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

27

Section 5.14. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable and consistent with the terms of this Agreement and the Credit Agreement to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable for the term hereof and coupled with an interest. The foregoing appointment shall terminate upon termination of this Agreement and the Security Interest granted hereunder pursuant to Section 5.12(a). Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to Parent of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor, (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, including endorsing the name of any Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, making all determinations and decisions with respect thereto and obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or paying any premium in whole or in part relating thereto; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any

I-2-x

claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Anything in this Section 5.14 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the appointment provided for in this Section 5.14 unless an Event of Default shall have occurred and be continuing. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein. No Agent Party shall be liable in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

28

Section 5.15. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

29

Section 5.16. Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.	29

Section 5.17. Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of Fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.	29

Section 5.18. Consent. Each Subsidiary of Parent set forth on the signature pages hereto as a “Non-Grantor Landlord” hereby consents to the pledge and grant made by the Grantors pursuant to Section 3.01(b). For the avoidance of doubt, such Subsidiaries are not party to this Agreement for any other purpose, and the consent set forth in this Section 5.18 shall not constitute evidence of indebtedness of such Subsidiaries or an assumption of any obligation or liability in respect of the indebtedness of any other Person by such Subsidiaries.	29

I-2-xi

Section 5.19. Reinstatement. This Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Parent or any other Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

29

Section 5.20. Miscellaneous. (a) The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact.	30

ARTICLE I Definitions	1

SECTION 1.01. Construction; Certain Defined Terms.	1

ARTICLE II Priorities and Agreements with Respect to Common Collateral	10

SECTION 2.01. Priority of Claims.	10

SECTION 2.02. Actions with Respect to Common Collateral; Prohibition on Contesting Liens.	12

SECTION 2.03. No Interference; Payment Over.	13

SECTION 2.04. Automatic Release of Liens; Amendments to First-Priority Collateral Documents.	14

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.	15

SECTION 2.06. Reinstatement. In the event that any of the First-Priority Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Priority Obligations shall again have been paid in full in cash.	17

SECTION 2.07. Insurance. As between the First-Priority Secured Parties, the Controlling Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.	17

SECTION 2.08. Refinancings. The First-Priority Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First-Priority Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

17

SECTION 2.09. Possessory Collateral, Control Collateral and Controlling Authorized Representative as Gratuitous Bailee/Agent for Perfection.	17

I-2-xii

ARTICLE III Existence and Amounts of Liens and Obligations	18

ARTICLE IV The Controlling Authorized Representative	19

SECTION 4.01. Appointment and Authority.	19

SECTION 4.02. Rights as a First-Priority Secured Party. The Person serving as the Controlling Authorized Representative hereunder shall have the same rights and powers in its capacity as a First-Priority Secured Party under any Series of First-Priority Obligations that it holds as any other First-Priority Secured Party of such Series and may exercise the same as though it were not the Controlling Authorized Representative and the term “First-Priority Secured Party” or “First-Priority Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First-Priority Secured Party” or “Other First-Priority Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary of Parent or other Affiliate thereof as if such Person were not the Controlling Authorized Representative hereunder and without any duty to account therefor to any other First-Priority Secured Party.

20

SECTION 4.03. Exculpatory Provisions.	20

SECTION 4.04. Reliance by Controlling Authorized Representative. The Controlling Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Controlling Authorized Representative may consult with legal counsel (who may include, but shall not be limited to counsel for Parent and its Subsidiaries or counsel to the Credit Facility Agent or any Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

22

SECTION 4.05. Delegation of Duties. The Controlling Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Priority Collateral Document by or through any one or more sub-agents appointed by the Controlling Authorized Representative. The Controlling Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Controlling Authorized Representative and any such sub-agent.

22

I-2-xiii

SECTION 4.06. Non-Reliance on Controlling Authorized Representative and Other First-Priority Secured Parties. Each First-Priority Secured Party, other than the Initial Other Authorized Representative, acknowledges that it has, independently and without reliance upon the Controlling Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Priority Secured Party also acknowledges that it will, independently and without reliance upon the Controlling Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

23

ARTICLE V Miscellaneous	23

SECTION 5.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:	23

SECTION 5.02. Waivers; Amendment; Joinder Agreements.	23

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.	24

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.	25

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.	25

SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

25

I-2-xiv

SECTION 5.07. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.	25

SECTION 5.08. Submission to Jurisdiction; Waivers. The Controlling Authorized Representative and each Authorized Representative, on behalf of itself and the First-Priority Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:	25

SECTION 5.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.	26

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.	26

SECTION 5.11. Conflicts. In the event of any conflict regarding the priority of the Liens and security interests granted to any of the First-Priority Representatives or the exercise of rights or remedies of any of the First-Priority Representatives between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First-Priority Collateral Documents, the terms of this Agreement shall govern.	26

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties in relation to one another. None of Parent, CSL Capital, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Other First-Priority Agreements), and none of Parent, CSL Capital or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V); provided, however, that in no event shall any amendment or other modification of this agreement be effective to the extent the rights or obligations of any Grantor would be adversely affected thereby without the written consent of Parent and CSL Capital. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Priority Obligations as and when the same shall become due and payable in accordance with their terms.

26

SECTION 5.13. Authorized Representatives.	27

(a) Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Credit

I-2-xv

Agreement or the Initial Other First-Priority Agreement, as applicable; and in so doing, neither the Authorized Representative under the Credit Agreement nor the Initial Other Authorized Representative shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Credit Agreement or the Initial Other First-Priority Agreement, as applicable.

27

(b) The Initial Other Authorized Representative shall not be under any obligation to take or consent to any action that is within the discretion of the Initial Other Authorized Representative under the provisions hereof, except upon the written instructions of the Required Holders. For purposes of determining whether the conditions precedent under this Agreement have been satisfied, and prior to executing and delivering any amendment or document of any kind, taking any action or releasing any Collateral as required by the terms of this Agreement, including pursuant to Sections 2.04(b), (c) and (d) hereof, the Initial Other Authorized Representative shall be entitled to receive and conclusively rely upon an Opinion of Counsel and Officer’s Certificate (as such terms are defined in the Initial Other First-Priority Agreement) to the effect that any such document, action or release is authorized or permitted hereunder and under the Initial Other First-Priority Agreement, the Notes Collateral Agreement and the other applicable First-Priority Collateral Documents. The Initial Other Authorized Representative shall not at any time be deemed or imputed to have any knowledge of or receipt of any notices, information, correspondence or materials in the possession of or given to any other Authorized Representative acting under any other Series of First-Priority Obligations.

27

SECTION 5.14. Other First-Priority Obligations. Parent or CSL Capital may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Grantors that would, if such Liens were granted, constitute Common Collateral as “Other First-Priority Obligations” hereunder, by delivering to each Authorized Representative party hereto at such time a certificate of a Responsible Officer of Parent or CSL Capital, respectively:	27

SECTION 5.15. Junior Lien Intercreditor Agreements. The Controlling Authorized Representative, the Initial Other Authorized Representative and each other Authorized Representative hereby appoint the Controlling Authorized Representative to act as agent on their behalf pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents.	28

I-2-xvi

I-2-xvii

Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of Parent, CSL Capital, any other Grantor or any other Person.	12

Section 2.02. Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, validity or enforceability of (a) a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.01) or any of the First-Priority Documents.

12

Section 2.03. No New Liens. Subject to Section [    ] of the Initial Second-Priority Agreement and the corresponding provision of any other Second-Priority Credit Document, so long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that, after the date hereof, if any Second-Priority Representative shall hold any Lien on any assets intended to be Common Collateral of Parent, CSL Capital or any other Grantor securing any Second-Priority Obligations that are not also subject to the first-priority Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative shall notify the Designated First-Priority Representative promptly upon becoming aware thereof and, upon demand by the Designated First-Priority Representative or Parent, will either (i) release such Lien or (ii) assign such Lien to the Designated First-Priority Representative (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Subject to Section [    ] of the Initial Second-Priority Agreement and the corresponding provision of any Second-Priority Credit Document, each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of Parent, CSL Capital or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof.

13

Section 2.04. Perfection of Liens. Except for the limited agreements of the First-Priority Secured Parties pursuant to Section 5.05 hereof, none of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority

I-2-xviii

Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.	13

Section 2.05. Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing, the parties hereto agree:	14

ARTICLE 3 Enforcement	14

Section 3.01. Exercise of Remedies.	14

Section 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the Designated First-Priority Representative upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

17

Section 3.03. Designated Second-Priority Representative and Second-Priority Secured Parties Waiver. The Second-Priority Representatives and the Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Representatives or any First-Priority Secured Parties arising out of (a) any actions which the Designated First-Priority Representative or any other First-Priority Representative (or any of their respective representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (b) any election by the Designated First-Priority Representative or any other First-Priority Representative (or any of their respective agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (c) subject to Article 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Parent, CSL Capital or any of their respective subsidiaries, as debtor-in-possession.

17

ARTICLE 4 Payments	18

Section 4.01. Application of Proceeds. After an Event of Default under (and as defined in) any First-Priority Documents has occurred with respect to which the Designated First-Priority Representative has provided written notice to each Second-Priority Representative, and until such event of default is cured or waived, so long as

I-2-xix

the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, shall be applied by the Designated First-Priority Representative to the First-Priority Obligations in such order as specified in the relevant First-Priority Documents until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the Designated First-Priority Representative shall deliver promptly to the Designated Second-Priority Representative any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Designated Second-Priority Representative ratably to the Second-Priority Obligations and, with respect to each class of Second-Priority Obligations, in such order as specified in the relevant Second-Priority Documents.

18

Section 4.02. Payments Over. Any Common Collateral or proceeds thereof received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated First-Priority Representative (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Designated First-Priority Representative is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

18

ARTICLE 5 Other Agreements	18

Section 5.01. Releases.	18

Section 5.02. Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the Designated First-Priority Representative and the First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of Parent, CSL Capital or any other Grantor under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First-Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid, subject to the rights of Parent, CSL Capital or any other Grantor under the First-Priority Documents, (a) first, prior to the occurrence of the Discharge of First-Priority Obligations, to the Designated First-Priority Representative for the benefit of First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Designated Second-Priority Representative for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any

I-2-xx

time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated First-Priority Representative in accordance with the terms of Section 4.02.	20

Section 5.03. Amendments to Second-Priority Collateral Documents.	21

Section 5.04. Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against Parent, CSL Capital, any other Grantor or any of their respective subsidiaries that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law. Subject to Section 6.01, nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any Second-Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second-Priority Documents so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Designated First-Priority Representative or the First-Priority Secured Parties may have with respect to the First-Priority Collateral.

22

Section 5.05. Designated First-Priority Representative as Gratuitous Bailee/Agent for Perfection.	23

Section 5.06. Designated Second-Priority Representative as Gratuitous Bailee/Agent for Perfection.	25

Section 5.07. When Discharge of First-Priority Obligations Deemed to Not Have Occurred. If, at any time substantially concurrently with or within 60 days after the Discharge of First-Priority Obligations has occurred, Parent, CSL Capital or any other Grantor incurs and designates any Other First-Priority Obligations, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the applicable agreement governing such Other First-Priority Obligations shall automatically be treated as a First-Priority Credit Document (and, upon designation by Parent thereof, the “Credit Agreement” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein. Upon receipt of notice of such incurrence and designation (including the identity of the new Designated First-Priority Representative), each Second-Priority Representative shall promptly (a) enter into such documents and agreements (at the expense of Parent),

I-2-xxi

including amendments or supplements to this Agreement, as Parent or such new Designated First-Priority Representative shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the Designated First-Priority Representative contemplated hereby and (b) to the extent then held by any Second-Priority Representative, deliver to the Designated First-Priority Representative the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such Designated First-Priority Representative to obtain possession or control of such Pledged Collateral) and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Common Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) to the extent it has previously identified itself as being entitled to approve awards in any condemnation or similar proceeding, notify any governmental authority involved in any then-existing condemnation or similar proceeding involving a Grantor that the new Designated First-Priority Representative is entitled to approve any awards granted in such proceeding.

27

Section 5.08. No Release If Event of Default. Notwithstanding any other provisions contained in this Agreement, if an Event of Default (as defined in the Initial Second-Priority Agreement or any other Second-Priority Document, as applicable) exists on the date on which all First-Priority Obligations is repaid in full and terminated (including all commitments and letters of credit thereunder) resulting in a Discharge of First-Priority Obligations, the second-priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations relating to such Event of Default will not be released, except to the extent such Second-Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Obligations secured by such Second-Priority Collateral, and thereafter the Designated Second-Priority Representative will have the right to foreclose upon such Second-Priority Collateral (but in any such event, the Liens on such Second-Priority Collateral securing the applicable Second-Priority Obligations will be released when such Event of Default and all other Events of Default under the Initial Second-Priority Agreement or any other Second-Priority Document, as applicable, cease to exist).

27

Section 5.09. Purchase Right. Without prejudice to the enforcement of the First-Priority Secured Parties’ remedies, the First-Priority Secured Parties agree that at any time following (a) acceleration of all of the First-Priority Obligations in accordance with the terms of any First-Priority Document, (b) a payment default under any First-Priority Document that has not been cured or waived by the First-Priority Secured Parties within sixty (60) days of the occurrence thereof or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second-Priority Secured Parties may request, and the First-Priority Secured Parties hereby offer the Second-Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First-Priority Obligations outstanding at the time of purchase at (a) in the case of First-Priority Obligations other than First-Priority Obligations arising under Swap Contracts or in connection with undrawn letters of credit, par, plus any premium that would be applicable upon prepayment of the First-Priority Obligations and

I-2-xxii

accrued and unpaid interest and fees, and (b) in the case of First-Priority Obligations arising under a Swap Contract, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Swap Contract in the event of a termination of such Swap Contract and (ii) the mark-to-market value of such Swap Contract, as determined by the counterparty to the Grantor thereunder with respect to such Swap Contract in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market amounts under similar arrangements by such counterparty, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Credit Agreement)). In the case of any First-Priority Obligations in respect of letters of credit (including reimbursement obligations in connection therewith), simultaneous with the purchase of the other First-Priority Obligations, the purchasing Second-Priority Secured Parties shall provide First-Priority Secured Parties who issued such letters of credit cash collateral in such amounts (not to exceed 103% thereof) as such First-Priority Secured Parties in connection with any outstanding and undrawn letters of credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second-Priority Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each First-Priority Representative, each Second-Priority Representative and the Borrower. If none of the Second-Priority Secured Parties exercise such right, the First-Priority Secured Parties shall have no further obligations pursuant to this Section 5.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First-Priority Documents and this Agreement.

28

ARTICLE 6 Insolvency or Liquidation Proceedings	29

Section 6.01. Financing Issues. Unless and until the Discharge of First-Priority Obligations has occurred, if Parent, CSL Capital or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Designated First-Priority Representative or any other First-Priority Secured Party shall desire to permit the use of cash collateral or to permit Parent, CSL Capital or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (a) objection to (and will not otherwise contest) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority

I-2-xxiii

Obligations made by the Designated First-Priority Representative or any other First-Priority Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral or (e) objection to (and will not otherwise contest) any order relating to a sale of assets of Parent, CSL Capital or any Grantor for which the Designated First-Priority Representative has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement.

29

Section 6.02. Relief from the Automatic Stay. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the Designated First-Priority Representative and the Required Lenders with respect to each Series of First-Priority Obligations.	29

Section 6.03. Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the Designated First-Priority Representative or the First-Priority Secured Parties for adequate protection or (b) any objection by the Designated First-Priority Representative or the First-Priority Secured Parties to any motion, relief, action or proceeding based on the Designated First-Priority Representative’s or the First-Priority Secured Parties’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement and (ii) in the event any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that the First-Priority Representatives shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations and any such DIP Financing and that any Lien on such additional

I-2-xxiv

collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement.	29

Section 6.04. Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Parent, CSL Capital or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First-Priority Secured Parties shall remain entitled to a Discharge of First-Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

30

Section 6.05. Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to Parent, CSL Capital or any other Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, Parent, CSL Capital or any other Grantor.	30

Section 6.06. 506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.	31

Section 6.07. Reorganization Securities; Plan of Reorganization.	31

ARTICLE 7 Reliance; Waivers; etc.	31

Section 7.01. Reliance. The consent by the First-Priority Secured Parties to the execution and delivery of the Second-Priority Documents to which the First-Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First-Priority Secured Parties to Parent, CSL Capital or any other Grantor or any of their respective subsidiaries shall be deemed to have been given and made in reliance upon this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges that it and the applicable Second-Priority Secured Parties have, independently and without reliance on the Designated First-Priority Representative or any First-Priority Secured Party, and based on documents and

I-2-xxv

information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.	31

Section 7.02. No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the Designated First-Priority Representative nor any First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First-Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First-Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First-Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second-Priority Representative or any of the Second-Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Designated First-Priority Representative nor any First-Priority Secured Party shall have any duty to any Second-Priority Representative or any Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Parent, CSL Capital, any other Grantor or any subsidiaries thereof (including the Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Designated First-Priority Representative, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) Parent’s, CSL Capital’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

32

Section 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Designated First-Priority Representative and the First-Priority Secured Parties, and the Second-Priority Representatives and the Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:	32

ARTICLE 8 Miscellaneous	33

Section 8.01. Conflicts. Subject to Section 8.19, in the event of any conflict regarding the priority of the Liens and security interests granted to any First-Priority Representative or any Second-Priority Representative or the exercise of rights or remedies of the First-Priority Representatives or the Second-Priority Representatives between the terms of this Agreement and the terms of any First-Priority Document or

I-2-xxvi

any Second-Priority Document, the terms of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the First-Priority Representatives and the First-Priority Secured Parties (as amongst themselves) with respect to any First-Priority Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.	33

Section 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective (a) unless and until the Discharge of First-Priority Obligations shall have occurred, among the First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties and (b) on and after the Discharge of First-Priority Obligations, unless and until such later time as no more than one Series of Second-Priority Obligations that has not been paid in full, among the Second-Priority Representatives and the Second-Priority Secured Parties. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Parent, CSL Capital or any other Grantor constituting First-Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

33

Section 8.03. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement (other than pursuant to any Joinder Agreement) shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent), Parent and CSL Capital, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.03 to the contrary, this Agreement may be amended from time to time at the request of Parent, at Parent’s expense, and without the consent of any First-Priority Representative, any Second-Priority Representative, any First-Priority Secured Party or any Second-Priority Secured Party to (a) add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) and Other Second-Priority Obligations (or any agent or trustee therefor) in each case to the extent such Obligations are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document, (b) in the case of Other Second-Priority Obligations, (i) establish that the Lien on the Common Collateral securing such Other Second-Priority Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second-Priority Obligations (subject to the terms of

I-2-xxvii

the Second-Priority Documents), and (ii) provide to the holders of such Other Second-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First-Priority Representatives) as are provided to the holders of Second-Priority Obligations under this Agreement (subject to the terms of the Second-Priority Documents), and (c) in the case of Other First-Priority Obligations, (i) establish that the Lien on the Common Collateral securing such Other First-Priority Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any First-Priority Obligations (subject to the terms of the First-Priority Documents), and (ii) provide to the holders of such Other First-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First-Priority Obligations under this Agreement (subject to the terms of the First-Priority Documents), in each case so long as such modifications are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document. Any such additional party and each Representative shall be entitled to rely on the determination of an officer of Parent that such modifications are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document if such determination is set forth in an officer’s certificate delivered to such party, the Designated First-Priority Representative and each other First-Priority Representative. At the request (and sole expense) of Parent, without the consent of any First-Priority Secured Party or Second-Priority Secured Party, each of the Designated First-Priority Representative, the Designated Second-Priority Representative and each other First-Priority Representative and Second-Priority Representative shall execute and deliver an acknowledgment and confirmation of such permitted modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such permitted modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

34

Section 8.04. Information Concerning Financial Condition of Parent, CSL Capital and their respective Subsidiaries. Each First-Priority Representative, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Parent, CSL Capital, any other Grantor and their subsidiaries and all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations. The First-Priority Representatives, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the any First-Priority Representative, any First-Priority Secured Party, any Second-Priority Representative or any Second-Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority

I-2-xxviii

Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.	35

Section 8.05. Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.	35

Section 8.06. Application of Payments. Except as otherwise provided herein and subject to the First Lien Intercreditor Agreement, all payments received by the First-Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents. Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, assents to any such extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

35

Section 8.07. Consent to Jurisdiction; Waivers. The parties hereto (and the Designated First-Priority Representative on behalf of the other First-Priority Representatives and the First-Priority Secured Parties, and each Second-Priority Representative on behalf of the applicable Second-Priority Secured Parties) irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the First-Priority Secured Parties, the Second-Priority Secured Parties or any affiliate of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto (and the Designated First-Priority Representative on behalf of the other First-Priority Representatives and the First-Priority Secured Parties, and each Second-Priority Representative on behalf of the applicable Second-Priority Secured Parties) submit for itself and its property and consents to the jurisdiction of any state or federal court located in New York County, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.08 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. Each of the parties hereto (and the Designated First-Priority Representative on behalf of the other First-Priority Representatives and the First-Priority Secured Parties, and

I-2-xxix

each Second-Priority Representative on behalf of the applicable Second-Priority Secured Parties) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

35

Section 8.08. Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent as provided in the Credit Agreement, the Initial Second-Priority Agreement, the relevant First-Priority Document or the relevant Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each First-Priority Representative hereby agrees to promptly notify each Second-Priority Representative upon payment in full in cash of all indebtedness under the applicable First-Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

36

Section 8.09. Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the Designated First-Priority Representative and the First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as the Designated First-Priority Representative or the First-Priority Secured Parties may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

37

Section 8.10. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.	37

Section 8.11. Binding on Successors and Assigns. This Agreement shall be binding upon the Designated First-Priority Representative, the other First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives, the Second-Priority Secured Parties, Parent, CSL Capital and each other Grantor party hereto and their respective permitted successors and assigns.	37

I-2-xxx

Section 8.12. Specific Performance. The Designated First-Priority Representative may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Designated First-Priority Representative.	37

Section 8.13. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.	37

Section 8.14. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document.	37

Section 8.15. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First-Priority Representative represents and warrants that this Agreement is binding upon the applicable First-Priority Secured Parties for which such First-Priority Representative is acting. Each Second-Priority Representative represents and warrants that this Agreement is binding upon the applicable Second-Priority Secured Parties for which such Second-Priority Representative is acting.

37

Section 8.16. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First-Priority Obligations and Second-Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder.	38

Section 8.17. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to Parent, CSL Capital or any other Grantor shall include Parent, CSL Capital or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for Parent, CSL Capital or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.	38

Section 8.18. First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) Bank of America is entering into this Agreement in its capacity as collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to Bank of America as collateral agent thereunder shall also apply to Bank of America as First-Priority Representative hereunder, (b) Wells Fargo is entering into this Agreement in its capacity as trustee under the Indenture and the provisions of [            ] of the Indenture applicable to Wells Fargo as trustee thereunder shall also apply to Wells Fargo as First-Priority Representative hereunder and (c) [        ] is entering into this Agreement in its capacity as Initial Second-Priority Representative under the Initial Second-Priority Agreement,

I-2-xxxi

and the provisions of [Article [ ]] of the Initial Second-Priority Agreement applicable to the Initial Second-Priority Representative thereunder shall also apply to it as Designated Second-Priority Representative and Initial Second-Priority Representative hereunder.	38

Section 8.19. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01 and 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document or permit Parent, CSL Capital or any of their respective subsidiaries to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Credit Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties or (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties or (d) obligate Parent, CSL Capital or any of their respective subsidiaries to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document.

38

Section 8.20. Designated Second-Priority Representative. The Designated Second-Priority Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Initial Second-Priority Agreement; and in so doing, the Designated Second-Priority Representative shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Designated Second-Priority Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from ) any action under or pursuant to this Agreement, the Designated Second-Priority Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Initial Second-Priority Agreement and, as applicable, the Initial Second-Priority Collateral Agreement.

39

Section 8.21. Joinder Requirements. Parent may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect, and (y) Parent shall have delivered an officer’s certificate to each Representative certifying the same. If not so prohibited, Parent shall (a) notify each Representative in writing of such

I-2-xxxii

designation and (b) cause the applicable new First-Priority Representative or Second-Priority Representative to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.	39

Section 8.22. Intercreditor Agreements.	39

EXHIBITS AND SCHEDULE

Exhibit A	Form of Joinder Agreement (Other First-Priority Obligations)

Exhibit B	Form of Joinder Agreement (Other Second-Priority Obligations)

Schedule I	Subsidiary Parties

I-2-xxxiii

FORM OF FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [        ], [            ], among BANK OF AMERICA, N.A. (“Bank of America”), as Credit Facility Agent (this and each other capitalized term used but not defined in these recitals being defined as set forth in Article 1 below) and First-Priority Representative, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Notes Trustee and First-Priority Representative, [            ], as Initial Second-Priority Representative, Communications Sales & Leasing, Inc., a Maryland corporation (“Parent”), CSL Capital, LLC, a Delaware limited liability company (“CSL Capital”) and each subsidiary of Parent listed on Schedule I hereto.

A. Parent, CSL Capital, Bank of America, as administrative agent, collateral agent, swing line lender and L/C issuer, the guarantors party thereto and the lenders party thereto from time to time are party to the Credit Agreement dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Parent and CSL Capital, as issuers, the Notes Trustee and the guarantors party thereto are party to the Indenture in respect of the 6.00% senior secured notes due 2023 dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Notes Indenture”).

C. The Credit Agreement and the Notes Indenture are included in the definition of “[First-Priority Credit Documents]” under the Initial Second-Priority Agreement, and the Obligations of Parent, CSL Capital and certain of their respective subsidiaries under the Credit Agreement and the Credit Agreement Documents executed or delivered pursuant thereto constitute First-Priority Obligations.

D. Parent, CSL Capital and the other Grantors, the Initial Second-Priority Collateral Representative and others are party to the [            ] dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Initial Second-Priority Agreement”). The Obligations of the Grantors under the Initial Second-Priority Agreement and the other Initial Second-Priority Documents constitute Initial Second-Priority Obligations hereunder.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I-2-1

ARTICLE 1

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” means this First Lien/Second Lien Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bank of America” has the meaning set forth in the preamble.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of commercial credit or debit card, merchant card, or purchasing card programs (including non-card e-payable services), or treasury, depositary or cash management services (including any automated clearing house or transfer of funds, overdraft, controlled disbursement, electronic funds transfer, lockbox, stop payment, return item and wire transfer services), and including any other services or transactions of the type referred to in the definition of “Treasury Services Agreement” in the Credit Agreement.

“Common Collateral” means all of the assets of any Grantor, whether real, personal or mixed, constituting both First-Priority Collateral and Second-Priority Collateral.

“Comparable Second-Priority Collateral Document” means, in relation to any Common Collateral subject to any Lien created under any First-Priority Collateral Document, those Second-Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Credit Agreement” has the meaning set forth in the recitals.

“Credit Agreement Collateral Agreement” means the Security Agreement dated as of April 24, 2015 among Parent, CSL Capital, the other grantors party thereto, the Credit Facility Agent, as collateral agent, and the other parties thereto, as amended, modified, supplemented, replaced or restated from time to time.

“Credit Agreement Collateral Documents” means the Credit Agreement Collateral Agreement and any the other “Security Documents” (as defined in the Credit Agreement (or any Equivalent Provision thereof)).

“Credit Agreement Documents” means the Credit Agreement, the Credit Agreement Collateral Documents and the other “Loan Documents” as defined in the Credit Agreement (or any Equivalent Provision thereof).

I-2-2

“Credit Agreement Obligations” means all “Obligations” (as such term is defined in the Credit Agreement (or any Equivalent Provision thereof)) of Parent, CSL Capital and the other Grantors under the Credit Agreement or any of the other Credit Agreement Documents with respect to any Loan or Letter of Credit (as defined in the Credit Agreement), including the obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection therewith.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or any Equivalent Provision thereof).

“Credit Facility Agent” means Bank of America, in its capacity as administrative agent under the Credit Agreement and as administrative agent and/or collateral agent, as applicable, under the other Credit Agreement Documents, and its permitted successors in such capacity.

“CSL Capital” has the meaning set forth in the preamble.

“Deposit Account” has the meaning set forth in the Uniform Commercial Code.

“Deposit Account Collateral” means that part of the Common Collateral (if any) comprised of or contained in Deposit Accounts.

“Designated First-Priority Representative” means (i) at any time there is only one First-Priority Representative with respect to which the Discharge of First-Priority Obligations has not occurred, such First-Priority Representative or (ii) otherwise, the Controlling Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time. As of the date hereof, the Credit Facility Agent is the Designated First-Priority Representative. If any Person other than the Credit Facility Agent becomes the Designated First-Priority Representative following the Closing Date, such other Person shall provide written notice thereof to each Second-Priority Representative hereunder.

“Designated Second-Priority Representative” means (i) the Initial Second-Priority Representative, until such time as the Initial Second-Priority Obligations have been repaid in full and (ii) thereafter, the Second-Priority Representative with respect to the Second-Priority Obligations with the largest outstanding principal amount; provided, however, that, if there are two or more outstanding class of Second-Priority Obligations that have an equal outstanding principal amount, the class of Second-Priority Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount of purposes of this definition (and, if all of such classes have the same final maturity date, such agent or trustee as is designated “Second-Priority Representative” by the Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding).

“DIP Financing” has the meaning set forth in Section 6.01.

I-2-3

“Discharge of First-Priority Obligations” means, except to the extent otherwise provided in Section 5.07, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First-Priority Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the First-Priority Credit Documents, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First-Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

“First Lien Intercreditor Agreement” means the “Intercreditor Agreement” (as such term is defined in the Credit Agreement).

“First-Priority Cash Management Obligations” means any Cash Management Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Collateral” means all of the assets of Parent, CSL Capital and any other Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First-Priority Obligation.

“First-Priority Collateral Documents” means (a) the Credit Agreement Collateral Documents and (b) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of Parent, CSL Capital or any other Grantor to secure any First-Priority Cash-Management Obligations, First-Priority Hedging Obligations or any Other First-Priority Obligations.

“First-Priority Credit Documents” means (a) the Credit Agreement Documents, (b) the Notes Documents and (c) any Other First-Priority Documents.

“First-Priority Documents” means (a) the First-Priority Credit Documents and (b) each agreement, document or instrument providing for or evidencing a First-Priority Hedging Obligation or First-Priority Cash Management Obligation.

“First-Priority Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Obligations” means (a) the Credit Agreement Obligations, (b) the Notes Obligations, (c) the Other First-Priority Obligations, and (d) the First-Priority Hedging Obligations and First-Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other First-Priority Obligations to which they relate to the extent provided in the applicable Other First-Priority Document).

I-2-4

“First-Priority Representatives” means (a) in the case of the Credit Agreement Obligations, the Credit Facility Agent and (b) in the case of any Series of First-Priority Obligations, the Other First-Priority Representative with respect thereto. The term “First-Priority Representatives” shall include the Designated First-Priority Representative as the context requires.

“First-Priority Secured Parties” means (a) the Credit Agreement Secured Parties and (b) the Other First-Priority Secured Parties, including the First-Priority Representatives.

“Grantors” means Parent, CSL Capital and each of the subsidiaries of Parent that has executed and delivered a First-Priority Collateral Document as a grantor thereunder unless and until such subsidiary is released from its obligations under such First-Priority Collateral Document.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts, including any obligations of the type referred to in the definition of “Secured Hedge Agreement” in the Credit Agreement.

“Initial Second-Priority Representative” means [            ], in its capacity as [trustee/agent under the Initial Second-Priority Agreement and] collateral agent under the Initial Second-Priority Collateral Documents, and its permitted successors in such capacities.

“Initial Second-Priority Agreement” has the meaning set forth in the recitals.

“Initial Second-Priority Collateral” means all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Initial Second-Priority Obligations.

“Initial Second-Priority Collateral Agreement” means the [Collateral Agreement] dated as of the date hereof, among the Grantors and the Designated Second-Priority Representative, as amended, supplemented or modified from time to time.

“Initial Second-Priority Collateral Documents” means the Initial Second-Priority Collateral Agreement and any other [“Security Documents”] (as defined in the Initial Second-Priority Agreement).

“Initial Second-Priority Documents” means (a) the Initial Second-Priority Agreement and the Initial Second-Priority Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Initial Second-Priority Document described in clause (a) above evidencing or governing any Obligations thereunder.

I-2-5

“Initial Second-Priority Obligations” means all “[Obligations]” (as such term is defined in the Initial Second-Priority Agreement (or any Equivalent Provision thereof)) of Parent, CSL Capital and the other Grantors under the Initial Second-Priority Agreement or any of the other Initial Second-Priority Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Initial Second-Priority Documents and the performance of all other Obligations of the obligors thereunder to the Initial Second-Priority Secured Parties under the Initial Second-Priority Documents, according to the respective terms thereof.

“Initial Second-Priority Secured Parties” means the holders of any Initial Second-Priority Obligations, including the Designated Second-Priority Representative.

“Insolvency or Liquidation Proceeding” means (a) any case commenced by or against Parent, CSL Capital or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Parent, CSL Capital or any other Grantor, any receivership or assignment for the benefit of creditors relating to Parent, CSL Capital or any other Grantor or any similar case or proceeding relative to Parent, CSL Capital or any other Grantor or its creditors, as such, in each case whether or not voluntary, (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Parent, CSL Capital or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable First-Priority Documents and Second-Priority Documents) or (c) any other proceeding of any type or nature in which substantially all claims of creditors of Parent, CSL Capital or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than such financing statement or similar notices filed for informational or precautionary purposes only); provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Notes Collateral Agreement” means the security agreement among Parent, CSL Capital, the Notes Trustee and the other subsidiaries of Parent party thereto dated as of April 24, 2015.

“Notes Documents” means (a) the Notes Indenture, (b) the Notes Collateral Agreement and (c) the other “Security Documents” as defined in the Notes Indenture.

I-2-6

“Notes Indenture” has the meaning set forth in the recitals.

“Notes Obligations” means all “Obligations” (as such term is defined in the Notes Indenture) of Parent, CSL Capital and other obligors under the Notes Indenture or any of the other Notes Documents, including the obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection therewith with respect to any Notes (as defined in the Notes Indenture).

“Notes Trustee” means Wells Fargo Bank, National Association, in its capacity as trustee under the Notes Indenture and as trustee and/or collateral agent, as applicable, under the other Notes Documents, and its permitted successors in such capacity.

“Obligations” means any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness[; provided, that Obligations with respect to the Initial Second-Priority Obligations shall not include fees or indemnifications in favor of third parties other than the Designated Second-Priority Representative and the Initial Second-Priority Secured Parties].29

“Other First-Priority Documents” means each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Document, including the Notes Documents.

“Other First-Priority Obligations” means (a) all “Obligations” as defined in the Credit Agreement Collateral Agreement (other than Credit Agreement Obligations), (b) the Notes Obligations and (c) any other indebtedness or Obligations (other than Credit Agreement Obligations) of the Grantors that are to be secured with a Lien on the Collateral senior to the Liens securing the Initial Second-Priority Obligations and are designated by Parent as Other First-Priority Obligations hereunder; provided, however, that with respect to this clause (b), the requirements set forth in Section 8.22 shall have been satisfied.

“Other First-Priority Representative” means, with respect to any Series of Other First-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or

[29]	Insert bracketed language only if applicable.

I-2-7

facility, and its respective successors in substantially the same capacity as may from time to time be appointed. For the avoidance of doubt, the Notes Trustee is the Other First-Priority Representative for the Notes Obligations.

“Other First-Priority Secured Parties” means the Persons holding Other First-Priority Obligations, including the Other First-Priority Representatives.

“Other Second-Priority Documents” means each of the agreements, documents and instruments providing for, evidencing or securing any Other Second-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other Second-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Second-Priority Obligations.

“Other Second-Priority Obligations” means (a) all “[Obligations]” as defined in the Initial Second-Priority Agreement (other than Initial Second-Priority Obligations) and (b) any other indebtedness or Obligations (other than the Initial Second-Priority Obligations) of Parent, CSL Capital or any other Grantor that are to be equally and ratably secured with the Initial Second-Priority Obligations and are designated by Parent as Other Second-Priority Obligations hereunder; provided, however, that with respect to this clause (b), the requirements set forth in Section 8.22 shall have been satisfied.

“Other Second-Priority Representative” means, with respect to any Series of Other Second-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” means the Persons holding Other Second-Priority Obligations, including the Other Second-Priority Representatives.

“Parent” has the meaning set forth in the preamble.

[“Permitted Second-Priority Credit Bid Rights” means, in respect of any sale of assets constituting Common Collateral in any Insolvency or Liquidation Proceeding, that the applicable sale procedures order grants the Second-Priority Representatives and the Second-Priority Secured Parties (individually and in any combination, subject to the terms of the Second-Priority Documents) the right to bid at the sale of such assets and the right to offset its claims secured by Second-Priority Liens upon such assets against the purchase price of such assets, but only if (A) the bid of such Second-Priority Representative or such Second-Priority Secured Parties is the highest bid or is otherwise determined by a court to be the best offer at a sale, (B) such Second-Priority Representative or such Second-Priority Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of such Second-Priority Representative or such Second-Priority Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full

I-2-8

in cash all unpaid First-Priority Obligations (including the discharge, cash collateralization or backstopping of all outstanding letters of credit constituting First-Priority Obligations and all Cash Management Obligations and Hedging Obligations constituting First-Priority Obligations) (other than contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) and to satisfy any obligations secured by Liens on any such assets entitled to priority over the First-Priority Obligations that attach to the proceeds of the sale, and such order requires such amount to be so applied.]30

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Collateral” means any Common Collateral in the possession of any First-Priority Representative (or its agents or bailees), to the extent that possession thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Pledged Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any First-Priority Representative under the terms of the First-Priority Collateral Documents and the First Lien Intercreditor Agreement. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Purchase Event” has the meaning set forth in Section 5.09.

“Recovery” has the meaning set forth in Section 6.04.

“Required Lenders” means, with respect to any First-Priority Credit Document, those First-Priority Secured Parties the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such First-Priority Credit Document (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of such First-Priority Credit Document).

“Second-Priority Collateral” means the Initial Second-Priority Collateral and all of the assets of Parent, CSL Capital and any other Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Other Second-Priority Obligations.

“Second-Priority Collateral Documents” means the Initial Second-Priority Collateral Agreement and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of Parent, CSL Capital or any other Grantor to secure any Other Second-Priority Obligations.

[30]	To be included only if requested by the Initial Second-Priority Secured Parties.

I-2-9

“Second-Priority Credit Documents” means (a) the Initial Second-Priority Agreement and (b) any Other Second-Priority Documents.

“Second-Priority Documents” means (a) the Initial Second-Priority Documents and (b) the Other Second-Priority Documents.

[“Second-Priority Enforcement Period” means, with respect to any Second-Priority Representative, the period commencing with the date which is [180] days after the occurrence of both (i) an Event of Default (under and as defined in the Second-Priority Document for which such Second-Priority Representative has been named as Representative) and (ii) the Designated First-Priority Representative’s and each other Representative’s receipt of written notice from such Second-Priority Representative that (x) such Second-Priority Representative is the Designated Second-Priority Representative and that an Event of Default (under and as defined in the Second-Priority Document for which such Second-Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second-Priority Obligations of the series with respect to which such Second-Priority Representative is the Second-Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second-Priority Credit Document; provided that (1) at any time the Designated First-Priority Representative has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral and (2) at any time the Grantor which has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, then such 180 day period shall toll during (and shall be extended by) such time and, if the Second-Priority Enforcement Period has commenced prior to such time, the Second-Priority Enforcement Period shall be stayed during such time.]31

“Second-Priority Lien” means any Lien on any assets of Parent, CSL Capital or any other Grantor securing any Second-Priority Obligations.

“Second-Priority Obligations” means (a) the Initial Second-Priority Obligations and (b) the Other Second-Priority Obligations.

“Second-Priority Representatives” means (a) in the case of the Initial Second-Priority Obligations, the Initial Second-Priority Representative and (b) in the case of any Series of Other Second-Priority Obligations, the Other Second-Priority Representative with respect thereto. The term “Second-Priority Representatives” shall include the Designated Second-Priority Representative as the context requires.

“Second-Priority Secured Parties” means (a) the Initial Second-Priority Secured Parties and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

[31]	To be included only if requested by the Initial Second-Priority Secured Parties.

I-2-10

“Secured Parties” means the First-Priority Secured Parties and the Second-Priority Secured Parties.

“Series” means (a) the Credit Agreement Obligations and each series of Other First-Priority Obligations (including the Notes Obligations), each of which shall constitute a separate Series of First-Priority Obligations, except that to the extent that the Credit Agreement Obligations and/or any one or more series of such Other First-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Credit Agreement Obligations and/or each such series of Other First-Priority Obligations shall collectively constitute a single Series and (b) the Initial Second-Priority Obligations and each series of Other Second-Priority Obligations, each of which shall constitute a separate Series Second-Priority Obligations, except that to the extent that the Initial Second-Priority Obligations and/or any one or more series of such Other Second-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Initial Second-Priority Obligations and/or each such series of Other Second-Priority Obligations shall collectively constitute a single Series.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps and options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to

I-2-11

time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

Lien Priorities

Section 2.01. Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second-Priority Secured Parties on the Common Collateral or of any Liens granted to the First-Priority Secured Parties on the Common Collateral and notwithstanding any provision of the UCC, or any applicable law or the Second-Priority Documents or the First-Priority Documents or any other circumstance whatsoever, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First-Priority Obligations now or hereafter held by or on behalf of the any First-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second-Priority Obligations, (b) any Lien on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and (c) with respect to any Second-Priority Obligations (and as among the Second-Priority Secured Parties), the Liens on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall rank equally and ratably in all respects, subject to the terms of the Second-Priority Documents. All Liens on the Common Collateral securing any First-Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of Parent, CSL Capital, any other Grantor or any other Person.

Section 2.02. Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, validity or enforceability of (a)

I-2-12

a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.01) or any of the First-Priority Documents.

Section 2.03. No New Liens. Subject to Section [    ]32 of the Initial Second-Priority Agreement and the corresponding provision of any other Second-Priority Credit Document, so long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that, after the date hereof, if any Second-Priority Representative shall hold any Lien on any assets intended to be Common Collateral of Parent, CSL Capital or any other Grantor securing any Second-Priority Obligations that are not also subject to the first-priority Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative shall notify the Designated First-Priority Representative promptly upon becoming aware thereof and, upon demand by the Designated First-Priority Representative or Parent, will either (i) release such Lien or (ii) assign such Lien to the Designated First-Priority Representative (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Subject to Section [    ]33 of the Initial Second-Priority Agreement and the corresponding provision of any Second-Priority Credit Document, each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of Parent, CSL Capital or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof.

Section 2.04. Perfection of Liens. Except for the limited agreements of the First-Priority Secured Parties pursuant to Section 5.05 hereof, none of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

[32]	This section is intended to be the section that addresses the release of collateral.
[33]	This section is intended to be the same as the prior reference.

I-2-13

Section 2.05. Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing, the parties hereto agree:

(a) to cooperate in good faith in order to determine, upon any reasonable request by the Designated First-Priority Representative or the Designated Second-Priority Representative, the specific assets included in the First-Priority Collateral and the Second-Priority Collateral, the steps taken to perfect the Liens securing the First-Priority Obligations and the Liens securing the Second-Priority Obligations thereon and the identity of the respective parties obligated under the First-Priority Documents and the Second-Priority Documents; and

(b) that the documents, agreements and instruments creating or evidencing the Second-Priority Collateral and the Liens securing the Second-Priority Obligations shall be in all material respects in the same form, and covering the same Collateral, as the documents, agreements and instruments creating or evidencing the First-Priority Collateral and the Liens securing the First-Priority Obligations, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

ARTICLE 3

Enforcement

Section 3.01. Exercise of Remedies.

(a) So long as the Discharge of First-Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Parent, CSL Capital or any other Grantor, (i) no Second-Priority Representative nor any Second-Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any applicable Second-Priority Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the Designated First-Priority Representative or any First-Priority Secured Party in respect of the First-Priority Obligations, the exercise of any right by the Designated First-Priority Representative or any First-Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First-Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second-Priority Representative or any Second-Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First-Priority Documents or otherwise in respect of First-Priority Obligations, or (z) object to the forbearance by the First-Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First-Priority Obligations and (ii) except as otherwise provided herein, the Designated First-Priority Representative and the First-Priority

I-2-14

Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt [(other than pursuant to Permitted Second-Priority Credit Bid Rights)]34) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second-Priority Representative or any Second-Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against Parent, CSL Capital or any other Grantor, each Second-Priority Representative may file a claim or statement of interest with respect to the applicable Second-Priority Obligations, (B) each Second-Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the First-Priority Obligations, or the rights of the Designated First-Priority Representative or the First-Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral, (C) any Second-Priority Representative and the Second-Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04 hereof, (D) any Second-Priority Representative and the Second-Priority Secured Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second-Priority Representative or the Second-Priority Secured Parties or the avoidance of any Lien securing the Second-Priority Obligations to the extent not inconsistent with the terms of this Agreement (including the automatic release of such Liens provided in Section 5.01(a)), [and] (E) the Designated Second-Priority Representative may vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second-Priority Obligations and the Collateral[, and (F) during the Second-Priority Enforcement Period, the Designated Second-Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any Second-Priority Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided that the Designated Second-Priority Representative will (1) use its reasonable efforts to advise the Designated First-Priority Representative at reasonable intervals of the status of any lien enforcement actions conducted by the Designated Second-Priority Representative (provided that the failure of the Designated Second-Priority Representative to so advise the Designated First-Priority Representative shall not impair or affect the Second-Priority Secured Parties’ rights hereunder, the enforceability of this Agreement or any liens created or granted hereby or under any Second-Priority Collateral Document), and (2) prior to foreclosing upon all or a material portion of the Collateral, provide the Designated First-Priority Representative with at least five (5) days’ notice of its intent to commence such foreclosure.]35 In exercising rights and remedies with respect to the First-Priority Collateral, the Designated First-Priority Representative and the First-Priority

[34]	To be included only if requested by the Initial Second-Priority Secured Parties.
[35]	To be included only if requested by Initial Second-Priority Secured Parties.

I-2-15

Secured Parties may enforce the provisions of the First-Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of First-Priority Obligations has not occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees[, except as expressly provided in clause (F) of the proviso in clause (ii) of Section 3.01(a)], that it will not, in the context of its role as secured creditor, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Second-Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First-Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Second-Priority Obligations pursuant to the Second-Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Priority Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, agrees that no Second-Priority Representative or Second-Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by the Designated First-Priority Representative or the First-Priority Secured Parties with respect to the Common Collateral under the First-Priority Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and (ii) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby waives any and all rights it or any Second-Priority Secured Party may have as a junior lien creditor or otherwise to (x) object to the manner in which the Designated First-Priority Representative or the First-Priority Secured Parties seek to enforce or collect the First-Priority Obligations or the Liens granted in any of the First-Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Designated First-Priority Representative or First-Priority Secured Parties is adverse to the interests of the Second-Priority Secured Parties or (y) demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law.

(d) Each Second-Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second-Priority

I-2-16

Document shall be deemed to restrict in any way the rights and remedies of the Designated First-Priority Representative or the First-Priority Secured Parties with respect to the First-Priority Collateral as set forth in this Agreement and the First-Priority Documents.

(e) [Notwithstanding anything to the contrary herein, any Second-Priority Representative may credit bid all or any part of the Second-Priority Obligations under Section 363(k) of the Bankruptcy Code pursuant to, and in accordance with, the exercise of Permitted Second-Priority Credit Bid Rights.]36

Section 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the Designated First-Priority Representative upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

Section 3.03. Designated Second-Priority Representative and Second-Priority Secured Parties Waiver. The Second-Priority Representatives and the Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Representatives or any First-Priority Secured Parties arising out of (a) any actions which the Designated First-Priority Representative or any other First-Priority Representative (or any of their respective representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (b) any election by the Designated First-Priority Representative or any other First-Priority Representative (or any of their respective agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (c) subject to Article 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, Parent, CSL Capital or any of their respective subsidiaries, as debtor-in-possession.

[36]	To be included only if requested by the Initial Second-Priority Secured Parties.

I-2-17

ARTICLE 4

Payments

Section 4.01. Application of Proceeds. After an Event of Default under (and as defined in) any First-Priority Documents has occurred with respect to which the Designated First-Priority Representative has provided written notice to each Second-Priority Representative, and until such event of default is cured or waived, so long as the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, shall be applied by the Designated First-Priority Representative to the First-Priority Obligations in such order as specified in the relevant First-Priority Documents until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the Designated First-Priority Representative shall deliver promptly to the Designated Second-Priority Representative any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Designated Second-Priority Representative ratably to the Second-Priority Obligations and, with respect to each class of Second-Priority Obligations, in such order as specified in the relevant Second-Priority Documents.

Section 4.02. Payments Over. Any Common Collateral or proceeds thereof received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated First-Priority Representative (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Designated First-Priority Representative is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE 5

Other Agreements

Section 5.01. Releases.

(a) If, at any time Parent, CSL Capital or any other Grantor, the Designated First-Priority Representative or the holder of any First-Priority Obligation delivers notice to each Second-Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of Parent, CSL Capital, any other Grantor or any of their respective subsidiaries) is sold, transferred or otherwise disposed of (x) by the owner of such Common Collateral in a transaction not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document or (y) during the existence of any Event of Default under (and as defined in) the Credit Agreement or any other First-Priority Credit Document to the extent the Designated First-Priority Representative has consented to such sale, transfer or disposition:

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time), unless such release is granted upon or following the Discharge of First-Priority Obligations, the Liens in favor of the Second-Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First-Priority Obligations are released and discharged. Upon delivery to each Second-Priority Representative of a notice from the Designated First-Priority Representative or the Grantors stating that any release of Liens securing or supporting the First-Priority Obligations has become effective (or shall become effective upon each First-Priority Representative’s release), whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, each Second-Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms. In the case of the sale, transfer or other disposal of all or substantially all of the equity interests of Parent, CSL Capital, any other Grantor or any of their respective subsidiaries, the guarantee in favor of the Second-Priority Secured Parties, if any, made by such Grantor or subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or subsidiary of First-Priority Obligations is released and discharged.

I-2-18

(b) Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby irrevocably constitutes and appoints the Designated First-Priority Representative and any officer or agent of the Designated First-Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second-Priority Representative or such holder or in the Designated First-Priority Representative’s own name, from time to time in the Designated First-Priority Representative’s discretion, for the purpose of carrying out the terms of this Section 5.01, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.01, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby consents to the application, whether prior to or after a default, of Deposit Account Collateral or proceeds of Common Collateral to the repayment of First-Priority Obligations pursuant to the First-Priority Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second-Priority Representatives or the Second-Priority Secured Parties to receive proceeds in connection with the Second-Priority Obligations not otherwise in contravention of this Agreement.

I-2-19

(d) Notwithstanding anything to the contrary in any Second-Priority Collateral Document, in the event the terms of a First-Priority Collateral Document and a Second-Priority Collateral Document each require any Grantor (i) to make any payment in respect of any item of Common Collateral, (ii) to deliver or afford control over any item of Common Collateral to, or deposit any item of Common Collateral with, (iii) to register ownership of any item of Common Collateral in the name of or make an assignment of ownership of any Common Collateral or the rights thereunder to, (iv) to obtain any deposit account control agreement, or cause any depositary bank, or other person acting in a similar capacity to agree to comply, in respect of any item of Common Collateral, with instructions or orders from, or to treat, in respect of any item of Common Collateral, as the entitlement holder, (v) to hold any item of Common Collateral in trust for (to the extent such item of Common Collateral cannot be held in trust for multiple parties under applicable law), (vi) to obtain the agreement of a bailee or other third party to hold any item of Common Collateral for the benefit of or subject to the control of or, in respect of any item of Common Collateral, to follow the instructions of or (vii) to obtain the agreement of a landlord with respect to access to leased premises where any item of Common Collateral is located or waivers or subordination of rights with respect to any item of Common Collateral in favor of, in any case, both the Designated First-Priority Representative and any Second-Priority Representative or Second-Priority Secured Party, such Grantor may, until the applicable Discharge of First-Priority Obligations has occurred, comply with such requirement under the Second-Priority Collateral Document as it relates to such Common Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated First-Priority Representative, subject to Section 5.05 hereof.

Section 5.02. Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the Designated First-Priority Representative and the First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of Parent, CSL Capital or any other Grantor under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First-Priority Obligations has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid, subject to the rights of Parent, CSL Capital or any other Grantor under the First-Priority Documents, (a) first, prior to the occurrence of the Discharge of First-Priority Obligations, to the Designated First-Priority Representative for the benefit of First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Designated Second-Priority Representative for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated First-Priority Representative in accordance with the terms of Section 4.02.

I-2-20

Section 5.03. Amendments to Second-Priority Collateral Documents.

(a) Without the prior written consent of the Required Lenders with respect to each Series of First-Priority Obligations, no Second-Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second-Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Unless otherwise agreed to by the Designated First-Priority Representative, each Second-Priority Representative agrees that each applicable Second-Priority Collateral Document shall include language substantially the same as the following paragraph (or language to similar effect approved by the Designated First-Priority Representative, such approval not to be unreasonably withheld):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [insert the relevant Second-Priority Representative] for the benefit of the [Secured Parties] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) Bank of America, N.A., as collateral agent (and its permitted successors) pursuant to the Security Agreement dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among Communications Sales & Leasing, Inc., CSL Capital, LLC, the other grantors party thereto and Bank of America, N.A., as collateral agent, (b) Wells Fargo Bank, National Association, as collateral agent (and its permitted successors) pursuant to the Security Agreement dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among Communications Sales & Leasing, Inc., CSL Capital, LLC, the other grantors party thereto and Wells Fargo Bank, National Association, as collateral agent and (c) any agent or trustee for any Other First-Priority Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below) and (ii) the exercise of any right or remedy by the [insert the relevant Second-Priority Representative] hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement dated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among Bank of America, N.A., in its capacity as Credit Facility Agent and First-Priority Representative, [    ] in its capacity as the Initial Second-Priority Representative, Communications Sales & Leasing, Inc., CSL Capital, LLC and the other parties thereto. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern.”

(b) In the event that the First-Priority Representative or the First-Priority Secured Parties with respect to each Series of First-Priority Obligations enter into any amendment, waiver or consent in respect of or replace any of the First-Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Priority Collateral Document or

I-2-21

changing in any manner the rights of the First-Priority Representatives, the First-Priority Secured Parties, Parent, CSL Capital or any other Grantor thereunder (including the release of any Liens in First-Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second-Priority Collateral Document without the consent of any Second-Priority Representative or any Second-Priority Secured Party and without any action by any Second-Priority Representative, Second-Priority Secured Party, Parent, CSL Capital or any other Grantor; provided, however, that (i) such amendment, waiver or consent does not materially adversely affect the rights or duties of any Second-Priority Representative or the Second-Priority Secured Parties or the interests of the Second-Priority Secured Parties in the Second-Priority Collateral disproportionately with respect to the First-Priority Representative or the First-Priority Secured Parties, as the case may be, that have a security interest in the affected collateral in a like or similar manner (without regard to the fact that the First-Priority Secured Parties have a senior Lien on the Common Collateral), and (ii) written notice of such amendment, waiver or consent shall have been given to each Second-Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

Section 5.04. Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against Parent, CSL Capital, any other Grantor or any of their respective subsidiaries that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law. Subject to Section 6.01, nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any Second-Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second-Priority Documents so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Designated First-Priority Representative or the First-Priority Secured Parties may have with respect to the First-Priority Collateral.

Section 5.05. Designated First-Priority Representative as Gratuitous Bailee/Agent for Perfection.

(a) The Designated First-Priority Representative agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent

I-2-22

for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(b) The Designated First-Priority Representative agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Designated First-Priority Representative as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) In the event that the Designated First-Priority Representative (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Initial Second-Priority Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the Designated First-Priority Representative agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(d) In the event that the Designated First-Priority Representative shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Common Collateral (including, but not limited to, being listed as a secured party on any certificate of title or as an additional insured or a loss payee with respect to the Pledged Collateral), the Designated First-Priority Representative shall also take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second-Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second-Priority Collateral Documents

(e) Except as otherwise specifically provided herein (including Sections 3.01 and 4.01), until the Discharge of First-Priority Obligations has occurred, the Designated First-Priority Representative shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Priority Documents as if the Liens under the Second-Priority Collateral Documents did not exist. The rights of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(f) The Designated First-Priority Representative shall have no obligation whatsoever to any Second-Priority Representative or any Second-Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.05. The duties or responsibilities of the Designated First-Priority Representative under this Section 5.05 shall be limited solely to holding the Pledged Collateral and taking of any actions described in clause (d)

I-2-23

of this Section 5.05 as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative for purposes of perfecting the Lien held by the Second-Priority Secured Parties.

(g) The Designated First-Priority Representative shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second-Priority Representative or any Second-Priority Secured Party and the Second-Priority Representatives and the Second-Priority Secured Parties hereby waive and release the Designated First-Priority Representative from all claims and liabilities arising pursuant to the Designated First-Priority Representative’s role under this Section 5.05, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(h) Upon the Discharge of First-Priority Obligations, the Designated First-Priority Representative shall (i) deliver to the Designated Second-Priority Representative, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) that is part of the Common Collateral together with any necessary endorsements (or otherwise allow the Designated Second-Priority Representative to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) to the extent it has previously identified itself as being entitled to approve awards in any condemnation or similar proceeding, notify any governmental authority involved in any then-existing condemnation or similar proceeding involving any Grantor that the Designated Second-Party Representative is entitled to approve any awards granted in such proceeding. Parent, CSL Capital or any other Grantor shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Designated First-Priority Representative for any loss or damage suffered by the Designated First-Priority Representative as a result of such transfer except for any loss or damage suffered by the Designated First-Priority Representative as a result of its own willful misconduct, gross negligence or bad faith. The Designated First-Priority Representative has no obligation to follow instructions from any Second-Priority Representative in contravention of this Agreement.

(i) Neither the Designated First-Priority Representative nor the First-Priority Secured Parties shall be required to marshal any present or future collateral security for Parent’s, CSL Capital’s or any other Grantor’s or their respective subsidiaries’ obligations to the Designated First-Priority Representative or the First-Priority Secured Parties under the First-Priority Credit Documents or the First-Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(j) The agreement of the Designated First-Priority Representative to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.05 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

I-2-24

Section 5.06. Designated Second-Priority Representative as Gratuitous Bailee/Agent for Perfection.

(a) Upon the Discharge of First-Priority Obligations, the Designated Second-Priority Representative agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(b) Upon the Discharge of First-Priority Obligations, the Designated Second-Priority Representative agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Designated Second-Priority Representative as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(c) In the event that the Designated Second-Priority Representative (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Initial Second-Priority Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of First-Priority Obligations, the Designated Second-Priority Representative agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.06.

(d) In the event that the Designated Second-Priority Representative shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Common Collateral (including, but not limited to, being listed as a secured party on any certificate of title or as an additional insured or a loss payee with respect to the Pledged Collateral), the Designated Second-Priority Representative shall also take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second-Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second-Priority Collateral Documents.

(e) The Designated Second-Priority Representative, in its capacity as gratuitous bailee and/or gratuitous agent, shall have no obligation whatsoever to the other Second-Priority Representatives to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining

I-2-25

to the Common Collateral except as expressly set forth in this Section 5.06. The duties or responsibilities of the Designated Second-Priority Representative under this Section 5.06 upon the Discharge of First-Priority Obligations shall be limited solely to holding the Pledged Collateral and taking of any actions described in clause (d) of this Section 5.06 as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives for purposes of perfecting the Lien held by the applicable Second-Priority Secured Parties.

(f) The Designated Second-Priority Representative shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second-Priority Representatives (or the Second-Priority Secured Parties for which such other Second-Priority Representatives are agent) and the other Second-Priority Representatives hereby waive and release the Designated Second-Priority Representative from all claims and liabilities arising pursuant to the Designated Second-Priority Representative’s role under this Section 5.06, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(g) In the event that the Designated Second-Priority Representative shall cease to be so designated the Designated Second-Priority Representative pursuant to the definition of such term, (x) the then Designated Second-Priority Representative shall (i) deliver to the successor Designated Second-Priority Representative, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Designated Second-Priority Representative to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) to the extent it has previously identified itself as being entitled to approve awards in any condemnation or similar proceeding, notify any governmental authority involved in any then-existing condemnation or similar proceeding involving any Grantor that the successor Designated Second-Party Representative is entitled to approve any awards granted in such proceeding, and (y) such successor Designated Second-Priority Representative shall perform all duties of the Designated Second-Priority Representative as set forth herein. Parent, CSL Capital and each other Grantor shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Designated Second-Priority Representative for any loss or damage suffered by the Designated Second-Priority Representative as a result of such transfer except for any loss or damage suffered by the Designated Second-Priority Representative as a result of its own willful misconduct, gross negligence or bad faith. The Designated Second-Priority Representative has no obligation to follow instructions from the successor Designated Second-Priority Representative in contravention of this Agreement.

(h) The agreement of the Designated Second-Priority Representative to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.06 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

I-2-26

Section 5.07. When Discharge of First-Priority Obligations Deemed to Not Have Occurred. If, at any time substantially concurrently with or within 60 days after the Discharge of First-Priority Obligations has occurred, Parent, CSL Capital or any other Grantor incurs and designates any Other First-Priority Obligations, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the applicable agreement governing such Other First-Priority Obligations shall automatically be treated as a First-Priority Credit Document (and, upon designation by Parent thereof, the “Credit Agreement” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein. Upon receipt of notice of such incurrence and designation (including the identity of the new Designated First-Priority Representative), each Second-Priority Representative shall promptly (a) enter into such documents and agreements (at the expense of Parent), including amendments or supplements to this Agreement, as Parent or such new Designated First-Priority Representative shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the Designated First-Priority Representative contemplated hereby and (b) to the extent then held by any Second-Priority Representative, deliver to the Designated First-Priority Representative the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such Designated First-Priority Representative to obtain possession or control of such Pledged Collateral) and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Common Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) to the extent it has previously identified itself as being entitled to approve awards in any condemnation or similar proceeding, notify any governmental authority involved in any then-existing condemnation or similar proceeding involving a Grantor that the new Designated First-Priority Representative is entitled to approve any awards granted in such proceeding.

Section 5.08. No Release If Event of Default. Notwithstanding any other provisions contained in this Agreement, if an Event of Default (as defined in the Initial Second-Priority Agreement or any other Second-Priority Document, as applicable) exists on the date on which all First-Priority Obligations is repaid in full and terminated (including all commitments and letters of credit thereunder) resulting in a Discharge of First-Priority Obligations, the second-priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations relating to such Event of Default will not be released, except to the extent such Second-Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Obligations secured by such Second-Priority Collateral, and thereafter the Designated Second-Priority Representative will have the right to foreclose upon such Second-Priority Collateral (but in any such event, the Liens on such Second-Priority Collateral securing the applicable Second-Priority Obligations will be released when such Event of Default and all other Events of Default under the Initial Second-Priority Agreement or any other Second-Priority Document, as applicable, cease to exist).

I-2-27

Section 5.09. Purchase Right. Without prejudice to the enforcement of the First-Priority Secured Parties’ remedies, the First-Priority Secured Parties agree that at any time following (a) acceleration of all of the First-Priority Obligations in accordance with the terms of any First-Priority Document, (b) a payment default under any First-Priority Document that has not been cured or waived by the First-Priority Secured Parties within sixty (60) days of the occurrence thereof or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second-Priority Secured Parties may request, and the First-Priority Secured Parties hereby offer the Second-Priority Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First-Priority Obligations outstanding at the time of purchase at (a) in the case of First-Priority Obligations other than First-Priority Obligations arising under Swap Contracts or in connection with undrawn letters of credit, par, plus any premium that would be applicable upon prepayment of the First-Priority Obligations and accrued and unpaid interest and fees, and (b) in the case of First-Priority Obligations arising under a Swap Contract, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Swap Contract in the event of a termination of such Swap Contract and (ii) the mark-to-market value of such Swap Contract, as determined by the counterparty to the Grantor thereunder with respect to such Swap Contract in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market amounts under similar arrangements by such counterparty, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Credit Agreement)). In the case of any First-Priority Obligations in respect of letters of credit (including reimbursement obligations in connection therewith), simultaneous with the purchase of the other First-Priority Obligations, the purchasing Second-Priority Secured Parties shall provide First-Priority Secured Parties who issued such letters of credit cash collateral in such amounts (not to exceed 103% thereof) as such First-Priority Secured Parties in connection with any outstanding and undrawn letters of credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second-Priority Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each First-Priority Representative, each Second-Priority Representative and the Borrower. If none of the Second-Priority Secured Parties exercise such right, the First-Priority Secured Parties shall have no further obligations pursuant to this Section 5.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First-Priority Documents and this Agreement.

ARTICLE 6

Insolvency or Liquidation Proceedings

Section 6.01. Financing Issues. Unless and until the Discharge of First-Priority Obligations has occurred, if Parent, CSL Capital or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Designated First-Priority Representative or any other First-Priority Secured Party shall desire to permit the use of

I-2-28

cash collateral or to permit Parent, CSL Capital or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (a) objection to (and will not otherwise contest) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the Designated First-Priority Representative or any other First-Priority Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral or (e) objection to (and will not otherwise contest) any order relating to a sale of assets of Parent, CSL Capital or any Grantor for which the Designated First-Priority Representative has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement.

Section 6.02. Relief from the Automatic Stay. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the Designated First-Priority Representative and the Required Lenders with respect to each Series of First-Priority Obligations.

Section 6.03. Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the Designated First-Priority Representative or the First-Priority Secured Parties for adequate protection or (b) any objection by the Designated First-Priority Representative or the First-Priority Secured Parties to any motion, relief, action or proceeding based on the Designated First-Priority Representative’s or the First-Priority Secured Parties’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any

I-2-29

DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement and (ii) in the event any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that the First-Priority Representatives shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement.

Section 6.04. Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Parent, CSL Capital or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First-Priority Secured Parties shall remain entitled to a Discharge of First-Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

Section 6.05. Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to Parent, CSL Capital or any other Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, Parent, CSL Capital or any other Grantor.

Section 6.06. 506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.

I-2-30

Section 6.07. Reorganization Securities; Plan of Reorganization.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or other dispositive restructuring plan, on account of both the First-Priority Obligations and the Second-Priority Obligations, then, to the extent the debt obligations distributed on account of the First-Priority Obligations and on account of the Second-Priority Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second-Priority Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated First-Priority Representative or to the extent any such plan is proposed or supported by the number of First-Priority Secured Parties required under Section 1126(d) of the Bankruptcy Code.

ARTICLE 7

Reliance; Waivers; etc.

Section 7.01. Reliance. The consent by the First-Priority Secured Parties to the execution and delivery of the Second-Priority Documents to which the First-Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First-Priority Secured Parties to Parent, CSL Capital or any other Grantor or any of their respective subsidiaries shall be deemed to have been given and made in reliance upon this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges that it and the applicable Second-Priority Secured Parties have, independently and without reliance on the Designated First-Priority Representative or any First-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.

Section 7.02. No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the Designated First-Priority Representative nor any First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First-Priority Documents, the ownership of any Common

I-2-31

Collateral or the perfection or priority of any Liens thereon. The First-Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First-Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First-Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second-Priority Representative or any of the Second-Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Designated First-Priority Representative nor any First-Priority Secured Party shall have any duty to any Second-Priority Representative or any Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Parent, CSL Capital, any other Grantor or any subsidiaries thereof (including the Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Designated First-Priority Representative, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) Parent’s, CSL Capital’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Designated First-Priority Representative and the First-Priority Secured Parties, and the Second-Priority Representatives and the Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First-Priority Documents or any Second-Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Priority Obligations or Second-Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other First-Priority Document or of the terms of the Initial Second-Priority Agreement or any other Second-Priority Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Priority Obligations or Second-Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of Parent, CSL Capital or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, Parent, CSL Capital or any other Grantor in respect of the First-Priority Obligations, or of any Second-Priority Representative or any Second-Priority Secured Party in respect of this Agreement.

I-2-32

ARTICLE 8

Miscellaneous

Section 8.01. Conflicts. Subject to Section 8.19, in the event of any conflict regarding the priority of the Liens and security interests granted to any First-Priority Representative or any Second-Priority Representative or the exercise of rights or remedies of the First-Priority Representatives or the Second-Priority Representatives between the terms of this Agreement and the terms of any First-Priority Document or any Second-Priority Document, the terms of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the First-Priority Representatives and the First-Priority Secured Parties (as amongst themselves) with respect to any First-Priority Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

Section 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 5.07 and Section 6.04, this Agreement shall continue to be effective (a) unless and until the Discharge of First-Priority Obligations shall have occurred, among the First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties and (b) on and after the Discharge of First-Priority Obligations, unless and until such later time as no more than one Series of Second-Priority Obligations that has not been paid in full, among the Second-Priority Representatives and the Second-Priority Secured Parties. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Parent, CSL Capital or any other Grantor constituting First-Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.03. Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement (other than pursuant to any Joinder Agreement) shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent), Parent and CSL Capital, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties

I-2-33

to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.03 to the contrary, this Agreement may be amended from time to time at the request of Parent, at Parent’s expense, and without the consent of any First-Priority Representative, any Second-Priority Representative, any First-Priority Secured Party or any Second-Priority Secured Party to (a) add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) and Other Second-Priority Obligations (or any agent or trustee therefor) in each case to the extent such Obligations are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document, (b) in the case of Other Second-Priority Obligations, (i) establish that the Lien on the Common Collateral securing such Other Second-Priority Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second-Priority Obligations (subject to the terms of the Second-Priority Documents), and (ii) provide to the holders of such Other Second-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First-Priority Representatives) as are provided to the holders of Second-Priority Obligations under this Agreement (subject to the terms of the Second-Priority Documents), and (c) in the case of Other First-Priority Obligations, (i) establish that the Lien on the Common Collateral securing such Other First-Priority Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any First-Priority Obligations (subject to the terms of the First-Priority Documents), and (ii) provide to the holders of such Other First-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First-Priority Obligations under this Agreement (subject to the terms of the First-Priority Documents), in each case so long as such modifications are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document. Any such additional party and each Representative shall be entitled to rely on the determination of an officer of Parent that such modifications are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document if such determination is set forth in an officer’s certificate delivered to such party, the Designated First-Priority Representative and each other First-Priority Representative. At the request (and sole expense) of Parent, without the consent of any First-Priority Secured Party or Second-Priority Secured Party, each of the Designated First-Priority Representative, the Designated Second-Priority Representative and each other First-Priority Representative and Second-Priority Representative shall execute and deliver an acknowledgment and confirmation of such permitted modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such permitted modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

Section 8.04. Information Concerning Financial Condition of Parent, CSL Capital and their respective Subsidiaries. Each First-Priority Representative, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Parent, CSL Capital, any other Grantor and their subsidiaries and

I-2-34

all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations. The First-Priority Representatives, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the any First-Priority Representative, any First-Priority Secured Party, any Second-Priority Representative or any Second-Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05. Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.

Section 8.06. Application of Payments. Except as otherwise provided herein and subject to the First Lien Intercreditor Agreement, all payments received by the First-Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents. Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, assents to any such extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07. Consent to Jurisdiction; Waivers. The parties hereto (and the Designated First-Priority Representative on behalf of the other First-Priority Representatives and the First-Priority Secured Parties, and each Second-Priority Representative on behalf of the applicable Second-Priority Secured Parties) irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the First-Priority Secured Parties, the Second-Priority Secured Parties or any affiliate of the foregoing in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern

I-2-35

District of New York, and any appellate court from any thereof. Each of the parties hereto (and the Designated First-Priority Representative on behalf of the other First-Priority Representatives and the First-Priority Secured Parties, and each Second-Priority Representative on behalf of the applicable Second-Priority Secured Parties) submit for itself and its property and consents to the jurisdiction of any state or federal court located in New York County, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.08 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. Each of the parties hereto (and the Designated First-Priority Representative on behalf of the other First-Priority Representatives and the First-Priority Secured Parties, and each Second-Priority Representative on behalf of the applicable Second-Priority Secured Parties) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

Section 8.08. Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent as provided in the Credit Agreement, the Initial Second-Priority Agreement, the relevant First-Priority Document or the relevant Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each First-Priority Representative hereby agrees to promptly notify each Second-Priority Representative upon payment in full in cash of all indebtedness under the applicable First-Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

Section 8.09. Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the Designated First-Priority Representative and the First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as

I-2-36

the Designated First-Priority Representative or the First-Priority Secured Parties may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

Section 8.10. Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 8.11. Binding on Successors and Assigns. This Agreement shall be binding upon the Designated First-Priority Representative, the other First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives, the Second-Priority Secured Parties, Parent, CSL Capital and each other Grantor party hereto and their respective permitted successors and assigns.

Section 8.12. Specific Performance. The Designated First-Priority Representative may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Designated First-Priority Representative.

Section 8.13. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.14. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document.

Section 8.15. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First-Priority Representative represents and warrants that this Agreement is binding upon the applicable First-Priority Secured Parties for which such First-Priority Representative is acting. Each Second-Priority Representative represents and warrants that this Agreement is binding upon the applicable Second-Priority Secured Parties for which such Second-Priority Representative is acting.

Section 8.16. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First-Priority Obligations and Second-Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder.

I-2-37

Section 8.17. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to Parent, CSL Capital or any other Grantor shall include Parent, CSL Capital or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for Parent, CSL Capital or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 8.18. First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) Bank of America is entering into this Agreement in its capacity as collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to Bank of America as collateral agent thereunder shall also apply to Bank of America as First-Priority Representative hereunder, (b) Wells Fargo is entering into this Agreement in its capacity as trustee under the Indenture and the provisions of [                    ]37 of the Indenture applicable to Wells Fargo as trustee thereunder shall also apply to Wells Fargo as First-Priority Representative hereunder and (c) [    ] is entering into this Agreement in its capacity as Initial Second-Priority Representative under the Initial Second-Priority Agreement, and the provisions of [Article [    ]] of the Initial Second-Priority Agreement applicable to the Initial Second-Priority Representative thereunder shall also apply to it as Designated Second-Priority Representative and Initial Second-Priority Representative hereunder.

Section 8.19. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01 and 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document or permit Parent, CSL Capital or any of their respective subsidiaries to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Credit Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties or (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties or (d) obligate Parent,

[37]	Please insert.

I-2-38

CSL Capital or any of their respective subsidiaries to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Initial Second-Priority Agreement or any other First-Priority Document or Second-Priority Document.

Section 8.20. Designated Second-Priority Representative. The Designated Second-Priority Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Initial Second-Priority Agreement; and in so doing, the Designated Second-Priority Representative shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Designated Second-Priority Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, the Designated Second-Priority Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Initial Second-Priority Agreement and, as applicable, the Initial Second-Priority Collateral Agreement.

Section 8.21. Joinder Requirements. Parent may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect, and (y) Parent shall have delivered an officer’s certificate to each Representative certifying the same. If not so prohibited, Parent shall (a) notify each Representative in writing of such designation and (b) cause the applicable new First-Priority Representative or Second-Priority Representative to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.

Section 8.22. Intercreditor Agreements.

(a) Each party hereto agrees that the First-Priority Secured Parties (as among themselves) and the Second-Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements), including the First Lien Intercreditor Agreement, with the applicable First-Priority Representatives or Second-Priority Representatives, as the case may be, governing the rights, benefits and privileges as among the First-Priority Secured Parties or as among the Second-Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First-Priority Collateral Documents or the other Second-Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Priority Collateral Documents or Second-Priority Collateral Documents, as the case may be. In

I-2-39

any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Priority Collateral Document or Second-Priority Collateral Document, and the provisions of this Agreement and the other First-Priority Collateral Documents and Second-Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b) In addition, in the event that Parent, CSL Capital, any other Grantor or any of their respective subsidiaries thereof incurs any Obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First-Priority Obligations or Second-Priority Obligations, as the case may be, and such Obligations are not designated by Parent as Second-Priority Obligations, then the Designated First-Priority Representative and/or Designated Second-Priority Representative shall upon the request of Parent enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured Obligations to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case, so long as such secured Obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or any of the First-Priority Documents or Second-Priority Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First-Priority Documents, and the provisions of this Agreement, the First-Priority Documents and the Second-Priority Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

I-2-40

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BANK OF AMERICA, N.A. as First-Priority Representative

By:
Name:
Title:

[ ],
as Initial Second-Priority Representative

By:
Name:
Title:

COMMUNICATIONS SALES & LEASING, INC., as Parent and a Grantor

By:
Name:
Title:

CSL CAPITAL, LLC, as a Grantor

By:
Name:
Title:

I-2-1

CSL ALABAMA SYSTEM, LLC

CSL ARKANSAS SYSTEM, LLC

CSL FLORIDA SYSTEM, LLC

CSL IOWA SYSTEM, LLC

CSL MISSISSIPPI SYSTEM, LLC

CSL MISSOURI SYSTEM, LLC

CSL NATIONAL GP, LLC

CSL NEW MEXICO SYSTEM, LLC

CSL NORTH CAROLINA REALTY GP, LLC

CSL OHIO SYSTEM, LLC

CSL OKLAHOMA SYSTEM, LLC

CSL REALTY, LLC

CSL TENNESSEE REALTY, LLC

CSL TENNESSEE REALTY PARTNER, LLC

CSL TEXAS SYSTEM, LLC

    as Grantors

By:
Name:
Title:

CSL NATIONAL, LP, as a Grantor

By:	CSL National GP, LLC, as General Partner

By:
Name:
Title:

CSL NORTH CAROLINA REALTY, LP, as a Grantor
By: CSL North Carolina Realty GP, LLC, as General Partner

By:
Name:
Title:

CSL NORTH CAROLINA SYSTEM, LP, as a Grantor By: CSL North Carolina Realty GP, LLC, as General Partner

By:
Name:
Title:

EXHIBIT A

Joinder Agreement

JOINDER AGREEMENT

(Other First-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [            ], [    ], among [                    ] (the “New Representative”), as an Other First-Priority Representative, BANK OF AMERICA, N.A., as Credit Facility Agent and First-Priority Representative, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Notes Trustee and First-Priority Representative, [    ], as [Initial][Designated] Second-Priority Representative, Communications Sales & Leasing, Inc., CSL Capital, LLC and the subsidiaries of Communications Sales & Leasing, Inc. party thereto.

This Agreement is supplemental to that certain First Lien/Second Lien Intercreditor Agreement, dated as of [            ], 20[    ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among the parties (other than the New Representative) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other First-Priority Representative[s] under the First Lien/Second Lien Intercreditor Agreement.

Section 1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Second Lien Intercreditor Agreement.

Section 2. Accession

(a) In accordance with Section 8.21 of the First Lien/Second Lien Intercreditor Agreement, [the][/each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Representative as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Representative.

(b) The New Representative[s] confirm[s] that their address details for notices pursuant to the First Lien/Second Lien Intercreditor Agreement [is][/are] as follows: [                    ].

(c) Each party to this Agreement (other than the New Representative[s]) confirms the acceptance of the New Representative[s] as an Other First-Priority Representative for purposes of the First Lien/Second Lien Intercreditor Agreement.

(d) [                    ] [is][/are] acting in the capacities of Other First-Priority Representative[s] solely for the Secured Parties under [                    ].

Section 3. Miscellaneous

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

I-2-A-1

(b) This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

(c) All communications and notices hereunder shall be in writing and given as provided in Section 8.08 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth above in Section 2(b).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

I-2-A-2

EXHIBIT B

Joinder Agreement

JOINDER AGREEMENT

(Other Second-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [            ], [    ], among [                    ] (the “New Representative”), as an Other Second-Priority Representative, BANK OF AMERICA, N.A., as Credit Facility Agent and First-Priority Representative, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Notes Trustee and First-Priority Representative, [    ], as [Initial][Designated] Second-Priority Representative, Communications Sales & Leasing, Inc. and CSL Capital LLC and the subsidiaries of Communications Sales & Leasing, Inc. party thereto.

This Agreement is supplemental to that certain First Lien/Second Lien Intercreditor Agreement, dated as of [            ], 20[    ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among the parties (other than the New Representative) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other Second-Priority Representative[s] under the First Lien/Second Lien Intercreditor Agreement.

Section 1. Definitions

(a) Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Second Lien Intercreditor Agreement.

Section 2. Accession

(a) In accordance with Section 8.21 of the First Lien/Second Lien Intercreditor Agreement, [the][/each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Representative as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Representative.

(b) The New Representative[s] and confirm[s] that their address details for notices pursuant to the First Lien/Second Lien Intercreditor Agreement [is][/are] as follows: [                    ].

(c) Each party to this Agreement (other than the New Representative[s]) confirms the acceptance of the New Representative[s] as an Other Second-Priority Representative for purposes of the First Lien/Second Lien Intercreditor Agreement.

(d) [                    ] [is][/are] acting in the capacities of Other Second-Priority Representative[s] solely for the Secured Parties under [                    ].

I-2-B-1

Section 3. Miscellaneous

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

(c) All communications and notices hereunder shall be in writing and given as provided in Section 8.08 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth above in Section 2(b).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

I-2-B-2

EXHIBIT B

Joinder Agreement

Subsidiary Parties

CSL National GP, LLC

CSL National, LP

CSL Alabama System, LLC

CSL Arkansas System, LLC

CSL Florida System, LLC

CSL Iowa System, LLC

CSL Mississippi System, LLC

CSL Missouri System, LLC

CSL New Mexico System, LLC

CSL North Carolina System, LP

CSL Ohio System, LLC

CSL Oklahoma System, LLC

CSL Realty, LLC

CSL Texas System, LLC

CSL North Carolina Realty GP, LLC

CSL North Carolina Realty, LP

CSL Tennessee Realty Partner, LLC

CSL Tennessee Realty, LLC

I-2-B-3

EXHIBIT J-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrowers and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrowers or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-1-1

[Foreign Lender]

By:
Name:
Title:
[Address]

Dated:                     , 20[●]

J-1-2

EXHIBIT J-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) and 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-2-1

[Foreign Participant]

By:
Name:
Title:
[Address]

Dated:                     , 20[●]

J-2-2

EXHIBIT J-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) and 10.06(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-3-1

[Foreign Participant]

By:
Name:
Title:
[Address]

Dated:                     , 20[●]

J-3-2

EXHIBIT J-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 24, 2015 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Communications Sales & Leasing, Inc. (“Parent”) and CSL Capital, LLC (“CSL Capital” and together with Parent, the “Borrowers” and each a “Borrower”), as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of direct or indirect its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E, as applicable, or (ii) an IRS Form W8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

J-4-1

[Foreign Lender]

By:
Name:
Title:
[Address]

Dated:                     , 20[●]

J-4-2

EXHIBIT K

[FORM OF] SOLVENCY CERTIFICATE

[●], 2015

The undersigned, [●], the Chief Financial Officer of Communications Sales & Leasing, Inc. (“Parent”), is familiar with the properties, businesses, assets and liabilities of Parent and its Subsidiaries (as defined in the Credit Agreement (as defined below)) and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Parent.

This Solvency Certificate is delivered pursuant to Section 4.01(b)(viii) of the Credit Agreement, dated as of April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Parent and CSL Capital, LLC, as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

As used herein, “Company” means Parent and its Subsidiaries on a consolidated basis.

1. The undersigned certifies, in his capacity as Chief Financial Officer of Parent and not in his individual capacity, that he has made such investigation and inquiries as to the financial condition of Parent and its Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2. The undersigned certifies, in his capacity as Chief Financial Officer of Parent and not in his individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by Parent to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, in his capacity as Chief Financial Officer of Parent and not in his individual capacity, that, on the date hereof, before and after giving effect to the Transactions to occur on the date hereof (and the Loans made or to be made in connection therewith):

(i) the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii) the Company has not incurred debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of Parent and not in his individual capacity.

COMMUNICATIONS SALES & LEASING, INC.

By:
Name:
	Title:	Chief Financial Officer

EXHIBIT L

[FORM OF] AUCTION PROCEDURES

This outline is intended to summarize certain basic terms of procedures with respect to certain buy-backs by Parent (as defined in the Credit Agreement (as defined below)) or any of its Restricted Subsidiaries (as defined in the Credit Agreement) pursuant to and in accordance with the terms and conditions of Section 10.06(j) of the Credit Agreement, dated April 24, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Communications Sales & Leasing, Inc. (“Parent”), and CSL Capital, LLC, as Borrowers, the Guarantors party thereto, the Lenders and other parties thereto from time to time and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer (capitalized terms not otherwise defined in this Exhibit L have the meanings assigned to them in the Credit Agreement). It is not intended to be a definitive list of all of the terms and conditions of an assignment by any Term Lender of all or a portion of its Term Loans on a non-pro rata basis to Parent or any of its Restricted Subsidiaries pursuant to an offer made available to all Term Lenders on a pro rata basis (a “Dutch Auction”) and all such terms and conditions shall be set forth in the applicable auction procedures documentation set for each Dutch Auction (the “Offer Documents”). None of the Administrative Agent, Bank of America, in its capacity as auction manager (or, if Bank of America declines to act in such capacity, an investment bank of recognized standing selected by Parent or such Restricted Subsidiary, as applicable) (the “Auction Manager”) or any of their respective Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Term Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Dutch Auction as a Term Lender) or whether or not Parent or its Restricted Subsidiary, as applicable, should purchase by assignment any Term Loans from any Term Lender pursuant to any Dutch Auction. Each Term Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of Term Loans such Term Lender is willing to sell by assignment and the price to be sought for such Term Loans. In addition, each Term Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Dutch Auction and the Offer Documents.

Summary. Parent or any of its Restricted Subsidiaries may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more Dutch Auctions pursuant to the procedures described herein; provided that no more than one Dutch Auction may be ongoing at any one time and no more than four Dutch Auctions may be made in any period of four consecutive fiscal quarters of Parent.

1. Notice Procedures. In connection with each Dutch Auction, Parent or its Restricted Subsidiary, as applicable, will notify the Auction Manager (for distribution to the Term Lenders) of the Term Loans that will be the subject of the Dutch Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans Parent or its Restricted Subsidiary, as applicable, is willing to purchase (by assignment) in the Dutch Auction (the “Auction Amount”), which shall be no less than $1,000,000 or an integral multiple of $500,000 in excess of thereof, (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 of Term Loans, at which Parent or its Restricted Subsidiary, as applicable, would be willing to purchase Term Loans in the Dutch Auction and (iii) the date on which the Dutch Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by Parent or its Restricted Subsidiary, as applicable, to the Auction Manager not less than 24 hours before the original Expiration Time. The Auction Manager will deliver a copy of the Offer Documents to each Term Lender promptly following completion thereof.

2. Reply Procedures. In connection with any Dutch Auction, each Term Lender holding Term Loans wishing to participate in such Dutch Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”) to be included in the Offer Documents, which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Term Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided that each Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount equals the entire amount of the Term Loans held by such Term Lender at such time. A Term Lender may only submit one Return Bid per Dutch Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). Parent or its Restricted Subsidiary, as applicable, will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

3. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with Parent or its Restricted Subsidiary, as applicable, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Dutch Auction within the Discount Range for the Dutch Auction that will allow Parent or its Restricted Subsidiary, as applicable, to complete the Dutch Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which Parent or its Restricted Subsidiary, as applicable, has received Qualifying Bids). Parent or its Restricted Subsidiary, as applicable, shall purchase (by assignment) Term Loans from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Term Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Term Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.

4. Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Dutch Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), Parent or its Restricted Subsidiary, as applicable, shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

5. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the third Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with Parent or its Restricted Subsidiary, as applicable, onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Term Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

6. Additional Procedures. Once initiated by an Auction Notice, Parent or its Restricted Subsidiary, as applicable, may withdraw a Dutch Auction by written notice to the Auction Manager no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from Parent or its Restricted Subsidiary, as applicable. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Term Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, a Dutch Auction shall become void if Parent or its Restricted Subsidiary, as applicable, fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in, or to otherwise comply with the provisions of Section 10.06(j) of the Credit Agreement. The purchase price for all Term Loans purchased in a Dutch Auction shall be paid in cash by Parent or its Restricted Subsidiary, as applicable, directly to the respective assigning Term Lender on a settlement date as determined by the Auction Manager in consultation with Parent or its Restricted Subsidiary, as applicable, (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. Parent or its Restricted Subsidiary, as applicable, shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of a Dutch Auction will be determined by the Auction Manager, in consultation with the Parent or its Restricted Subsidiary, as applicable, and the Auction Manager’s determination will be conclusive, absent manifest error. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Parent or its Restricted Subsidiary, as applicable, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning Parent, its Subsidiaries or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Auction Manager acting in its capacity as such under a Dutch Auction shall be entitled to the benefits of the provisions of Article 9 and Section 10.04 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, each reference therein to the “Loan Documents” were a reference to the Offer Documents, the Auction Notice and Auction Assignment and Acceptance and each reference therein to the “Transactions” were a reference to the transactions contemplated hereby and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Dutch Auction.

The foregoing auction procedures shall not require Parent or any Subsidiary to initiate any Dutch Auction, nor shall any Term Lender be obligated to participate in any Dutch Auction.

L-4